Exhibit 99.1

Item 6. Selected Financial Data

The following table sets forth selected historical consolidated financial data for the Company and should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included herein. All years have been adjusted to reflect the impact of operating properties sold during the three months ended March 31, 2007 and the years ended December 31, 2006, 2005 and 2004 and properties classified as held for sale as of March 31, 2007 and December 31, 2006, which are reflected in discontinued operations in the Consolidated Statements of Income.

The Company believes that the book value of its real estate assets, which reflects the historical costs of such real estate assets less accumulated depreciation, is not indicative of the current market value of its properties. Historical operating results are not necessarily indicative of future operating performance.

	Year ended December 31, (2)
	2006	2005	2004	2003	2002
	in thousands, except per share (information)
Operating Data:
Revenues from rental property (1)	$588,499	$503,039	$488,914	$446,901	$399,725
Interest expense (3)	$170,887	$126,573	$105,899	$101,351	$83,916
Depreciation and amortization (3)	$139,773	$100,915	$94,928	$79,057	$64,318
Gain on sale of development properties	$37,276	$33,636	$16,835	$17,495	$15,880
Gain on transfer/sale of operating properties,net (3)	$2,460	$2,833	$—	$3,177	$—
Provision for income taxes (3)	$17,253	$10,989	$8,320	$8,514	$12,904
Income from continuing operations	$345,146	$325,142	$272,738	$233,757	$224,580
Income per common share, from continuing
operations:
Basic	$1.39	$1.38	$1.17	$0.99	$0.97
Diluted	$1.36	$1.36	$1.15	$0.97	$0.96
Weighted average number of shares of common stock:

Basic	239,552	226,641	222,859	214,184	208,916
Diluted	244,615	230,868	227,143	217,540	210,922
Cash dividends declared per common share	$1.38	$1.27	$1.16	$1.10	$1.05

	December 31,
	2006	2005	2004	2003	2002
Balance Sheet Data:
Real estate, before accumulated depreciation	$6,001,319	$4,560,406	$4,092,222	$4,174,664	$3,398,971
Total assets	$7,869,280	$5,534,636	$4,749,597	$4,641,092	$3,758,350
Total debt	$3,587,243	$2,691,196	$2,118,622	$2,154,948	$1,576,982
Total stockholders' equity	$3,366,959	$2,387,214	$2,236,400	$2,135,846	$1,908,800

Cash flow provided by operations	$455,569	$410,797	$365,176	$308,632	$278,931
Cash flow used for investing activities	$(246,221	$(716,015)	$(299,597)	$(637,636)	$(396,655)
Cash flow provided by (used for) financing activities	$59,444	$343,271	$(75,647)	$341,330	$59,839

(1) Does not include (i) revenues from rental property relating to unconsolidated joint ventures, (ii) revenues relating to the investment in retail stores leases and (iii) revenues from properties included in discontinued operations.

(2) All years have been revised to reflect the impact of operating properties sold during the three months ended March 31, 2007 and the years ended December 31, 2006, 2005, 2004, 2003 and 2002 and properties classified as held for sale as of March 31, 2007 and December 31, 2006, which are reflected in discontinued operations in the Consolidated Statements of Income.

(3) Does not include amounts reflected in discontinued operations.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto included in this annual report on Form 10-K. Historical results and percentage relationships set forth in the Consolidated Statements of Income contained in the Consolidated Financial Statements, including trends which might appear, should not be taken as indicative of future operations.

Executive Summary

Kimco Realty Corporation is one of the nation’s largest publicly-traded owners and operators of neighborhood and community shopping centers. As of January 31, 2007, the Company had interests in 1,348 properties totaling approximately 175.4 million square feet of GLA located in 45 states, Canada, Mexico and Puerto Rico.

The Company is self-administered and self-managed through present management, which has owned and managed neighborhood and community shopping centers for over 45 years. The executive officers are engaged in the day-to-day management and operation of real estate exclusively with the Company, with nearly all operating functions, including leasing, asset management, maintenance, construction, legal, finance and accounting, administered by the Company.

In connection with the Tax Relief Extension Act of 1999 (the “RMA”), which became effective January 1, 2001, the Company is permitted to participate in activities which it was precluded from previously in order to maintain its qualification as a Real Estate Investment Trust (“REIT”), so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Code, subject to certain limitations. As such, the Company, through its taxable REIT subsidiaries, is engaged in various retail real estate-related opportunities including (i) merchant building, through its KDI subsidiary, which is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion, (ii) retail real estate advisory and disposition services, which primarily focuses on leasing and disposition strategies of retail real estate controlled by both healthy and distressed and/or bankrupt retailers and (iii) acting as an agent or principal in connection with tax deferred exchange transactions. The Company will consider other investments through taxable REIT subsidiaries should suitable opportunities arise.

In addition, the Company continues to capitalize on its established expertise in retail real estate by establishing other ventures in which the Company owns a smaller equity interest and provides management, leasing and operational support for those properties. The Company also provides preferred equity capital for real estate entrepreneurs and provides real estate capital and advisory services to both healthy and distressed retailers. The Company also makes selective investments in secondary market opportunities where a security or other investment is, in management’s judgment, priced below the value of the underlying real estate.

The Company’s strategy is to maintain a strong balance sheet while investing opportunistically and selectively. The Company intends to continue to execute its plan of delivering solid growth in earnings and dividends. As a result of the improved 2006 performance, the Board of Directors increased the quarterly dividend per common share to $0.36 from $0.33, effective for the third quarter of 2006.

Critical Accounting Policies

The Consolidated Financial Statements of the Company include the accounts of the Company, its wholly-owned subsidiaries and all entities in which the Company has a controlling interest including where the Company has been determined to be a primary beneficiary of a variable interest entity in accordance with the provisions and guidance of Interpretation No. 46 (R), Consolidation of Variable Interest Entities or meets certain criteria of a sole general partner or managing member in accordance with Emerging Issues Task Force (“EITF”) Issue 04-5, Investor’s Accounting for an Investment in a Limited Partnership when the Investor is the Sole General Partner and the Limited Partners have Certain Rights (“EITF 04-5”). The Company applies these provisions to each of its joint venture investments to determine whether the cost, equity or consolidation method of accounting is appropriate. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying Consolidated Financial Statements and related notes. In preparing these financial statements, management has made its best estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates are based on, but not limited to, historical results, industry standards and current economic conditions, giving due consideration to materiality. The most significant assumptions and estimates relate to revenue recognition and the recoverability of trade accounts receivable, depreciable lives, valuation of real estate and realizability of deferred tax assets. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

Revenue Recognition and Accounts Receivable

Base rental revenues from rental property are recognized on a straight-line basis over the terms of the related leases. Certain of these leases also provide for percentage rents based upon the level of sales achieved by the lessee. These percentage rents are recorded once the required sales level is achieved. Operating expense reimbursements are recognized as earned. Rental income may also include payments received in connection with lease termination agreements. In addition, leases typically provide for reimbursement to the Company of common area maintenance, real estate taxes and other operating expenses.

The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit-worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company’s reported net income is directly affected by management’s estimate of the collectability of accounts receivable.

Real Estate

The Company’s investments in real estate properties are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and replacements, which improve and extend the life of the asset, are capitalized.

Upon acquisition of operating real estate properties, the Company estimates the fair value of acquired tangible assets (consisting of land, building and improvements) and identified intangible assets and liabilities (consisting of above and below-

market leases, in-place leases and tenant relationships) and assumed debt in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Based on these estimates, the Company allocates the purchase price to the applicable assets and liabilities. The Company utilizes methods similar to those used by independent appraisers in estimating the fair value of acquired assets and liabilities. The useful lives of amortizable intangible assets are evaluated each reporting period with any changes in estimated useful lives being accounted for over the revised remaining useful life.

Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, as follows:

Buildings	15 to 50 years

Fixtures, building and leasehold improvements (including certain identified intangible assets)	Terms of leases or useful lives, whichever is shorter

The Company is required to make subjective assessments as to the useful lives of its properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to those properties. These assessments have a direct impact on the Company’s net income.

Real estate under development on the Company’s Consolidated Balance Sheets represents ground-up development of neighborhood and community shopping center projects which are subsequently sold upon completion and projects which the Company may hold as long-term investments. These assets are carried at cost. The cost of land and buildings under development includes specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs of personnel directly involved and other costs incurred during the period of development. The Company ceases cost capitalization when the property is held available for occupancy upon substantial completion of tenant improvements, but no later than one year from the completion of major construction activity. If, in management’s opinion, the estimated net sales price of these assets is less than the net carrying value, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property. A gain on the sale of these assets is generally recognized using the full accrual method in accordance with the provisions of SFAS No. 66, Accounting for Real Estate Sales.

Long Lived Assets

On a periodic basis, management assesses whether there are any indicators that the value of the real estate properties (including any related amortizable intangible assets or liabilities) may be impaired. A property value is considered impaired only if management’s estimate of current and projected operating cash flows (undiscounted and without interest charges) of the property over its remaining useful life is less than the net carrying value of the property. Such cash flow projections consider factors such as expected future operating income, trends, and prospects, as well as the effects of demand, competition and other factors. To the extent impairment has occurred, the carrying value of the property would be adjusted to an amount to reflect the estimated fair value of the property.

When a real estate asset is identified by management as held for sale, the Company ceases depreciation of the asset and estimates the sales price of such asset net of selling costs. If, in management’s opinion, the net sales price of the asset is less than the net book value of such asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property.

The Company is required to make subjective assessments as to whether there are impairments in the value of its real estate properties, investments in joint ventures and other investments. The Company’s reported net income is directly affected by management’s estimate of impairments and/or valuation allowances.

Results of Operations

Comparison 2006 to 2005

Revenues from rental property increased $85.5 million or 17.0% to $588.5 million for the year ended December 31, 2006, as compared with $503.0 million for the corresponding period ended December 31, 2005. This net increase resulted primarily from the combined effect of (i) the acquisition of operating properties during 2005 and 2006, providing incremental revenues for the year ended December 31, 2006 of approximately $72.3 million, (ii) an overall increase in shopping center portfolio occupancy to 95.5% at December 31, 2006, as compared to 94.6% at December 31, 2005 and the completion of certain redevelopment and development projects providing incremental revenues of approximately $33.6 million for the year ended December 31, 2006 as compared to the corresponding period in 2005, offset by (iii) a decrease in revenues of approximately $20.4 million for the year ended December 31, 2006, as compared to the corresponding period in 2005, resulting from the transfer of operating properties to various unconsolidated joint venture entities, tenant buyouts, and the sale of certain properties during 2005 and 2006.

Rental property expenses, including depreciation and amortization, increased approximately $65.4 million or 28.0% to $299.3 million for the year ended December 31, 2006, as compared with $233.9 million for the corresponding year ended December 31, 2005. This increase is primarily due to operating property acquisitions during 2006 and 2005 which were partially offset by operating property dispositions including those transferred to various joint venture entities.

Mortgage and other financing income decreased $8.8 million to $18.8 million for the year ended December 31, 2006, as compared to $27.6 million for the corresponding period in 2005. This decrease is primarily due to the recognition in 2005 of a prepayment fee of $14.0 million received by the Company relating to the early repayment by Shopko of its outstanding loan with the Company, offset by accretion income of approximately $6.2 million received in 2006, resulting from an early pre-payment of a mortgage receivable in June 2006, which had been acquired at a discount.

Management and other fee income increased approximately $10.2 million for the year ended December 31, 2006, as compared to the corresponding period in 2005. This increase is primarily due to incremental fees earned from the Kimsouth portfolio and growth in the Company’s other co-investment programs.

General and administrative expenses increased approximately $20.9 million for the year ended December 31, 2006, as compared to the corresponding period in 2005. This increase is primarily due to personnel-related costs including the non-cash expensing of stock options granted, attributable to the growth of the Company.

Interest, dividends and other investment income increased approximately $26.1 million for the year ended December 31, 2006, as compared to the corresponding period in 2005. This increase is primarily due to greater realized gains on the sale of certain marketable securities and increased interest and dividend income as a result of higher cash balances and the growth in the marketable securities portfolio during 2006 and 2005.

Interest expense increased $44.3 million for the year ended December 31, 2006, as compared to the corresponding period in 2005. This increase is due to higher interest rates and higher outstanding levels of debt during this period as compared to the same period in the preceding year.

Income from other real estate investments increased $20.3 million to $77.1 million for the year ended December 31, 2006, as compared to $56.8 million for the corresponding period in 2005. This increase is primarily due to (i) increased investment in the Company’s Preferred Equity program which contributed $40.1 million for the year ended December 31, 2006, including $12.2 million of profit participation earned from 16 capital transactions, as compared to $32.8 million for the corresponding period in 2005, including $12.6 million of profit participation earned from six capital transactions and (ii) pre-tax profits of $7.9 million from the transfer of two properties from Kimsouth to a joint venture in which the Company has an 18% non-controlling interest. These profits exclude amounts that have been deferred as a result of the Company’s continued ownership interest.

Equity in income of real estate joint ventures, net increased $29.5 million to $106.9 million for the year ended December 31, 2006, as compared to $77.5 million for the corresponding period in 2005. This increase is primarily attributable to (i) increase in equity in income from the KROP primarily resulting from profit participation of approximately $22.2 million and gains from the sale of nine operating properties, one land parcel and one out-parcel during 2006 of which the pro-rata share of gains to the Company were $9.9 million for the year ended December 31, 2006, and (ii) the Company’s growth of its various other real estate joint ventures. The Company has made additional capital investments in these and other joint ventures for the acquisition of additional shopping center properties by the ventures throughout 2005 and 2006.

During 2006, KDI sold six recently completed projects, its partnership interest in one project and 30 out-parcels, in separate transactions, for approximately $260.0 million. These sales resulted in gains of approximately $25.1 million, after income taxes of $12.2 million. These gains exclude approximately $1.1 million of gain relating to one project, which was deferred due to the Company’s continued ownership interest.

During 2005, KDI, sold in separate transactions, 41 out-parcels and six recently completed projects for approximately $264.1 million. These sales provided gains of approximately $22.8 million, after income taxes of approximately $10.8 million.

During 2006, the Company disposed of (i) 28 operating properties and one ground lease, for an aggregate sales price of $270.5 million, which resulted in an aggregate net gain of approximately $71.7 million, net of income taxes of $2.8 million relating to the sale of two properties, and (ii) transferred five operating properties, to joint ventures in which the Company has 20% non-controlling interests for an aggregate price of approximately $95.4 million, which resulted in a gain of approximately $1.4 million from one transferred property.

During the three months ended March 31, 2007, the Company disposed of two operating properties and a portion of one operating property, in separate transactions, for an aggregate sales price of approximately $13.0 million, which resulted in an aggregate gain of approximately $3.5 million, net of income tax of approximately $0.5 million.

During the three months ended March 31, 2007, the Company classified as held-for-sale three shopping center properties comprising approximately 0.1 million square feet of GLA. The book value of each of these properties, aggregating approximately $42.9 million, net of accumulated depreciation of approximately $2.2 million, did not exceed each of their estimated fair values. As a result, no adjustment of property carrying value has been recorded. The Company’s determination of the fair value for each of these properties, aggregating approximately $69.0 million, is based upon executed contracts of sale with third parties less estimated selling costs.

The current and prior comparative years operations of properties classified as held-for-sale as of March 31, 2007 are included in the caption Income from discounted operations on the Company’s Consolidated Statements of Income.

During 2005, the Company disposed of, in separate transactions, (i) 20 operating properties for an aggregate sales price of approximately $93.3 million, (ii) transferred three operating properties to KROP for an aggregate price of approximately $49.0 million, and (iii) transferred 52 operating properties to various joint ventures in which the Company has non-controlling interests ranging from 15% to 50% for an aggregate price of approximately $183.1 million. For the year ended December 31, 2005, these transactions resulted in gains of approximately $31.9 million and a loss on sale/transfer from four of the properties for $5.2 million.

Net income for the year ended December 31, 2006 was $428.3 million. Net income for the year ended December 31, 2005 was $363.6 million. On a diluted per share basis, net income improved $0.18 to $1.70 for the year ended December 31, 2006, as compared to $1.52 for the corresponding period in 2005. These increases are attributable to (i) an increase in revenues from rental properties primarily due to acquisitions in 2005 and 2006, (ii) increased income from other real estate investments primarily due to increased investments in the Company’s Preferred Equity program, (iii) an increase in equity in income of real estate joint ventures achieved from profit participation and gains on sale of joint venture operating properties and additional capital investment in the Company’s joint venture programs for the acquisition of additional operating properties throughout 2006 and 2005, (iv) increased gains on sales of operating properties in 2006 and (v) increased income contributed from the marketable securities portfolio in 2006 as compared to 2005, partially offset by, (vi) an increase in interest expense due to higher interest rates and increased borrowings during 2006.

Comparison 2005 to 2004

Revenues from rental property increased $14.1 million or 2.9% to $503.0 million for the year ended December 31, 2005, as compared with $488.9 million for the year ended December 31, 2004. This net increase resulted primarily from the combined effect of (i) acquisitions during 2005 and 2004 providing incremental revenues of $33.8 million for the year ended December 31, 2005, and (ii) an overall increase in shopping center portfolio occupancy to 94.6% at December 31, 2005, as compared to 93.6% at December 31, 2004 and the completion of certain redevelopment projects and tenant buyouts providing incremental revenues of approximately $18.1 million for the year ended December 31, 2005, as compared to the corresponding period in 2004, offset by (iii) a decrease in revenues of approximately $37.8 million for the year ended December 31, 2005, as compared to the corresponding period in 2004, resulting from the sale of certain properties and the transfer of operating properties to various unconsolidated joint venture entities during 2005 and 2004.

Rental property expenses, including depreciation and amortization, increased approximately $13.5 million or 6.1% to $233.9 million for the year ended December

31, 2005, as compared with $220.3 million for the preceding year. These increases are primarily due to operating property acquisitions during 2005 and 2004, which were partially offset by property dispositions and operating properties transferred to various unconsolidated joint venture entities.

Mortgage and other financing income increased $12.6 million to $27.6 million for the year ended December 31, 2005, as compared to $15.0 million for the year ended December 31, 2004. This increase primarily relates to a $14.0 million prepayment fee received by the Company relating to the early repayment by Shopko of its outstanding loan with the Company.

Management and other fee income increased approximately $5.0 million to $30.5 million for the year ended December 31, 2005, as compared to $25.5 million in the corresponding period in 2004. This increase is primarily due to incremental fees earned from growth in the co-investment programs.

General and administrative expenses increased approximately $12.2 million to $56.8 million for the year ended December 31, 2005, as compared to $44.6 million in the preceding calendar year. This increase is primarily due to (i) a $1.4 million increase in professional fees, due in part to compliance with section 404 of the Sarbanes-Oxley Act, (ii) a $3.0 million increase due to the non-cash expensing of the value attributable to stock options granted and (iii) increased personnel and systems related costs associated with the growth of the Company.

Interest, dividends and other investment income increased approximately $9.6 million to $28.3 million for the year ended December 31, 2005, as compared to $18.7 million in 2004. This increase is primarily due to greater dividend income and realized gains on the sale of certain marketable securities during 2005 as compared to the preceding year.

Interest expense increased $20.7 million to $126.6 million for the year ended December 31, 2005, as compared with $105.9 million for the year ended December 31, 2004. This increase is primarily due to an overall increase in average borrowings outstanding during the year ended December 31, 2005, as compared to the preceding year, resulting from the funding of investment activity during 2005.

Income from other real estate investments increased $26.6 million to $56.7 million for the year ended December 31, 2005, as compared to $30.1 million for the preceding year. This increase is primarily due to increased investment in the Company’s Preferred Equity program, which contributed income of $32.8 million during 2005, including an aggregate of approximately $12.6 million of profit participation earned from six capital transactions during 2005, as compared to $11.4 million in 2004.

Equity in income of real estate joint ventures, net increased $21.1 million to $77.5 million for the year ended December 31, 2005, as compared with $56.4 million for the corresponding period in 2004. This increase is primarily attributable to (i) the increased equity in income from KIR resulting from the sale of two operating properties during 2005 which provided an aggregate gain of $20.2 million, of which the pro-rata share to the Company was $8.7 million, (ii) increased equity in income in three joint venture investments resulting from the sale of two operating properties and one development property during 2005, which provided aggregate gains of approximately $17.9 million, of which the pro-rata share to the Company was approximately $8.8 million, and (iii) the Company’s growth of its various other real estate joint ventures. The Company has made additional capital investments in these and other joint ventures for the acquisition of additional shopping center properties throughout 2005 and 2004.

During 2005, KDI, the Company’s wholly-owned development taxable REIT subsidiary, in separate transactions, sold six completed projects and 41 out-parcels for approximately $264.1 million. These sales provided gains of approximately $22.8 million, after income taxes of approximately $10.8 million.

During 2004, KDI, in separate transactions, sold five completed projects, three completed phases of projects and 28 out-parcels for approximately $169.4 million. These sales provided gains of approximately $12.4 million, after income taxes of approximately $4.4 million.

During 2005, the Company (i) disposed of, in separate transactions, 20 operating properties for an aggregate sales price of approximately $93.3 million, (ii) transferred three operating properties to KROP for an aggregate price of approximately $49.0 million, (iii) transferred 52 operating properties to various joint ventures in which the Company has non-controlling interests ranging from 15% to 50% for an aggregate price of approximately $183.1 million. For the year ended December 31, 2005, these transactions resulted in gains of approximately $31.9 million and a loss on sale/transfer from four of the properties for $5.2 million.

During 2004, the Company (i) disposed of, in separate transactions, 16 operating properties and one ground lease for an aggregate sales price of approximately $81.1 million, including the assignment of approximately $8.0 million of non-recourse mortgage debt encumbering one of the properties; cash proceeds of approximately $16.9 million from the sale of two of these properties were used in a 1031 exchange to acquire shopping center properties located in Roanoke, VA, and Tempe, AZ, (ii) transferred 17 operating properties to KROP for an aggregate price of approximately $197.9 million and (iii) transferred 21 operating properties to various co-investment ventures in which the Company has non-controlling interests ranging from 10% to 30% for an aggregate price of approximately $491.2 million. For the year ended December 31, 2004, these dispositions resulted in gains of approximately $15.8 million and a loss on sale from three of the properties of approximately $5.1 million.

As part of the Company’s periodic assessment of its real estate properties with regard to both the extent to which such assets are consistent with the Company’s long-term real estate investment objectives and the performance and prospects of each asset, the Company determined in 2004 that its investment in an operating property comprised of approximately 0.1 million square feet of GLA, with a net book value of $3.8 million, might not be fully recoverable. Based upon management’s assessment of current market conditions and lack of demand for the property, the Company reduced its anticipated holding period of this investment. As a result of the reduction in the anticipated holding period, together with reassessment of the potential future operating cash flow for the property and the effects of current market conditions, the Company determined that its investment in this asset was not fully recoverable and recorded an adjustment of property carrying value of approximately $3.0 million in 2004. This adjustment was included, along with the related property operations in the line Income from discontinued operating properties, in the Company’s Consolidated Statements of Income.

Net income for the year ended December 31, 2005, was $363.6 million, compared to $297.1 million for the year ended December 31, 2004. On a diluted per share basis, net income increased $0.26 to $1.52 for the year ended December 31, 2005, as compared to $1.26 for the previous year. This increase is attributable to (i) increased income from other real estate investments, primarily from the Company’s Preferred Equity program, (ii) an increase in equity in income of real estate joint ventures achieved from gains on sales of joint venture operating properties and additional capital investments in the Company’s joint venture programs for the acquisition of additional shopping center properties throughout 2005 and 2004, (iii) increased income contributed from mortgage and other financing receivables as compared to last year and (iv) increased gains on sale/transfer of development and operating properties during 2005, as compared to the same period during 2004.

Tenant Concentrations

The Company seeks to reduce its operating and leasing risks through diversification achieved by the geographic distribution of its properties, avoiding dependence on any single property, and a large tenant base. At December 31, 2006, the Company’s five largest tenants were The Home Depot, TJX Companies, Sears Holdings, Kohl’s and Wal-Mart, which represented approximately 3.5%, 2.9%, 2.5%, 2.2% and 2.1%, respectively, of the Company’s annualized base rental revenues, including the proportionate share of base rental revenues from properties in which the Company has less than a 100% economic interest.

Liquidity and Capital Resources

The Company’s cash flow activities are summarized as follows (in millions):

	Year Ended December 31,
	2006	2005	2004
Net cash flow provided by operating activities	$455.6	$410.8	$365.2
Net cash flow used for investing activities	$(246.2)	$(716.0)	$(299.6)
Net cash flow provided by (used for) financing activities	$59.4	$343.3	$(75.6)

Operating Activities

The Company anticipates that cash flows from operations will continue to provide adequate capital to fund its operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with REIT requirements in both the short term and long term. In addition, the Company anticipates that cash on hand, borrowings under its revolving credit facilities, issuance of equity and public debt, as well as other debt and equity alternatives, will provide the necessary capital required by the Company. Net cash flow provided by operating activities for the year ended December 31, 2006, was primarily attributable to (i) cash flow from the diverse portfolio of rental properties, (ii) the acquisition of operating properties during 2005 and 2006, (iii) new leasing, expansion and re-tenanting of core portfolio properties and (iv) growth in the Company’s joint venture and Preferred Equity programs.

Investing Activities

Acquisitions and Redevelopments

During the year ended December 31, 2006, the Company expended approximately $484.8 million towards acquisition of and improvements to operating real estate. (See Note 3 of the Notes to the Consolidated Financial Statements included in this annual report on Form 10-K.)

The Company has an ongoing program to reformat and re-tenant its properties to maintain or enhance its competitive position in the marketplace. During the year ended December 31, 2006, the Company expended approximately $62.2 million in connection with these major redevelopments and re-tenanting projects. The Company anticipates its capital commitment toward these and other redevelopment projects during 2007 will be approximately $125.0 million to $150.0 million. The funding of these capital requirements will be provided by cash flow from operating activities and availability under the Company’s revolving lines of credit.

Investments and Advances to Real Estate Joint Ventures

During the year ended December 31, 2006, the Company expended approximately $472.7 million for investments and advances to real estate joint ventures and received approximately $183.4 million from reimbursements of advances to real estate joint ventures. (See Note 7 of the Notes to the Consolidated Financial Statements included in this annual report on Form 10-K.)

Ground-up Development

The Company is engaged in ground-up development projects which consists of (i) merchant building through the Company’s wholly-owned taxable REIT subsidiary, KDI, which develops neighborhood and community shopping centers and the subsequent sale thereof upon completion, (ii) U.S. ground-up development projects which will be held as long-term investments by the Company and (iii) various ground-up development projects located in Mexico and Canada for long-term investment. All ground-up development projects generally have substantial pre-leasing prior to the commencement of construction. As of December 31, 2006, the Company had in progress a total of 45 ground-up development projects including 23 merchant building projects, six domestic ground-up development projects, and 16 ground-up development projects located throughout Mexico.

During the year ended December 31, 2006, the Company expended approximately $619.1 million in connection with the purchase of land and construction costs related to these projects and those sold during 2006. These projects are currently proceeding on schedule and substantially in line with the Company’s budgeted costs. The Company anticipates its capital commitment during 2007 toward these and other development projects will be approximately $550 million to $600 million. The proceeds from the sales of the completed ground-up development projects, proceeds from construction loans and availability under the Company’s revolving lines of credit are expected to be sufficient to fund these anticipated capital requirements. (See Note 3 of the Notes to the Consolidated Financial Statements included in this annual report on Form 10-K.)

Dispositions and Transfers

During the year ended December 31, 2006, the Company received net proceeds of approximately $342.8 million relating to the sale of various operating properties and ground-up development projects and approximately $1.2 billion from the transfer of operating properties to various joint ventures. (See Notes 3 and 7 of the Notes to the Consolidated Financial Statements included in this annual report on Form 10-K.)

Financing Activities

It is management’s intention that the Company continually have access to the capital resources necessary to expand and develop its business. As such, the Company intends to operate with and maintain a conservative capital structure with a level of debt to total market capitalization of 50% or less. As of December 31, 2006, the Company’s level of debt to total market capitalization was 23%. In addition, the Company intends to maintain strong debt service coverage and fixed charge coverage ratios as part of its commitment to maintaining its investment-grade debt ratings. The Company may, from time to time, seek to obtain funds through additional equity offerings, unsecured debt financings and/or mortgage/construction loan financings and other capital alternatives in a manner consistent with its intention to operate with a conservative debt structure.

Since the completion of the Company’s IPO in 1991, the Company has utilized the public debt and equity markets as its principal source of capital for its expansion needs. Since the IPO, the Company has completed additional offerings of its public unsecured debt and equity, raising in the aggregate over $4.9 billion. Proceeds from public capital market activities have been used for the purposes of, among other things, repaying indebtedness, acquiring interests in neighborhood and community shopping centers, funding ground-up development projects, expanding and improving properties in the portfolio and other investments. In March 2006, the Company was added to the S & P 500 Index, an index containing the stock of 500 Large Cap corporations, most of which are U.S. corporations.

The Company has an $850.0 million unsecured revolving credit facility, which is scheduled to expire in July 2008. This credit facility has made available funds to both finance the purchase of properties and other investments and meet any short-term working capital requirements. As of December 31, 2006, there was no outstanding balance under this credit facility.

The Company also has a three-year CAD $250.0 million unsecured credit facility with a group of banks. This facility bore interest at the CDOR Rate, as defined, plus 0.50%, and is scheduled to expire in March 2008. During January 2006, the facility was further amended to reduce the borrowing spread to 0.45% and to modify the covenant package to conform to the Company’s $850.0 million U.S. Credit Facility. Proceeds from this facility are used for general corporate purposes, including the funding of Canadian denominated investments. As of December 31, 2006, there was no outstanding balance under this credit facility.

Additionally, the Company has a three-year MXP 500.0 million unsecured revolving credit facility. This facility bears interest at the TIIE Rate, as defined therein, plus 1.00% and is scheduled to expire in May 2008. Proceeds from this facility are used to fund peso denominated investments. As of December 31, 2006, there was no outstanding balance under this credit facility.

The Company has a MTN program pursuant to which it may, from time-to-time, offer for sale its senior unsecured debt for any general corporate purposes, including (i) funding specific liquidity requirements in its business, including property acquisitions, development and redevelopment costs and (ii) managing the Company’s debt maturities. (See Note 11 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

During March 2006, the Company issued $300.0 million of fixed rate unsecured senior notes under its MTN program. This fixed rate MTN matures March 15, 2016 and bears interest at 5.783% per annum. The proceeds from this MTN issuance were primarily used to repay a portion of the outstanding balance under the Company’s U.S. revolving credit facility and for general corporate purposes.

During June 2006, the Company entered into a third supplemental indenture, under the indenture governing its medium-term notes and senior notes, which amended the (i) total debt test and secured debt test by changing the asset value definition from undepreciated real estate assets to total assets, with total assets being defined as undepreciated real estate assets, plus other assets (but excluding goodwill and amortized debt costs) and (ii) maintenance of unencumbered total asset value covenant by increasing the requirement of the ratio of unencumbered total asset value to outstanding unsecured debt from 1 to 1 to 1.5 to 1. Additionally, the same amended covenants were adopted within the Canadian supplemental indenture, which governs the 4.45% Canadian Debentures due in 2010. As a result of the amended covenants, the Company has increased its borrowing capacity by approximately $2.0 billion.

During August 2006, Kimco North Trust III, a wholly-owned subsidiary of the Company, completed the issuance of $200.0 million Canadian denominated senior unsecured notes. The notes bear interest at 5.18% and mature on August 16, 2013. The proceeds were used by Kimco North Trust III, to pay down outstanding indebtedness under existing credit facilities, to fund long-term investments in Canadian real estate and for general corporate purposes.

In connection with the October 31, 2006, Pan Pacific merger transaction, the Company assumed $650.0 million of unsecured notes payable, including $20.0 million of fair value debt premiums. These notes bear interest at fixed rates ranging from 4.70% to 7.95% per annum and have maturity dates ranging from June 29, 2007 to September 1, 2015 (see Recent Developments – Operating Real Estate Joint Venture Investments - Pan Pacific Retail Properties Inc. and Note 7 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K).

During 2006, the Company repaid its $30.0 million 6.93% fixed rate notes, which matured on July 20, 2006, $100.0 million floating rate notes, which matured on August 1, 2006, and $55.0 million 7.50% fixed rate notes, which matured on November 5, 2006.

In addition to the public equity and debt markets as capital sources, the Company may, from time-to-time, obtain mortgage financing on selected properties and construction loans to partially fund the capital needs of KDI. As of December 31, 2006, the Company had over 390 unencumbered property interests in its portfolio.

During March 2006, the Company completed a primary public stock offering of 10,000,000 shares of Common Stock. The net proceeds from this sale of Common Stock, totaling approximately $405.5 million (after related transaction costs of $2.5 million) were primarily used to repay the outstanding balance under the Company’s U.S. revolving credit facility, partial repayment of the outstanding balance under the Company’s Canadian denominated credit facility and for general corporate purposes.

During March 2006, the shareholders of Atlantic Realty approved a proposed merger with the Company, and the closing occurred on March 31, 2006. As consideration for this transaction, the Company issued Atlantic Realty shareholders 1,274,420 shares of Common Stock, excluding 748,510 shares of Common Stock that were to be received by the Company, at a price of $40.41 per share. (See Note 17 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

During May 2006, the Company filed a shelf registration statement on Form S-3ASR, which is effective for a term of three years, for the unlimited future offerings, from time to time, of debt securities, preferred stock, depositary shares, common stock and common stock warrants.

On September 25, 2006, Pan Pacific stockholders approved the proposed merger with the Company and the closing occurred on October 31, 2006. Under the terms of the merger agreement, the Company agreed to acquire all of the outstanding shares of Pan Pacific for a total merger consideration of $70.00 per share. As permitted under the merger agreement, the Company elected to issue $10.00 per share of the total merger consideration in the form of Common Stock. As such, the Company issued 9,185,847 million shares of Common Stock valued at approximately $407.7 million (see Note 7 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K).

During 2006, the Company received approximately $43.8 million through employee stock option exercises and the dividend reinvestment program.

In connection with its intention to continue to qualify as a REIT for federal income tax purposes, the Company expects to continue paying regular dividends to its stockholders. These dividends will be paid from operating cash flows, which are expected to increase due to property acquisitions, growth in operating income in the existing portfolio and from other investments. Since cash used to pay dividends reduces amounts available for capital investment, the Company generally intends to maintain a conservative dividend payout ratio, reserving such amounts as it considers necessary for the expansion and renovation of shopping centers in its portfolio, debt reduction, the acquisition of interests in new properties and other investments as suitable opportunities arise and such other factors as the Board of Directors considers appropriate. Cash dividends paid increased to $332.6 million in 2006, compared to $293.3 million in 2005 and $265.3 million in 2004.

Although the Company receives substantially all of its rental payments on a monthly basis, it generally intends to continue paying dividends quarterly. Amounts accumulated in advance of each quarterly distribution will be invested by the Company in short-term money market or other suitable instruments.

Contractual Obligations and Other Commitments

The Company has debt obligations relating to its revolving credit facilities, MTNs, senior notes, mortgages and construction loans with maturities ranging from less than one year to 29 years. As of December 31, 2006, the Company’s total debt had a weighted average term to maturity of approximately 5.7 years. In addition, the Company has non-cancelable operating leases pertaining to its shopping center portfolio. As of December 31, 2006, the Company has 82 shopping center properties that are subject to long-term ground leases where a third party owns and has leased the underlying land to the Company to construct and/or operate a shopping center. In addition, the Company has 20 non-cancelable operating leases pertaining to its retail store lease portfolio. The following table summarizes the Company’s debt maturities and obligations under non-cancelable operating leases as of December 31, 2006 (in millions):

	2007	2008	2009	2010	2011	Thereafter	Total

Long-Term Debt	$457.0	$302.0	$254.5	$241.4	$410.2	$1,922.2	$3,587.3
Operating Leases
Ground Leases	$14.9	$14.8	$14.3	$12.4	$10.1	$175.8	$242.3
Retail Store Leases	$4.6	$4.0	$3.6	$3.2	$2.6	$2.2	$20.2

The Company has $250.0 million of medium term notes, $42.8 million of mortgage debt and $164.2 million of construction loans maturing in 2007. The Company anticipates satisfying these maturities with a combination of operating cash flows, its unsecured revolving credit facilities, new debt issuances and the sale of completed ground-up development projects.

The Company has issued letters of credit in connection with completion and repayment guarantees for construction loans encumbering certain of the Company’s ground-up development projects and guaranty of payment related to the Company’s insurance program. These letters of credit aggregate approximately $34.9 million.

During October 2006, the Company closed on the Pan Pacific merger, which had a total value of approximately $4.1 billion. Funding for this transaction was provided by approximately $1.3 billion of new individual non-recourse mortgage loans encumbering 51 properties, a $1.2 billion two year credit facility provided by a consortium of banks and guaranteed by the joint venture partners described below and the Company, the issuance of 9,185,847 shares of Common Stock valued at approximately $407.7 million, which was based upon the average closing price of Common Stock over the ten trading days immediately preceding the closing date, the assumption of approximately $630.0 million of unsecured bonds and approximately $289.4 million of existing non-recourse mortgage debt encumbering 23 properties and approximately $300.0 million in cash. With respect to the $1.2 billion guarantee by the Company, PREI, as defined below, guaranteed reimbursement to the Company of 85% of any guaranty payment the Company is obligated to make. The Company evaluated this guarantee in connection with the provisions of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others and determined that the impact did not have a material effect on the Company’s financial position or results of operations.

Immediately following the merger, the Company commenced its joint venture agreements with Prudential Real Estate Investors (“PREI”) through three separate accounts managed by PREI. In accordance with the joint venture agreements, all Pan Pacific assets and the approximate $1.6 billion of non-recourse mortgage debt and the $1.2 billion credit facility mentioned above were transferred to the separate accounts. PREI contributed approximately $1.1 billion on behalf of institutional investors in three of its portfolios. The Company holds 15% non-controlling ownership interests in each of these joint ventures, with a total aggregate investment of approximately $194.8 million, and will account for these investments under the equity method of accounting. In addition, the Company will manage the portfolios and earn acquisition fees, leasing commissions, property management fees and construction management fees.

During 2006, an entity in which the Company has a preferred equity investment, located in Montreal, Canada, obtained a non-recourse construction loan, which is collateralized by the respective land and project improvements. Additionally, the Company has provided a guaranty to the lender and the developer partner has provided an indemnity to the Company for 25% of all debt. As of December 31, 2006, there was CAD $40.0 million (approximately USD $35.8 million) outstanding on this construction loan.

Additionally, during 2006, KROP obtained a one year $15.0 million unsecured term loan, which bears interest at LIBOR plus 0.5%. This loan is guaranteed by the Company and GECRE has guaranteed reimbursement to the Company of 80% of any guaranty payment the Company is obligated to make.

In connection with the construction of its development projects and related infrastructure, certain public agencies require performance and surety bonds be posted to guarantee that the Company’s obligations are satisfied. These bonds expire upon the completion of the improvements and infrastructure. As of December 31, 2006, there were approximately $92.5 million bonds outstanding.

Additionally, the RioCan Venture, an entity in which the Company holds a 50% non-controlling interest, has a CAD $7.0 million (approximately USD $6.0 million) letter of credit facility. This facility is jointly guaranteed by RioCan and the Company and had approximately CAD $3.9 million (approximately USD $3.4 million) outstanding as of December 31, 2006, relating to various development projects.

During 2005, a joint venture entity in which the Company has a non-controlling interest obtained a CAD $22.5 million (approximately USD $19.3 million) credit facility to finance the construction of a 0.1 million square foot shopping center property located in Kamloops, B.C. This facility bears interest at Royal Bank Prime Rate (“RBP”) plus 0.5% per annum and is scheduled to mature in May 2007. The Company and its partner in this entity each have a limited and several guarantee of CAD $7.5 million (approximately USD $6.4 million) on this facility. As of December 31, 2006, there was CAD $21.0 million (approximately USD $18.0 million) outstanding on this facility.

During 2005, PL Retail entered into a $39.5 million unsecured revolving credit facility, which bears interest at LIBOR plus 0.675% and was scheduled to mature in February 2007. During 2007, the loan was extended to February 2008 at a reduced rate of LIBOR plus 0.45%. This facility is guaranteed by the Company and the joint venture partner has guaranteed reimbursement to the Company of 85% of any guaranty payment the Company is obligated to make. As of December 31, 2006, there was $39.5 million outstanding under this facility.

Additionally, during 2005, the Company acquired three operating properties and one land parcel, through joint ventures, in which the Company holds 50% non-controlling interests. Subsequent to these acquisitions, the joint ventures obtained four individual one-year loans aggregating $20.4 million with interest rates ranging from LIBOR plus 0.50% to LIBOR plus 0.55%. During 2006, these term loans were extended for an additional year. These loans are jointly and severally guaranteed by the Company and the joint venture partner.

During 2006, the Company obtained construction financing on three ground-up development projects for an original loan commitment amount of up to $83.8 million of which approximately $36.0 million was outstanding at December 31, 2006. As of December 31, 2006, the Company had a total of 13 construction loans with total commitments of up to $330.9 million of which $271.0 million had been funded to the Company. These loans had maturities ranging from two months to 31 months and interest rates ranging from 6.87% to 7.32% at December 31, 2006.

Off-Balance Sheet Arrangements

Ground-Up Development Joint Ventures

At December 31, 2006, the Company has three ground-up development projects through unconsolidated joint ventures in which the Company has 50% non-controlling interests. Two projects are financed with individual non-recourse construction loans and one term loan with total aggregate loan commitments of up to $249.4 million of which $128.6 million has been funded. These loans have variable interest rates ranging from 5.82% to 8.25% at December 31, 2006, and maturities ranging from four months to 10 months.

Unconsolidated Real Estate Joint Ventures

The Company has investments in various unconsolidated real estate joint ventures with varying structures. These joint ventures operate either shopping center properties or are established for development projects. Such arrangements are generally with third-party institutional investors, local developers and individuals. The properties owned by the joint ventures are primarily financed with individual non-recourse mortgage loans. Non-recourse mortgage debt is generally defined as debt whereby the lenders’ sole recourse with respect to borrower defaults is limited to the value of the property collateralized by the mortgage. The lender generally does not have recourse against any other assets owned by the borrower or any of the constituent members of the borrower, except for certain specified exceptions listed in the particular loan documents (see Note 7 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K). These investments include the following joint ventures:

Venture	Kimco Ownership Interest	Number of Properties	Total GLA (in thousands)	Non—Recourse Mortgage Payable(in millions)		Recourse Notes Payable (in millions)		Number of Encumbered Properties	Average Interest Rate	Weighted Average Term (months)

KimPru	15.00%	137	19,645	$ 1,545.1		$1,235.3	(c)	72	5.73%	63.8

KIR	45.00%	66	13,996	$1,080.7		$ 14.0		64	7.06%	49.9

KROP	20.00%	25	3,606	$ 318.9	(b)	$ 15.0	(c)	25	6.30%	41.8

PL Retail	15.00%	23	5,809	$ 682.2		$ 39.5	(c)	23	6.48%	30.7

KUBS	18.93% (a)	31	4,994	$ 592.2		$ —		31	5.59%	96.7
RioCan Venture	50.00%	34	8,140	$ 641.4		$ —		34	6.32%	69.9

(a)    Ownership % is a blended rate.

(b)    KROP has entered into a series of interest rate cap agreements to mitigate the impact of changes in interest rates on its variable-rate mortgage agreements. Such mortgage debt is collateralized by the individual shopping center property and is payable in monthly installments of principal and interest.

(c)    See Contractual Obligations and Other Commitments regarding guarantees by the Company and its joint venture partners.

The Company has various other unconsolidated real estate joint ventures with varying structures. As of December 31, 2006, these unconsolidated joint ventures had individual non-recourse mortgage loans aggregating approximately $2.2 billion. The Company’s pro-rata share of these non-recourse mortgages was approximately $734.1 million. (See Note 7 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K.)

Other Real Estate Investments

The Company maintains a Preferred Equity program, which provides capital to developers and owners of real estate properties. The Company accounts for its preferred equity investments under the equity method of accounting. As of December 31, 2006, the Company’s net investment under the Preferred Equity Program was approximately $400.4 million relating to 215 properties. As of December 31, 2006, these preferred equity investment properties had individual non-recourse mortgage loans aggregating approximately $1.2 billion. Due to the Company’s preferred position in these investments, the Company’s pro-rata share of each investment is subject to fluctuation and is dependent upon property cash flows. The Company’s maximum exposure to losses associated with its preferred equity investments is primarily limited to its invested capital.

During June 2002, the Company acquired a 90% equity participation interest in an existing leveraged lease of 30 properties. The properties are leased under a long-term bond-type net lease whose primary term expires in 2016, with the lessee having certain renewal option rights. The Company’s cash equity investment was approximately $4.0 million. This equity investment is reported as a net investment in leveraged lease in accordance with SFAS No. 13, Accounting for Leases (as amended). The net investment in leveraged lease reflects the original cash investment adjusted by remaining net rentals, estimated unguaranteed residual value, unearned and deferred income, and deferred taxes relating to the investment.

As of December 31, 2006, 16 of these properties were sold, whereby the proceeds from the sales were used to pay down the mortgage debt by approximately $29.1 million. As of December 31, 2006, the remaining 14 properties were encumbered by third-party non-recourse debt of approximately $53.8 million that is scheduled to fully amortize during the primary term of the lease from a portion of the periodic net rents receivable under the net lease. As an equity participant in the leveraged lease, the Company has no recourse obligation for principal or interest payments on the debt, which is collateralized by a first mortgage lien on the properties and collateral assignment of the lease. Accordingly, this debt has been offset against the related net rental receivable under the lease.

Effects of Inflation

Many of the Company’s leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling the Company to receive payment of additional rent calculated as a percentage of tenants’ gross sales above pre-determined thresholds, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. Such escalation clauses often include increases based upon changes in the consumer price index or similar inflation indices. In addition, many of the Company’s leases are for terms of less than 10 years, which permits the Company to seek to increase rents to market rates upon renewal. Most of the Company’s leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance, thereby reducing the Company’s exposure to increases in costs and operating expenses resulting from inflation. The Company periodically evaluates its exposure to short-term interest rates and foreign currency exchange rates and will, from time-to-time, enter into interest rate protection agreements and/or foreign currency hedge agreements which mitigate, but do not eliminate, the effect of changes in interest rates on its floating-rate debt and fluctuations in foreign currency exchange rates.

New Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”), regarding accounting for and disclosure of uncertain tax positions. This guidance seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the provisions of FIN 48, but does not expect its adoption to have a material impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value,

and expands disclosures about fair value measurement. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The impact of adopting SFAS No. 157 is not expected to have a material impact on the Company’s financial position or results of operations.

Additionally in September 2006, the United States Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which provides interpretive guidance on how registrants should quantify financial statement misstatements. SAB 108 requires registrants to quantify misstatements using both balance sheet and income statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relative quantitative and qualitative factors. For transition purposes, the registrants will be permitted to restate prior period financial statements or recognize the cumulative effect of initially applying SAB 108 through an adjustment to beginning retained earnings in the year of adoption. SAB 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The impact of adopting SAB 108 did not have a material impact on the Company’s financial position or results of operations.

In December 2006, the FASB issued FASB Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements. EITF 00-19-2 addresses an issuer’s accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. The guidance in EITF 00-19-2 amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), to include scope exceptions for registration payment arrangements. EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. EITF 00-19-2 shall be effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this EITF, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The Company does not expect the adoption of EITF 00-19-2 to have a material impact on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on the Company’s financial position or results of operations.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

The Company’s primary market risk exposure is interest rate risk. The following table presents the Company’s aggregate fixed rate and variable rate domestic and foreign debt obligations outstanding as of December 31, 2006, with corresponding weighted-average interest rates sorted by maturity date. The information is presented in U.S. dollar equivalents, which is the Company’s reporting currency. The instruments actual cash flows are denominated in U.S. dollars and Canadian dollars, as indicated by geographic description ($USD equivalent in millions).

	2007	2008	2009	2010	2011	2012+	Total	Fair Value
U.S. Dollar Denominated
Secured Debt
Fixed Rate	$26.5	$94.8	$49.2	$19.9	$46.7	$304.5	$541.6	$555.6
Average Interest Rate	8.06%	7.21%	7.83%	8.39%	7.42%	6.53%	6.99%

Variable Rate	$173.5	$81.5	$25.3	$16.4	$—	$0.6	$297.3	$297.3
Average Interest Rate	7.22%	7.04%	6.91%	7.35%	—	8.25%	7.15%

Unsecured Debt
Fixed Rate	$250.0	$125.7	$180.0	$76.5	$363.4	$1,445.7	$2,441.3	$2,457.9
Average Interest Rate	6.83%	4.61%	6.98%	5.55%	6.36%	5.50%	5.83%

Variable Rate	$6.9	$—	$—	$—	$—	$—	$6.9	$6.9
Average Interest Rate	8.00%	—	—	—	—	—	8.00%

	2007	2008	2009	2010	2011	2012+	Total	Fair Value
Canadian Dollar Denominated
Unsecured Debt
Fixed Rate	$—	$—	$—	$128.6	$—	$171.5	$300.1	$297.9
Average Interest Rate	—	—	—	4.45%	—	5.18%	4.87%

Based on the Company’s variable-rate debt balances, interest expense would have increased by approximately $3.0 million in 2006 if short-term interest rates were 1.0% higher.

As of December 31, 2006, the Company had Canadian investments totaling approximately CAD $801.3 million (approximately USD $687.2 million) comprised of real estate joint venture investments and marketable securities. In addition, the Company has Mexican real estate investments of approximately MXP 5.0 billion (approximately USD $463.2 million). The foreign currency exchange risk has been partially mitigated through the use of local currency denominated debt, inflation adjusted leases, and a cross currency swap (the “CC Swap”). The Company is exposed to credit risk in the event of non-performance by the counter-party to the CC Swap. The Company believes it has mitigated its credit risk by entering into the CC Swap with a major financial institution.

The Company has not, and does not plan to, enter into any derivative financial instruments for trading or speculative purposes. As of December 31, 2006, the Company had no other material exposure to market risk.

Item 8. Financial Statements and Supplementary Data

The response to this Item 8 is included as a separate section of this annual report on Form 10-K.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The Company’s management, with the participation of the Company’s chief executive officer and chief financial officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report. Based on such evaluation, the Company’s chief executive officer and chief financial officer have concluded that, as of the end of such period, the Company’s disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act.

Changes in Internal Control over financial Reporting

There have not been any changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fourth fiscal quarter to which this report relates that have materially affected, or are reasonable likely to materially affect, the Company’s internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control–Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2006.

Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2006 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Item 9B. Other Information

None.

PART IV

Item 15. Exhibits, Financial Statements, Schedules and Reports on Form 8-K

(a)	1. Financial Statements -	Form 10-K
The following consolidated financial information	Report
is included as a separate section of this annual	Page
report on Form 10-K.

Report of Independent Registered Public Accounting Firm	28

Consolidated Financial Statements

Consolidated Balance Sheets as of December 31, 2006 and 2005	30

Consolidated Statements of Income for the years

ended December 31, 2006, 2005 and 2004	31

Consolidated Statements of Comprehensive Income
for the years ended December 31, 2006, 2005 and 2004	32

Consolidated Statements of Stockholders’ Equity

for the years ended December 31, 2006, 2005 and 2004	33

Consolidated Statements of Cash Flows for the years ended

December 31, 2006, 2005 and 2004	35

Notes to Consolidated Financial Statements	36

2.	Financial Statement Schedules -

Schedule II - Valuation and Qualifying Accounts	91
Schedule III - Real Estate and Accumulated Depreciation	92

All other schedules are omitted since the required
information is not present or is not present in amounts
sufficient to require submission of the schedule.

3.	Exhibits -

The exhibits listed on the accompanying Index to
Exhibits are filed as part of this report. (1)

(1)	See 2006 Annual Report on Form 10-K, incorporated by reference in this Form 8-K.

                REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of Kimco Realty Corporation:

We have completed integrated audits of Kimco Realty Corporation’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedules

In our opinion, the consolidated financial statements listed in the accompanying index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Kimco Realty Corporation and its Subsidiaries (collectively, the “Company”) at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

February 27, 2007, except with respect to our opinions on the consolidated financial statements and financial statement schedules insofar as they relate to the effects of the discontinued operations as discussed in Notes 1 and 6 as to which the date is July 3, 2007.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	December 31,	December 31,
	2006	2005
Assets:
Real Estate
Rental property
Land	$978,819	$686,123
Building and improvements	3,984,518	3,263,162
	4,963,337	3,949,285
Less, accumulated depreciation and amortization	806,670	740,127
	4,156,667	3,209,158
Real estate under development	1,037,982	611,121
Real estate, net	5,194,649	3,820,279
Investment and advances in real estate joint ventures	1,067,918	735,648
Other real estate investments	451,731	283,035
Mortgages and other financing receivables	162,669	132,675
Cash and cash equivalents	345,065	76,273
Marketable securities	202,659	206,452
Accounts and notes receivable	83,418	64,329
Deferred charges and prepaid expenses	95,163	84,022
Other assets	266,008	131,923
	$7,869,280	$5,534,636

Liabilities & Stockholders' Equity:
Notes payable	$2,748,345	$2,147,405
Mortgages payable	567,917	315,336
Construction loans payable	270,981	228,455
Accounts payable and accrued expenses	256,890	119,605
Dividends payable	93,222	78,168
Other liabilities	139,724	135,609
	4,077,079	3,024,578
Minority interests	425,242	122,844
Commitments and contingencies

Stockholders' Equity
Preferred stock, $1.00 par value, authorized 3,600,000 shares
Class F Preferred Stock, $1.00 par value, authorized 700,000 shares
Issued and outstanding 700,000 shares	700	700
Aggregate liquidation preference $175,000
Common stock, $.01 par value, authorized 300,000,000 shares
Issued 251,416,749 shares; outstanding 250,870,169 at December 31, 2006;
Issued and outstanding 228,059,056 shares at December 31, 2005	2,509	2,281
Paid-in capital	3,178,016	2,255,332
Retained earnings	140,509	59,855
	3,321,734	2,318,168
Accumulated other comprehensive income	45,225	69,046
	3,366,959	2,387,214
	$7,869,280	$5,534,636

The accompanying notes are an integral part of these consolidated financial statements.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share information)

	Year Ended December 31,
	2006	2005	2004
Revenues from rental property	$588,499	$503,039	$488,914

Rental property expenses:
Rent	11,531	10,012	10,539
Real estate taxes	74,963	64,471	62,978
Operating and maintenance	72,993	58,458	51,892
	159,487	132,941	125,409

	429,012	370,098	363,505

Mortgage and other financing income	18,816	27,586	15,032
Management and other fee income	40,684	30,474	25,445
Depreciation and amortization	(139,772)	(100,915)	(94,928)
General and administrative expenses	(77,666)	(56,799)	(44,597)
Interest, dividends and other investment income	54,417	28,350	18,701
Other income, net	9,522	5,400	10,031
Interest expense	(170,887)	(126,573)	(105,899)
	164,126	177,621	187,290

Provision for income taxes	(4,387)	(165)	(3,919)

Income from other real estate investments	77,062	56,751	30,127
Equity in income of real estate joint ventures, net	106,930	77,454	56,385
Minority interests in income, net	(26,166)	(12,164)	(9,579)
Gain on sale of development properties
net of tax of $12,155, $10,824 and $4,401, respectively	25,121	22,812	12,434

Income from continuing operations	342,686	322,309	272,738

Discontinued operations:
Income from discontinued operating properties	14,077	15,238	14,202
Minority interest from discontinued operating properties	(1,585)	(572)	(562)
Loss on operating properties held for sale/sold	(1,421)	(5,098)	(5,064)
Gain on disposition of operating properties, net of tax	72,042	28,918	15,823
Income from discontinued operations	83,113	38,486	24,399

Gain on transfer of operating properties	1,394	2,301	—
Loss on transfer of operating property	—	(150)	—
Gain on sale of operating properties, net of tax	1,066	682	—
	2,460	2,833	—

Net income	428,259	363,628	297,137

Preferred stock dividends	(11,638)	(11,638)	(11,638)

Net income available to common shareholders	$416,621	$351,990	$285,499

Per common share:
Income from continuing operations:
-Basic	$1.39	$1.38	$1.17
-Diluted	$1.36	$1.36	$1.15
Net income :
-Basic	$1.74	$1.55	$1.28
-Diluted	$1.70	$1.52	$1.26

Weighted average common shares outstanding:
-Basic	239,552	226,641	222,859
-Diluted	244,615	230,868	227,143

The accompanying notes are an integral part of these consolidated financial statements.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Year Ended December 31,
	2006	2005	2004
Net income	$428,259	$363,628	$297,137
Other comprehensive income:
Change in unrealized gain/(loss) on marketable securities	(26,467)	26,689	28,594
Change in unrealized (loss) on warrants	—	—	(8,252)
Change in unrealized gain/(loss) on foreign currency hedge agreements	143	2,536	(15,102)
Change in foreign currency translation adjustment	2,503	2,040	15,675

Other comprehensive income	(23,821)	31,265	20,915

Comprehensive income	$404,438	$394,893	$318,052

The accompanying notes are an integral part of these consolidated financial statements.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2006, 2005 and 2004

(in thousands, except per share information)

	Preferred Stock		Common Stock
	Issued	Amount	Issued	Amount
Balance, January 1, 2004	700	$700	221,248	$2,212

Net income
Dividends ($1.16 per common share; $1.6625 Class F Depositary Share, respectively)
Issuance of common stock			226	2
Exercise of common stock options			3,380	34
Amortization of stock option expense
Other comprehensive income

Balance, December 31, 2004	700	700	224,854	2,248

Net income
Dividends ($1.27 per common share; $1.6625 Class F Depositary Share, respectively)
Issuance of common stock			242	3
Exercise of common stock options			2,963	30
Amortization of stock option expense
Other comprehensive income

Balance, December 31, 2005	700	700	228,059	2,281

Net income
Dividends ($1.38 per common share; $1.6625 Class F Depositary Share, respectively)
Issuance of common stock			20,614	206
Exercise of common stock options			2,197	22
Amortization of stock option expense
Other comprehensive income

Balance, December 31, 2006	700	$700	250,870	$2,509

The accompanying notes are an integral part of these consolidated financial statements.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2006, 2005 and 2004

(in thousands, except per share information)

(continued)

	Paid-in Capital	Retained Earnings / (Cumulative Distributions in Excess of Net Income)	Accumulated Other Comprehensive Income	Total Stockholders' Equity
Balance, January 1, 2004	$2,146,180	$(30,112)	$16,866	$2,135,846

Net income		297,137		297,137
Dividends ($1.16 per common share; $1.6625 Class F Depositary Share, respectively)		(270,774)		(270,774)
Issuance of common stock	5,419			5,421
Exercise of common stock options	46,023			46,057
Amortization of stock option expense	1,798			1,798
Other comprehensive income			20,915	20,915

Balance, December 31, 2004	2,199,420	(3,749)	37,781	2,236,400

Net income		363,628		363,628
Dividends ($1.27 per common share; $1.6625 Class F Depositary Share, respectively)		(300,024)		(300,024)
Issuance of common stock	6,837			6,840
Exercise of common stock options	44,467			44,497
Amortization of stock option expense	4,608			4,608
Other comprehensive income			31,265	31,265

Balance, December 31, 2005	2,255,332	59,855	69,046	2,387,214

Net income		428,259		428,259
Dividends ($1.38 per common share; $1.6625 Class F Depositary Share, respectively)		(347,605)		(347,605)
Issuance of common stock	870,465			870,671
Exercise of common stock options	42,007			42,029
Amortization of stock option expense	10,212			10,212
Other comprehensive income			(23,821)	(23,821)

Balance, December 31, 2006	$3,178,016	$140,509	$45,225	$3,366,959

The accompanying notes are an integral part of these consolidated financial statements.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2006	2005	2004
Cash flow from operating activities:
Net income	$428,259	$363,628	$297,137
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	144,767	108,042	102,872
Loss on operating properties held for sale/sold/transferred	1,421	5,248	8,029
Gain on sale of development properties	(37,276)	(33,636)	(16,835)
Gain on sale/transfer of operating properties	(77,300)	(31,901)	(15,823)
Minority interests in income of partnerships, net	27,751	12,446	9,660
Equity in income of real estate joint ventures, net	(106,930)	(77,454)	(56,385)
Income from other real estate investments	(54,494)	(40,562)	(23,571)
Distributions from joint ventures	152,099	116,765	94,994
Cash retained from excess tax benefits	(2,926)	—	—
Change in accounts and notes receivable	(17,778)	(12,156)	(1,742)
Change in accounts payable and accrued expenses	38,619	10,606	2,850
Change in other operating assets and liabilities	(40,643)	(10,229)	(36,010)
Net cash flow provided by operating activities	455,569	410,797	365,176

Cash flow from investing activities:
Acquisition of and improvements to operating real estate	(547,001)	(431,514)	(351,369)
Acquisition of and improvements to real estate under development	(619,083)	(452,722)	(204,631)
Investment in marketable securities	(86,463)	(93,299)	(70,864)
Proceeds from sale of marketable securities	83,832	46,692	22,278
Proceeds from transferred operating/development properties	1,186,851	128,537	342,496
Investments and advances to real estate joint ventures	(472,666)	(267,287)	(203,569)
Reimbursements of advances to real estate joint ventures	183,368	130,590	80,689
Other real estate investments	(254,245)	(123,005)	(113,663)
Reimbursements of advances to other real estate investments	74,677	26,969	34,045
Investment in mortgage loans receivable	(154,894)	(82,305)	(136,637)
Collection of mortgage loans receivable	125,003	90,709	103,819
Other investments	(123,609)	(3,152)	(1,551)
Reimbursements of other investments	16,113	—	—
Settlement of net investment hedges	(953)	(34,580)	—
Proceeds from sale of operating properties	110,404	89,072	43,077
Proceeds from sale of development properties	232,445	259,280	156,283
Net cash flow used for investing activities	(246,221)	(716,015)	(299,597)

Cash flow from financing activities:
Principal payments on debt, excluding normal amortization of rental property debt	(61,758)	(66,794)	(54,322)
Principal payments on rental property debt	(11,062)	(8,296)	(7,848)
Principal payments on construction loan financings	(79,399)	(98,002)	(66,950)
Proceeds from mortgage/construction loan financings	174,087	265,418	348,386
Borrowings under revolving credit facilities	317,661	210,188	336,675
Repayment of borrowings under revolving credit facilities	(653,219)	(156,486)	(100,000)
Proceeds from issuance of unsecured notes	478,947	672,429	200,000
Repayment of unsecured notes/term loan	(185,000)	(200,250)	(514,000)
Financing origination costs	(11,442)	(9,538)	—
Redemption of minority interests in real estate partnerships	(31,554)	(21,024)	(3,781)
Dividends paid	(332,552)	(293,345)	(265,254)
Cash retained from excess tax benefits	2,926	—	—
Proceeds from issuance of stock	451,809	48,971	51,447
Net cash flow provided by (used for) financing activities	59,444	343,271	(75,647)

Change in cash and cash equivalents	268,792	38,053	(10,068)

Cash and cash equivalents, beginning of year	76,273	38,220	48,288
Cash and cash equivalents, end of year	$345,065	$76,273	$38,220

Interest paid during the year (net of capitalized interest of $22,741, $12,587, and $8,732, respectively)	$153,664	$121,087	$108,117

Income taxes paid during the year	$9,350	$13,763	$10,694

The accompanying notes are an integral part of these consolidated financial statements.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amounts relating to the number of buildings, square footage, tenant and occupancy data and estimated project costs are unaudited.

1. Summary of Significant Accounting Policies:

Business

Kimco Realty Corporation (the “Company” or “Kimco”), its subsidiaries, affiliates and related real estate joint ventures are engaged principally in the operation of neighborhood and community shopping centers which are anchored generally by discount department stores, supermarkets or drugstores. The Company also provides property management services for shopping centers owned by affiliated entities, various real estate joint ventures and unaffiliated third parties.

Additionally, in connection with the Tax Relief Extension Act of 1999 (the “RMA”), which became effective January 1, 2001, the Company is permitted to participate in activities which it was precluded from previously in order to maintain its qualification as a Real Estate Investment Trust (“REIT”), so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Internal Revenue Code, as amended (the “Code”), subject to certain limitations. As such, the Company, through its taxable REIT subsidiaries, is engaged in various retail real estate related opportunities including (i) merchant building, through its Kimco Developers, Inc. (“KDI”) subsidiary, which is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion, (ii) retail real estate advisory and disposition services which primarily focuses on leasing and disposition strategies of retail real estate controlled by both healthy and distressed and/or bankrupt retailers and (iii) acting as an agent or principal in connection with tax deferred exchange transactions.

The Company seeks to reduce its operating and leasing risks through diversification achieved by the geographic distribution of its properties, avoiding dependence on any single property, and a large tenant base. At December 31, 2006, the Company’s single largest neighborhood and community shopping center accounted for only 1.6% of the Company’s annualized base rental revenues and only 0.8% of the Company’s total shopping center gross leasable area (“GLA”). At December 31, 2006, the Company’s five largest tenants were The Home Depot, TJX Companies, Sears Holdings, Kohl’s and Wal-Mart, which represented approximately 3.5%, 2.9%, 2.5%, 2.2% and 2.1%, respectively, of the Company’s annualized base rental revenues, including the proportionate share of base rental revenues from properties in which the Company has less than a 100% economic interest.

The principal business of the Company and its consolidated subsidiaries is the ownership, development, management and operation of retail shopping centers, including complementary services that capitalize on the Company’s established retail real estate expertise. The Company does not distinguish its principal business or group its operations on a geographical basis for purposes of measuring performance. Accordingly, the Company believes it has a single reportable segment for disclosure purposes in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Principles of Consolidation and Estimates

The accompanying Consolidated Financial Statements include the accounts of the Company, its subsidiaries, all of which are wholly-owned, and all entities in which the Company has a controlling interest, including where the Company has been determined to be a primary beneficiary of a variable interest entity (“VIE”) in accordance with the provisions and guidance of Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46(R)”) or meets certain criteria of a sole general partner or managing member as identified in accordance with Emerging Issues Task Force (“EITF”) Issue 04-5, Investor’s Accounting for an Investment in a Limited Partnership when the Investor is the Sole General Partner and the Limited Partners have Certain Rights (“EITF 04-5”). All intercompany balances and transactions have been eliminated in consolidation.

GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during a reporting period. The most significant assumptions and estimates relate to the valuation of real estate, depreciable lives, revenue recognition, the collectability of trade accounts receivable and the realizability of deferred tax assets. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

Minority Interests

Minority interests represent the portion of equity that the Company does not own in those entities it consolidates as a result of having a controlling interest or determined that the Company was the primary beneficiary of a variable interest entity in accordance with the provisions and guidance of FIN 46(R).

Minority interests also include partnership units issued from consolidated subsidiaries of the Company in connection with certain property acquisitions. These units have a stated redemption value or a redemption amount based upon the Adjusted Current Trading Price, as defined, of the Company’s common stock (“Common Stock”) and provide the unit holders various rates of return during the holding period. The unit holders generally have the right to redeem their units for cash at any time after one year from issuance. The Company typically has the option to settle redemption amounts in cash or Common Stock for the issuance of convertible units. The Company evaluates the terms of the partnership units issued in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and EITF D-98, Classification and Measurement of Redeemable Securities, to determine if the units are mandatorily redeemable, and as such accounts for them accordingly.

Real Estate

Real estate assets are stated at cost, less accumulated depreciation and amortization. If there is an event or a change in circumstances that indicates that the basis of a property (including any related amortizable intangible assets or liabilities) may not be recoverable, then management will assess any impairment in value by making a comparison of (i) the current and projected operating cash flows (undiscounted and without interest charges) of the property over its remaining useful life and (ii) the net carrying amount of the property. If the current and projected operating cash flows (undiscounted and without interest charges) are less than the carrying value of the property, the carrying value would be adjusted to an amount to reflect the estimated fair value of the property.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

When a real estate asset is identified by management as held for sale, the Company ceases depreciation of the asset and estimates the sales price, net of selling costs. If, in management’s opinion, the net sales price of the asset is less than the net book value of the asset, an adjustment to the carrying value would be recorded to reflect the estimated fair value of the property.

Upon acquisition of real estate operating properties, the Company estimates the fair value of acquired tangible assets (consisting of land, building and improvements) and identified intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships), assumed debt and redeemable units issued in accordance with SFAS No. 141, Business Combinations (“SFAS No. 141”), at the date of acquisition, based on evaluation of information and estimates available at that date. Based on these estimates, the Company allocates the initial purchase price to the applicable assets and liabilities. As final information regarding fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments are made to the purchase price allocation. The allocations are finalized within twelve months of the acquisition date.

The Company utilizes methods similar to those used by independent appraisers in estimating the fair value of acquired assets and liabilities. The fair value of the tangible assets of an acquired property considers the value of the property “as-if-vacant”. The fair value reflects the depreciated replacement cost of the permanent assets, with no trade fixtures included.

In allocating the purchase price to identified intangible assets and liabilities of an acquired property, the value of above-market and below-market leases is estimated based on the present value of the difference between the contractual amounts to be paid pursuant to the leases and management’s estimate of the market lease rates and other lease provisions (i.e., expense recapture, base rental changes, etc.) measured over a period equal to the estimated remaining term of the lease. The capitalized above-market or below-market intangible is amortized to rental income over the estimated remaining term of the respective leases. Mortgage debt premiums are amortized into interest expense over the remaining term of the related debt instrument. Unit discounts and premiums are amortized into Minority interest in income, net over the period from the date of issuance to the earliest redemption date of the units.

In determining the value of in-place leases, management considers current market conditions and costs to execute similar leases in arriving at an estimate of the carrying costs during the expected lease-up period from vacant to existing occupancy. In estimating carrying costs, management includes real estate taxes, insurance, other operating expenses and estimates of lost rental revenue during the expected lease-up periods and costs to execute similar leases including leasing commissions, legal and other related costs based on current market demand. In estimating the value of tenant relationships, management considers the nature and extent of the existing tenant relationship, the expectation of lease renewals, growth prospects, and tenant credit quality, among other factors. The value assigned to in-place leases and tenant relationships is amortized over the estimated remaining term of the leases. If a lease were to be terminated prior to its scheduled expiration, all unamortized costs relating to that lease would be written off.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, as follows:

Buildings	15 to 50 years

Fixtures, building and leasehold improvements (including certain identified intangible assets)	Terms of leases or useful lives, whichever is shorter

Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations and replacements, which improve and extend the life of the asset, are capitalized. The useful lives of amortizable intangible assets are evaluated each reporting period with any changes in estimated useful lives being accounted for over the revised remaining useful life.

Real Estate Under Development

Real estate under development represents both the ground-up development of neighborhood and community shopping center projects which are subsequently sold upon completion and projects which the Company may hold as long-term investments. These properties are carried at cost. The cost of land and buildings under development includes specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs of personnel directly involved and other costs incurred during the period of development. The Company ceases cost capitalization when the property is held available for occupancy upon substantial completion of tenant improvements, but no later than one year from the completion of major construction activity. If, in management’s opinion, the net sales price of assets held for resale or the current and projected undiscounted cash flows of these assets to be held as long-term investments is less than the net carrying value, the carrying value would be adjusted to an amount to reflect the estimated fair value of the property.

Investments in Unconsolidated Joint Ventures

The Company accounts for its investments in unconsolidated joint ventures under the equity method of accounting as the Company exercises significant influence, but does not control, these entities. These investments are recorded initially at cost and subsequently adjusted for cash contributions and distributions. Earnings for each investment are recognized in accordance with each respective investment agreement and where applicable, based upon an allocation of the investment’s net assets at book value as if the investment was hypothetically liquidated at the end of each reporting period.

The Company’s joint ventures and other real estate investments primarily consist of co-investments with institutional and other joint venture partners in neighborhood and community shopping center properties, consistent with its core business. These joint ventures typically obtain non-recourse third-party financing on their property investments, thus contractually limiting the Company’s exposure to losses to the amount of its equity investment; and due to the lender’s exposure to losses, a lender typically will require a minimum level of equity in order to mitigate its risk. The Company’s exposure to losses associated with its unconsolidated joint ventures is primarily limited to its carrying value in these investments.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

On a periodic basis, management assesses whether there are any indicators that the value of the Company’s investments in unconsolidated joint ventures may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment and such difference is deemed to be other than temporary. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment.

Other Real Estate Investments

Other real estate investments primarily consist of preferred equity investments for which the Company provides capital to developers and owners of real estate. The Company typically accounts for its preferred equity investments on the equity method of accounting, whereby earnings for each investment are recognized in accordance with each respective investment agreement and based upon an allocation of the investment’s net assets at book value as if the investment was hypothetically liquidated at the end of each reporting period.

Mortgages and Other Financing Receivables

Mortgages and other financing receivables consist of loans acquired and loans originated by the Company. Loan receivables are recorded at stated principal amounts net of any discount or premium or deferred loan origination costs or fees. The related discounts or premiums on mortgages and other loans purchased are amortized or accreted over the life of the related loan receivable. The Company defers certain loan origination and commitment fees, net of certain origination costs, and amortizes them as an adjustment of the loan’s yield over the term of the related loan. The Company evaluates the collectibility of both interest and principal on each loan to determine whether it is impaired. A loan is considered to be impaired, when based upon current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. When a loan is considered to be impaired, the amount of loss is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the loan’s effective interest rate or to the value of the underlying collateral if the loan is collateralized. Interest income on performing loans is accrued as earned. Interest income on impaired loans is recognized on a cash basis.

Cash and Cash Equivalents

Cash and cash equivalents (demand deposits in banks, commercial paper and certificates of deposit with original maturities of three months or less) includes tenants’ security deposits, escrowed funds and other restricted deposits approximating $0.6 million and $6.7 million at December 31, 2006 and 2005, respectively.

Cash and cash equivalent balances may, at a limited number of banks and financial institutions, exceed insurable amounts. The Company believes it mitigates its risks by investing in or through major financial institutions. Recoverability of investments is dependent upon the performance of the issuers.

Marketable Securities

The Company classifies its existing marketable equity securities as available-for-sale in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. These securities are carried at fair market value, with unrealized gains and losses reported in stockholders’ equity as a component of Accumulated other comprehensive income (“OCI”). Gains or losses on securities sold are based on the specific identification method.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

All debt securities are classified as held-to-maturity because the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity.

Deferred Leasing and Financing Costs

Costs incurred in obtaining tenant leases and long-term financing, included in deferred charges and prepaid expenses in the accompanying Consolidated Balance Sheets, are amortized over the terms of the related leases or debt agreements, as applicable. Such capitalized costs include salaries and related costs of personnel directly involved in successful leasing efforts.

Revenue Recognition and Accounts Receivable

Base rental revenues from rental property are recognized on a straight-line basis over the terms of the related leases. Certain of these leases also provide for percentage rents based upon the level of sales achieved by the lessee. These percentage rents are recognized once the required sales level is achieved. Rental income may also include payments received in connection with lease termination agreements. In addition, leases typically provide for reimbursement to the Company of common area maintenance costs, real estate taxes and other operating expenses. Operating expense reimbursements are recognized as earned.

Management and other fee income consist of property management fees, leasing fees, property acquisition and disposition fees, development fees and asset management fees. These fees arise from contractual agreements with third parties or with entities in which the Company has a partial non-controlling interest. Management and other fee income, including acquisition and disposition fees, are recognized as earned under the respective agreements. Management and other fee income related to partially owned entities is recognized to the extent attributable to the unaffiliated interest.

Gains and losses from the sale of depreciated operating property and ground-up development projects are generally recognized using the full accrual method in accordance with SFAS No. 66, Accounting for Sales of Real Estate (“SFAS No. 66”), provided that various criteria relating to the terms of sale and subsequent involvement by the Company with the properties are met.

Gains and losses on transfers of operating properties result from the sale of a partial interest in properties to unconsolidated joint ventures and are recognized using the partial sale provisions of SFAS No. 66.

The Company makes estimates of the uncollectability of its accounts receivable related to base rents, expense reimbursements and other revenues. The Company analyzes accounts receivable and historical bad debt levels, customer credit worthiness and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims. The Company’s reported net income is directly affected by management’s estimate of the collectability of accounts receivable.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Income Taxes

The Company has made an election to qualify, and believes it is operating so as to qualify, as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under Section 856 through 860 of the Code.

In connection with the RMA, which became effective January 1, 2001, the Company is permitted to participate in certain activities which it was previously precluded from in order to maintain its qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Code. As such, the Company is subject to federal and state income taxes on the income from these activities.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Foreign Currency Translation and Transactions

Assets and liabilities of the Company’s foreign operations are translated using year-end exchange rates, and revenues and expenses are translated using exchange rates as determined throughout the year. Gains or losses resulting from translation are included in OCI, as a separate component of the Company’s stockholders’ equity. Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. The effect of the transaction’s gain or loss is included in the caption Other income, net in the Consolidated Statements of Income.

Derivative/Financial Instruments

The Company measures its derivative instruments at fair value and records them in the Consolidated Balance Sheet as an asset or liability, depending on the Company’s rights or obligations under the applicable derivative contract. In addition, the fair value adjustments will be recorded in either stockholders’ equity or earnings in the current period based on the designation of the derivative. The effective portions of changes in fair value of cash flow hedges are reported in OCI and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in the fair value of foreign currency hedges that are designated and effective as net investment hedges are included in the cumulative translation component of OCI to the extent they are economically effective and are subsequently reclassified to earnings when the hedged investments are sold or otherwise disposed of. The changes in fair value of derivative instruments which are not designated as hedging instruments and the ineffective portions of hedges are recorded in earnings for the current period.

The Company utilizes derivative financial instruments to reduce exposure to fluctuations in interest rates, foreign currency exchange rates and market fluctuations on equity securities. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company has not entered, and does not plan to enter, into financial

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

instruments for trading or speculative purposes. Additionally, the Company has a policy of only entering into derivative contracts with major financial institutions. The principal financial instruments used by the Company are interest rate swaps, foreign currency exchange forward contracts, cross-currency swaps and warrant contracts. These derivative instruments were designated and qualified as cash flow, fair value or foreign currency hedges (see Note 16).

Earnings Per Share

On July 21, 2005, the Company’s Board of Directors declared a two-for-one split (the “Stock Split”) of the Company’s common stock which was effected in the form of a stock dividend paid on August 23, 2005, to stockholders of record on August 8, 2005. All share and per share data included in the accompanying Consolidated Financial Statements and Notes thereto have been adjusted to reflect this Stock Split.

The following table sets forth the reconciliation of earnings and the weighted average number of shares used in the calculation of basic and diluted earnings per share (amounts presented in thousands, except per share data):

	2006	2005	2004
Computation of Basic Earnings Per Share:

Income from continuing operations	$342,686	$322,309	$272,738

Gain on transfer/sale of operating properties, net	2,460	2,833	—

Preferred stock dividends	(11,638)	(11,638)	(11,638)

Income from continuing operations applicable to common shares	333,508	313,504	261,100

Income from discontinued operations	83,113	38,486	24,399

Net income applicable to common shares	$416,621	$351,990	$285,499

Weighted average common shares outstanding	239,552	226,641	222,859

Basic Earnings Per Share:
Income from continuing operations	$1.39	$1.38	$1.17
Income from discontinued operations	0.35	0.17	0.11
Net income	$1.74	$1.55	$1.28

Computation of Diluted Earnings Per Share:

Income from continuing operations applicable to common shares (a)	$333,508	$313,504	$261,100

Income from discontinued operations	83,113	38,486	24,399

Net income for diluted earnings per share	$416,621	$351,990	$285,499

Weighted average common shares outstanding – Basic	239,552	226,641	222,859

Effect of dilutive securities (a):
Stock options/deferred stock awards	5,063	4,227	4,284

Shares for diluted earnings per share	244,615	230,868	227,143

Diluted Earnings Per Share:
Income from continuing operations	$1.36	$1.36	$1.15
Income from discontinued operations	0.34	0.16	0.11
Net income	$1.70	$1.52	$1.26

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

(a) The effect of the assumed conversion of certain convertible units had an anti-dilutive effect upon the calculation of Income from continuing operations per share. Accordingly, the impact of such conversions has not been included in the determination of diluted earnings per share calculations.

In addition, there were approximately 71,250, 2,195,400 and 1,648,750 stock options that were anti-dilutive as of December 31, 2006, 2005 and 2004, respectively.

Stock Compensation

The Company maintains an equity participation plan (the “Plan”) pursuant to which a maximum of 42,000,000 shares of Common Stock may be issued for qualified and non-qualified options and restricted stock grants. Options granted under the Plan generally vest ratably over a three or five year term, expire ten years from the date of grant and are exercisable at the market price on the date of grant, unless otherwise determined by the Board of Directors at its sole discretion. Restricted stock grants generally vest 100% on the fifth anniversary of the grant. In addition, the Plan provides for the granting of certain options to each of the Company’s non-employee directors (the “Independent Directors”) and permits such Independent Directors to elect to receive deferred stock awards in lieu of directors’ fees.

Prior to January 1, 2003, the Company accounted for the Plan under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation (an interpretation of APB Opinion No. 25). Effective January 1, 2003, the Company adopted the prospective method provisions of SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure an Amendment of FASB Statement No. 123 (“SFAS No. 148”), which applies the recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) to all employee awards granted, modified or settled after January 1, 2003.

During December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”), which is a revision of Statement 123. SFAS No. 123(R) supersedes Opinion 25. Generally, the approach in SFAS No. 123(R) is similar to the approach described in Statement 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro-forma disclosure is no longer an alternative under SFAS No. 123(R). SFAS No. 123(R) was effective for fiscal years beginning after December 31, 2005. The Company began expensing stock based employee compensation with its adoption of the prospective method provisions of SFAS No. 148, effective January 1, 2003, as a result, the adoption of SFAS No. 123(R) did not have a material impact on the Company’s financial position or results of operations.

The non-cash expense related to stock-based employee compensation included in the determination of net income is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of SFAS No. 123. There was no difference in amounts for the year ended December 31, 2006. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding stock awards in each period (amounts presented in thousands, except per share data):

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

	2005	2004
Net income, as reported	$363,628	$297,137
Add: Stock based employee compensation
expense included in reported net income	4,608	1,650
Deduct: Total stock based employee
compensation expense determined
under fair value based method
for all awards	(5,206)	(3,316)

Pro Forma Net Income – Basic	$363,030	$295,471

Earnings Per Share
Basic – as reported	$1.55	$1.28
Basic – pro forma	$1.55	$1.27

Net income for diluted earnings per share	$351,990	$285,499
Add: Stock based employee compensation
expense included in reported net
income	4,608	1,650
Deduct: Total stock based employee
compensation expense determined
under fair value based method
for all awards	(5,206)	(3,316)

Pro Forma Net Income – Diluted	$351,392	$283,833

Earnings Per Share
Diluted – as reported	$1.52	$1.26
Diluted – pro forma	$1.52	$1.25

The pro forma adjustments to net income and net income per diluted common share assume fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing formula. The more significant assumptions underlying the determination of such fair values for options granted during the year ended December 2005 and 2004 were as follows:

	2005	2004
Weighted average fair value of options granted	$3.21	$2.14

Weighted average risk-free interest rates	4.03%	3.30%

Weighted average expected option lives	4.80	3.72

Weighted average expected volatility	18.01%	16.69%

Weighted average expected dividend yield	5.30%	5.59%

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

New Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”), regarding accounting for and disclosure of uncertain tax positions. This guidance seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the provisions of FIN 48, but does not expect its adoption to have a material impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurement. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The impact of adopting SFAS No. 157 is not expected to have a material impact on the Company’s financial position or results of operations.

Additionally in September 2006, the United States Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which provides interpretive guidance on how registrants should quantify financial statement misstatements. SAB 108 requires registrants to quantify misstatements using both balance sheet and income statement approaches and to evaluate whether either approach results in quantifying an error that is material in light of relative quantitative and qualitative factors. For transition purposes, the registrants will be permitted to restate prior period financial statements or recognize the cumulative effect of initially applying SAB 108 through an adjustment to beginning retained earnings in the year of adoption. SAB 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The impact of adopting SAB 108 did not have a material impact on the Company’s financial position or results of operations.

In December 2006, the FASB issued FASB Staff Position No. EITF 00-19-2, Accounting for Registration Payment Arrangements. EITF 00-19-2 addresses and issuer’s accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. The guidance in EITF 00-19-2 amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), to include scope exceptions for registration payment arrangements. EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. EITF 00-19-2 shall be effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this EITF, or for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The Company does not expect the adoption of EITF 00-19-2 to have a material impact on the Company’s financial position or results of operations.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on the Company’s financial position or results of operations.

2. Real Estate:

The Company’s components of Rental property consist of the following (in thousands):

	December 31,
	2006	2005
Land	$978,819	$686,123
Buildings and improvements
Buildings	2,980,369	2,696,194
Building improvements	301,584	180,005
Tenant improvements	528,479	334,765
Fixtures and leasehold improvements	22,216	17,088
Other rental property (1)	151,870	35,110
	4,963,337	3,949,285
Accumulated depreciation and amortization	(806,670)	(740,127)
Total	$4,156,667	$3,209,158

(1)     At December 31, 2006 and 2005, Other rental property consisted of intangible assets including $88,328 and $23,539, respectively, of in-place leases, $15,705 and $7,366, respectively, of tenant relationships, and $47,837 and $4,205, respectively, of above-market leases.

In addition, at December 31, 2006 and 2005, the Company had intangible liabilities relating to below-market leases from property acquisitions of approximately $120.6 million and $50.1 million, respectively. These amounts are included in the caption Other liabilities in the Company’s Consolidated Balance Sheets.

3. Property Acquisitions, Developments and Other Investments:

Operating Properties

Acquisition of Existing Shopping Centers -

During the years 2006, 2005 and 2004, the Company acquired operating properties, in separate transactions, at aggregate costs of approximately $1.1 billion, $278.0 million and $440.5 million, respectively.

Included in the 2006 acquisitions is the acquisition of interests in seven shopping center properties, located in Caguas, Carolina, Mayaguez, Trujillo Alto, Ponce, Manati, and Bayamon, Puerto Rico, valued at an aggregate $451.9 million. The properties were acquired through the issuance of units from a consolidated subsidiary and consist of approximately $158.6 million of floating and fixed-rate redeemable units, approximately $45.8 million of redeemable units, which are redeemable at the option of the holder, the assumption of approximately $131.2 million of non-recourse mortgage debt encumbering six of the properties and approximately $116.3 million in cash. The Company has the option to settle the redemption of the $45.8 million redeemable units with Common Stock or cash.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

The aggregate purchase price of these Puerto Rico properties has been allocated to the tangible and intangible assets and liabilities of the properties in accordance with SFAS No. 141. The total purchase price includes intangible liabilities of approximately $0.6 million for the value attributed to assumed mortgage debt premiums, net, below market rents of approximately $37.4 million and fair value unit adjustments of approximately $28.6 million, including unit premiums of approximately $13.5 million.

Ground-Up Development -

The Company is engaged in ground-up development projects which consists of (i) merchant building through the Company’s wholly-owned taxable REIT subsidiary, KDI, which develops neighborhood and community shopping centers and the subsequent sale thereof upon completion, (ii) U.S. ground-up development projects which will be held as long-term investments by the Company and (iii) various ground-up development projects located in Mexico and Canada for long-term investment . The ground-up development projects generally have substantial pre-leasing prior to the commencement of construction. As of December 31, 2006, the Company had in progress a total of 45 ground-up development projects including 23 merchant building projects, six domestic ground-up development projects, and 16 ground-up development projects located throughout Mexico. These projects are currently proceeding on schedule and substantially in line with the Company’s budgeted costs of approximately $1.8 billion.

During the years 2006, 2005 and 2004, KDI expended approximately $287.0 million, $363.1 million and $205.2 million, respectively, in connection with the purchase of land and construction costs related to its ground-up development projects.

These merchant building acquisition and development costs have been funded principally through proceeds from sales of completed projects and construction financings.

During 2006, the Company acquired land in Chambersburg, PA and Anchorage, AK, in separate transactions, for an aggregate purchase price of approximately $12.2 million. The properties will be developed into retail centers with approximately 0.7 million square feet of GLA with total estimated project costs of approximately $62.7 million.

During June 2006, the Company acquired, through a newly formed joint venture in which the Company has a non-controlling interest, a 0.1 million square foot development project in Puerta Vallarta, Mexico, for a purchase price of 65.4 million Mexican Pesos (“MXP”) (approximately USD $5.7 million). Total estimated project costs are approximately USD $7.3 million.

During 2006, the Company acquired, in separate transactions, nine parcels of land located in various cities throughout Mexico, for an aggregate purchase price of approximately MXP 1.3 billion (approximately USD $119.3 million). The properties were at various stages of construction at acquisition and will be developed into retail centers aggregating approximately 3.4 million square feet. Total estimated remaining project costs are approximately USD $324.2 million.

During 2005, the Company acquired, in separate transactions, various parcels of land located in Mesa, AZ and Nampa, ID for an aggregate purchase price of approximately $28.7 million. These properties will be developed into retail centers with an aggregate of approximately 2.2 million square feet of GLA with a total estimated aggregate project cost of approximately $190.7 million.

During May and June 2005, the Company acquired, in separate transactions, two parcels of land located in Saltillo and Pachuca, Mexico, for an aggregate purchase price of approximately $14.6 million. The properties will be developed into retail centers with an aggregate total project cost of approximately $34.1 million.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During June 2005, the Company acquired land in Tustin, CA, through a newly formed joint venture in which the Company has a 50% non-controlling interest, for a purchase price of approximately $23.0 million. The property will be developed into a 1.0 million square foot retail center with a total estimated project cost of approximately $176.8 million. The purchase of the land was funded through a new construction loan which bears interest at LIBOR plus 1.70% and is scheduled to mature in October 2007. As of December 31, 2006, this construction loan had an outstanding balance of approximately $103.0 million. During October 2006, the Company sold two parcels, in separate transactions, for an aggregate price of $21.7 million. No gain or loss was recognized on these transactions.

Additionally, during 2005, the Company acquired, in separate transactions, six parcels of land located in various cities throughout Mexico, through newly formed joint ventures in which the Company has non-controlling interests, for an aggregate purchase price of approximately $42.1 million. The properties were at various stages of construction at acquisition and will be developed into retail centers with a projected total aggregate cost of approximately $133.1 million.

Kimsouth -

During November 2002, the Company through its taxable REIT subsidiary, together with Prometheus Southeast Retail Trust, completed the merger and privatization of Konover Property Trust, which has been renamed Kimsouth Realty, Inc. (“Kimsouth”). In connection with the merger, the Company acquired 44.5% of the common stock of Kimsouth, which consisted primarily of 38 retail shopping center properties comprising approximately 4.6 million square feet of GLA. Total acquisition value was approximately $280.9 million including approximately $216.2 million in mortgage debt. The Company’s investment strategy with respect to Kimsouth included re-tenanting, repositioning and disposition of the properties. As of January 1, 2006, Kimsouth consisted of five properties.

During May 2006, the Company acquired an additional 48% interest in Kimsouth for approximately $22.9 million, which increased the Company’s total ownership to 92.5%. As a result of this transaction, the Company became the controlling shareholder and has therefore, commenced consolidation of Kimsouth upon the closing date. The acquisition of the additional 48% ownership interest has been accounted for as a step acquisition with the purchase price being allocated to the identified assets and liabilities of Kimsouth.

As of May 12, 2006, Kimsouth had approximately $133.0 million of net operating loss carry-forwards (“NOLs”), which may be utilized to offset future taxable income of Kimsouth. The Company evaluated the need for a valuation allowance based on projected taxable income and determined that a valuation allowance of approximately $34.2 million was required. As such, a purchase price adjustment of $17.5 million was recorded (see Note 22 for additional information).

During June 2006, Kimsouth contributed approximately $51.0 million, of which $47.2 million or 92.5% was provided by the Company, to fund its 15% non-controlling interest in a newly formed joint venture with an investment group to acquire a portion of Albertson’s Inc. To maximize investment returns, the investment group’s strategy with respect to this joint venture, includes refinancing, selling selected stores and the enhancement of operations at the remaining stores. This investment is included in Other assets in the Consolidated Balance Sheets. During February 2007, this joint venture completed the disposition of certain operating stores and a refinancing of the remaining assets in the joint venture. As a result of these transactions Kimsouth received a cash distribution of approximately $121.3 million.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During July 2006, Kimsouth contributed approximately $3.7 million to fund its 15% non-controlling interest in a newly formed joint venture with an investment group to acquire 50 grocery anchored operating properties. During September 2006, Kimsouth contributed an additional $2.2 million to this joint venture to acquire an operating property in Sacramento, CA, comprising approximately 0.1 million square feet of GLA, for a purchase price of approximately $14.5 million. This joint venture investment is included in Investment and advances in real estate joint ventures in the Consolidated Balance Sheets.

During 2006, Kimsouth sold two properties for an aggregate sales price of approximately $9.8 million and transferred two properties to a joint venture in which the Company has an 18% non-controlling interest for an aggregate price of approximately $54.0 million, which included the repayment of approximately $23.1 million in mortgage debt.

During 2005, Kimsouth disposed of seven shopping center properties, in separate transactions, for an aggregate sales price of approximately $78.9 million, including the assignment of approximately $23.7 million of mortgage debt encumbering two of the properties. During 2005, the Company recognized pre-tax profits from the Kimsouth investment of approximately $4.9 million, which is included in the caption Income from other real estate investments on the Company’s Consolidated Statements of Income.

Selected financial information for Kimsouth prior to consolidation is as follows (in millions):

December 31,
2005
Assets:
Real estate held for sale	$56.7
Other assets	6.5
$63.2

Liabilities and Stockholders’ Equity:
Mortgages payable	$29.4
Other liabilities	0.7
Stockholders’ equity	33.1
$63.2

	January 1 to	Year Ended December 31,
	May 12, 2006	2005	2004

Revenues from rental property	$1.8	$9.0	$21.8

Operating expenses	(0.8)	(6.9)	(7.5)
Interest	(0.8)	(3.1)	(7.9)
Depreciation and amortization	—	(0.3)	(4.5)
Other, net	(7.7)	(0.5)	(0.4)
	(7.5)	(1.8)	1.5
Gain on disposition of properties	1.9	12.6	8.7

Adjustment of property carrying values	—	(2.4)	(14.3)

Net income/(loss)	$(5.6)	$8.4	$(4.1)

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

FNC Realty Corporation -

On July 27, 2005, Frank’s Nursery and Crafts, Inc. (“Frank’s”) emerged from bankruptcy protection pursuant to a bankruptcy court approved plan of reorganization as FNC Realty Corporation (“FNC”). Pursuant to the plan of reorganization, the Company received common shares of FNC representing an approximate 27% ownership interest in exchange for its interest in Frank’s. In addition, the Company acquired an additional 24.5% interest in the common shares of FNC for cash of approximately $17.0 million, thereby increasing the Company’s ownership interest to approximately 51%. The Company also acquired approximately $42.0 million of fixed rate 7% convertible senior notes issued by FNC. As a result of the increase in ownership interest from 27% to 51%, the Company became the controlling shareholder and therefore, commenced consolidation of FNC effective July 27, 2005.

As of July 27, 2005, FNC had approximately $154.0 million of NOLs, which may be utilized to offset future taxable income of FNC. As Frank’s had recurring losses and was in bankruptcy, the realization of the NOLs was uncertain. Accordingly a full valuation allowance was previously recorded against the deferred tax asset relating to these NOLs. Of the total amount of available NOLs, the Company has estimated approximately $124.0 million is unrestricted and $30.0 million is restricted (limited to utilization of $1.1 million per year).

The Company has evaluated the level of valuation allowance required and determined, based upon the expected investment strategy for FNC, that approximately $27.0 million of the allowance should be reduced and recorded as an adjustment to the purchase price. (See Note 22 for additional information.)

As of July 27, 2005, FNC held interests in 55 properties with approximately $16.1 million of non-recourse mortgage debt encumbering 16 of the properties. These loans bore interest at fixed rates ranging from 4.00% to 7.75% and maturity dates ranging from June 2012 through June 2022. During December 2005, FNC pre-paid, without penalty, an aggregate $4.8 million of mortgage debt encumbering five of its properties. During 2006, FNC pre-paid, with a pre-payment penalty of approximately $1.2 million, an aggregate $7.0 million of mortgage debt encumbering six of its properties. The mortgage debt bore interest at a 7.75% fixed rate per annum and was scheduled to mature in August of 2014. As of December 31, 2006, FNC had approximately $2.1 million of non-recourse mortgage debt encumbering three properties. These remaining loans bear interest at fixed rates ranging from 7.00% to 7.31% and maturity dates ranging from June 2012 through June 2022.

The Company’s investment strategy with respect to FNC includes re-tenanting, re-developing and disposition of the properties. From July 27, 2005, through December 31, 2005, FNC disposed of nine properties, in separate transactions, for an aggregate sales price of approximately $9.4 million. During 2006, FNC disposed of an additional eight properties and one out-parcel, in separate transactions, for an aggregate sales price of approximately $25.1 million. Additionally during 2006, FNC purchased one operating property adjacent to an existing property for $3.5 million.

JPG Self Storage -

During 2005, the Company acquired ten self-storage facilities through an existing joint venture in which the Company held an approximate 93.5% economic interest, for a purchase price of approximately $39.9 million including the assumption of approximately $7.5 million of non-recourse fixed-rate mortgage debt encumbering three of the properties. Upon completing this purchase, this entity owned 17 self-storage facilities located in various states. The joint venture had cross-collateralized 14 of these properties with approximately $44.0 million of non-recourse floating-rate

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

mortgage debt which was scheduled to mature in November 2007 and had an interest rate of LIBOR plus 2.75%. Based upon the provisions of FIN 46(R), the Company had determined that this entity was a VIE. The Company had further determined that the Company was the primary beneficiary of this VIE and had therefore consolidated this entity for financial reporting purposes. During November and December 2005, this entity disposed of, in separate transactions, four self-storage properties for an aggregate sales price of approximately $18.6 million resulting in an aggregate gain of approximately $5.8 million. Proceeds from these sales were used to pay down approximately $9.8 million of mortgage debt and provided distributions to the partners. As a result of these transactions, the Company’s economic interest had significantly decreased and the entity became subject to the reconsideration provisions of FIN 46(R). Based upon this reconsideration event and the provision of FIN 46(R), the Company determined that this entity was no longer a VIE and therefore deconsolidated this entity and accounts for this investment under the equity method of accounting within the Company’s Preferred Equity program.

These operating property acquisitions, development costs and other investments have been funded principally through the application of proceeds from the Company’s public equity and unsecured debt issuances, proceeds from mortgage and construction financings, availability under the Company’s revolving lines of credit and issuance of various partnership units.

4. Dispositions of Real Estate:

Operating Real Estate -

During 2006, the Company disposed of (i) 28 operating properties and one ground lease for an aggregate sales price of approximately $270.5 million, which resulted in an aggregate net gain of approximately $71.7 million, net of income taxes of $2.8 million relating to the sale of two properties, and (ii) transferred five operating properties, to joint ventures in which the Company has 20% non-controlling interests for an aggregate price of approximately $95.4 million, which resulted in a gain of approximately $1.4 million from one transferred property.

During November 2006, the Company disposed of a vacant land parcel located in Bel Air, MD, for approximately $1.8 million resulting in a $1.6 million gain on sale. This gain is included in Other income, net on the Company’s Consolidated Statements of Income.

During 2005, the Company (i) disposed of, in separate transactions, 20 operating properties for an aggregate sales price of approximately $93.3 million, (ii) transferred three operating properties to KROP, as defined below, for an aggregate price of approximately $49.0 million and (iii) transferred 52 operating properties to various joint ventures in which the Company has non-controlling interests ranging from 15% to 50% for an aggregate price of approximately $183.1 million. For the year ended December 31, 2005, these transactions resulted in gains of approximately $31.9 million and a loss on sale/transfer from four of the properties of approximately $5.2 million.

During June 2005, the Company disposed of a vacant land parcel located in New Ridge, MD, for approximately $5.6 million resulting in a $4.6 million gain on sale. This gain is included in Other income, net on the Company’s Consolidated Statements of Income.

During 2004, the Company (i) disposed of, in separate transactions, 16 operating properties and one ground lease for an aggregate sales price of approximately $81.1

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

million, including the assignment of approximately $8.0 million of non-recourse mortgage debt encumbering one of the properties; cash proceeds of approximately $16.9 million from the sale of two of these properties were used in a 1031 exchange to acquire shopping center properties located in Roanoke, VA, and Tempe, AZ, (ii) transferred 17 operating properties to KROP, as defined below, for an aggregate price of approximately $197.9 million and (iii) transferred 21 operating properties, comprising approximately 3.2 million square feet of GLA, to various co-investment ventures in which the Company has non-controlling interests ranging from 10% to 30% for an aggregate price of approximately $491.2 million.

Merchant Building -

During 2006, KDI sold, in separate transactions, six of its recently completed projects, its partnership interest in one project and 30 out-parcels for approximately $260.0 million. These sales resulted in pre-tax gains of approximately $37.3 million.

During 2005, KDI sold, in separate transactions, six of its recently completed projects, and 41 out-parcels for approximately $264.1 million. These sales resulted in pre-tax gains of approximately $33.6 million.

During 2004, KDI sold, in separate transactions, five of its recently completed projects, three completed phases of projects and 29 out-parcels for approximately $170.2 million. These sales resulted in pre-tax gains of approximately $16.8 million.

5. Adjustment of Property Carrying Values:

As part of the Company’s periodic assessment of its real estate properties with regard to both the extent to which such assets are consistent with the Company’s long-term real estate investment objectives and the performance and prospects of each asset, the Company determined in December 2004 that its investment in an operating property comprised of approximately 0.1 million square feet of GLA, with a book value of approximately $3.8 million, net of accumulated depreciation of approximately $2.6 million, may not be fully recoverable. Based upon management’s assessment of current market conditions and lack of demand for the property, the Company reduced its anticipated holding period for this investment. As a result, the Company determined that its investment in this asset was not fully recoverable and recorded an adjustment of property carrying value of approximately $3.0 million to reflect the property’s estimated fair value. The Company’s determination of estimated fair value was based upon third-party purchase offers less estimated closing costs. This property was subsequently sold during 2005 and this adjustment was included along with the related property operations in the line Income from discontinued operations in the Company’s Consolidated Statements of Income.

6. Discontinued Operations and Assets Held for Sale:

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”) the Company reports as discontinued operations assets held-for-sale (as defined by SFAS No. 144) as of the end of the current period and assets sold subsequent to the adoption of SFAS No. 144. All results of these discontinued operations are included in a separate component of income on the Consolidated Statements of Income under the caption Discontinued operations. This has resulted in certain reclassifications of 2006, 2005 and 2004 financial statement amounts.

The components of Income from discontinued operations for each of the three years in the period ended December 31, 2006, are shown below. These include the results of operations for properties sold during the three months ended March 31, 2007, through

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

the date of each respective sale for properties sold during 2006, 2005 and 2004 and a full year of operations for those assets classified as held-for-sale as of March 31, 2007 and December 31, 2006 (in thousands):

	2006	2005	2004
Discontinued Operations:
Revenues from rental property	$20,699	$30,276	$35,657
Rental property expenses	(4,720)	(8,686)	(10,147)
Income from property operations	15,979	21,590	25,510

Depreciation and amortization	(4,993)	(7,126)	(7,944)
Interest expense	(2,380)	(1,711)	(2,120)
Income from other real estate investments	3,705	1,192	—
Other income/(expense)	1,766	1,293	(1,244)

Income from discontinued operating properties	14,077	15,238	14,202

Provision for income taxes	(2,096)	—	—

Minority interest in income from discontinued operating properties	(1,585)	(572)	(562)

Loss on operating properties held for sale/sold	(1,421)	(5,098)	(5,064)

Gain on disposition of operating properties	74,138	28,918	15,823

Income from discontinued operations	$83,113	$38,486	$24,399

During 2006, the Company reclassified as held-for-sale 13 operating properties comprising 0.8 million square feet of GLA. The aggregate book value of these properties was approximately $36.5 million, net of accumulated depreciation of approximately $5.9 million. The book value of one property exceeded its estimated fair value by approximately $0.6 million, and as a result, the Company recorded a loss resulting from an adjustment of property carrying value of approximately $0.6 million. The remaining properties had fair values exceeding their book values, and as a result, no adjustment of property carrying value was recorded. The Company’s determination of the fair value for each of these properties, aggregating approximately $50.0 million, is based primarily upon executed contracts of sale with third parties less estimated selling costs. The Company completed the sale of ten of these operating properties during 2006.

During the three months ended March 31, 2007, the Company disposed of two operating properties and a portion of one operating property, in separate transactions, for an aggregate sales price of approximately $13.0 million, which resulted in an aggregate gain of approximately $3.5 million, net of income tax of approximately $0.5 million.

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During the three months ended March 31, 2007, the Company classified as held-for-sale three shopping center properties comprising approximately 0.1 million square feet of GLA. The book value of each of these properties, aggregating approximately $42.9 million, net of accumulated depreciation of approximately $2.2 million, did not exceed each of their estimated fair values. As a result, no adjustment of property carrying value has been recorded. The Company’s determination of the fair value for each of these properties, aggregating approximately $69.0 million, is based upon executed contracts of sale with third parties less estimated selling costs.

The current and prior comparative years operations of properties classified as held-for-sale as of March 31, 2007 are included in the caption Income from discontinued operations on the Company’s Consolidated Statement of Income.

During 2005, the Company reclassified as held-for-sale four operating properties comprising approximately 0.6 million square feet of GLA. The book value of each of these properties, aggregating approximately $42.2 million, net of accumulated depreciation of approximately $9.4 million, did not exceed each of their estimated fair values. As a result, no adjustment of property carrying value was recorded. The Company’s determination of the fair value for each of these properties, aggregating approximately $61.4 million, was based upon executed contracts of sale with third parties less estimated selling costs. The Company completed the sale of these properties during 2005 and 2006.

During December 2004, the Company reclassified as held-for-sale an operating property located in Melbourne, FL, comprising approximately 0.1 million square feet of GLA. The Company completed the sale of this property during 2005.

During 2004, the Company reclassified as held-for-sale two operating properties comprising approximately 0.3 million square feet of GLA. The book value of these properties, aggregating approximately $8.7 million, net of accumulated depreciation of approximately $4.2 million, exceeded their estimated fair value. The Company’s determination of the fair value of these properties, aggregating approximately $4.5 million, was based upon contracts of sale with third parties less estimated selling costs. As a result, the Company had recorded a loss resulting from an adjustment of property carrying values of $4.2 million. During 2004, the Company completed the sale of these properties.

7. Investment and Advances in Real Estate Joint Ventures:

Kimco Prudential Joint Venture (“KimPru”) -

On July 9, 2006, the Company entered into a definitive merger agreement with Pan Pacific Retail Properties Inc. (“Pan Pacific”). Under the terms of the agreement, the Company agreed to acquire all of the outstanding shares of Pan Pacific for total merger consideration of $70.00 per share. As permitted under the merger agreement, the Company elected to issue $10.00 per share of the total merger consideration in the form of Common Stock to be based upon the average closing price of the Common Stock over ten trading days immediately preceding the closing date.

On September 25, 2006, Pan Pacific stockholders approved the proposed merger and the closing occurred on October 31, 2006. In addition to the merger consideration of $70.00 per share, Pan Pacific stockholders also received $0.2365 per share as a pro-rata portion of Pan Pacific’s regular $0.64 per share dividend for each day between September 26, 2006 and the closing date.

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The transaction had a total value of approximately $4.1 billion, including Pan Pacific’s outstanding debt totaling approximately $1.1 billion. As of October 31, 2006, Pan Pacific owned interests in 138 operating properties, which comprised approximately 19.9 million square feet of GLA, located primarily in California, Oregon, Washington and Nevada.

Funding for this transaction was provided by approximately $1.3 billion of new individual non-recourse mortgage loans encumbering 51 properties, a $1.2 billion two-year credit facility, which bears interest at LIBOR plus 0.375% provided by a consortium of banks and guaranteed by the joint venture partners described below and the Company, the issuance of 9,185,847 shares of Common Stock valued at approximately $407.7 million, the assumption of approximately $630.0 million of unsecured bonds and approximately $289.4 million of existing non-recourse mortgage debt encumbering 23 properties and approximately $300.0 million in cash. With respect to the $1.2 billion guarantee by the Company, PREI, as defined below, guaranteed reimbursement to the Company of 85% of any guaranty payment the Company is obligated to make.

Immediately following the merger, the Company commenced its joint venture agreements with Prudential Real Estate Investors (“PREI”) through three separate accounts managed by PREI. In accordance with the joint venture agreements, all Pan Pacific assets and the respective non-recourse mortgage debt and the $1.2 billion credit facility mentioned above were transferred to the separate accounts. PREI contributed approximately $1.1 billion on behalf of institutional investors in three of its portfolios. The Company holds 15% non-controlling ownership interests in each of these joint ventures, collectively, KimPru, with a total aggregate investment of approximately $194.8 million. In addition, the Company will manage the portfolios and earn acquisition fees, leasing commissions, property management fees and construction management fees.

The above mentioned mortgages bear interest at rates ranging from 4.92% to 8.30% and have maturities ranging from eight months to 119 months.

During November 2006, KimPru sold an operating property for a sales price of $5.3 million. There was no gain or loss recognized in connection with this sale.

Kimco Income REIT (“KIR”) -

The Company has a non-controlling limited partnership interest in KIR and manages the portfolio. Effective July 1, 2006, the Company acquired an additional 1.7% limited partnership interest in KIR, which increased the Company’s total non-controlling interest to approximately 45.0%.

During 2006, KIR disposed of two operating properties and one land parcel, in separate transactions, for an aggregate sales price of approximately $15.2 million. These sales resulted in an aggregate gain of approximately $4.4 million of which the Company’s share was approximately $1.9 million.

During 2005, KIR disposed of two operating properties and one out-parcel, in separate transactions, for an aggregate sale price of approximately $51.2 million. These sales resulted in an aggregate gain of approximately $20.2 million of which the Company’s shares was approximately $8.7 million. In connection with the sale of one of the operating properties, KIR incurred a $2.0 million loan defeasance charge, of which the Company’s share was approximately $0.9 million.

Additionally during 2005, KIR purchased one shopping center property located in Delran, NJ, for approximately $4.6 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

In April 2005, KIR entered into a three-year $30.0 million unsecured revolving credit facility which bears interest at LIBOR plus 1.40%. As of December 31, 2006, there was an outstanding balance of $14.0 million under this credit facility.

As of December 31, 2006, the KIR portfolio was comprised of 66 shopping center properties aggregating approximately 14.0 million square feet of GLA located in 19 states.

RioCan Investments -

During October 2001, the Company formed a joint venture (the “RioCan Venture”) with RioCan Real Estate Investment Trust (“RioCan”) in which the Company has a 50% non-controlling interest, to acquire retail properties and development projects in Canada. The acquisition and development projects are to be sourced and managed by RioCan and are subject to review and approval by a joint oversight committee consisting of RioCan management and the Company’s management personnel. Capital contributions will only be required as suitable opportunities arise and are agreed to by the Company and RioCan.

As of December 31, 2006, the RioCan Venture was comprised of 34 operating properties consisting of approximately 8.1 million square feet of GLA.

Kimco / G.E. Joint Venture (“KROP”)

During 2001, the Company formed a joint venture (the “Kimco Retail Opportunity Portfolio” or “KROP”) with GE Capital Real Estate (“GECRE”), in which the Company has a 20% non-controlling interest and manages the portfolio.

During 2006, KROP acquired one operating property from the Company for an aggregate purchase price of approximately $3.5 million.

During 2006, KROP sold three operating properties to a joint venture in which the Company has a 20% non-controlling interest for an aggregate sales price of approximately $62.2 million. These sales resulted in an aggregate gain of approximately $26.7 million. As a result of its continued 20% ownership interest in these properties, the Company has deferred recognition of its share of these gains. In addition, KROP sold one operating property to a joint venture in which the Company has a 19% non-controlling interest for an aggregate sales price of $96.0 million. This sale resulted in a gain of approximately $42.3 million. As a result of its continued 19% ownership interest in this property, the Company recognized 1% of the gain.

Additionally, during 2006, KROP sold nine operating properties, one out-parcel and one land parcel, in separate transactions, for an aggregate sales price of approximately $171.4 million. These sales resulted in an aggregate gain of approximately $49.6 million of which the Company’s share was approximately $9.9 million.

During 2006, KROP obtained one non-recourse, non-cross collateralized variable rate mortgage for $14.0 million on a property previously unencumbered with a rate of LIBOR plus 1.10%.

Additionally during 2006, KROP obtained a one-year $15.0 million unsecured term loan, which bears interest at LIBOR plus 0.5%. This loan is guaranteed by the Company and GECRE has guaranteed reimbursement to the Company of 80% of any guaranty payment the Company is obligated to make.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During 2005, KROP acquired four operating properties and one out-parcel, in separate transactions, for an aggregate purchase price of approximately $74.6 million, including the assumption of approximately $26.2 million of individual non-recourse mortgage debt encumbering two of the properties and preferred units of approximately $4.2 million associated with another property.

During 2005, KROP disposed of three unencumbered operating properties and two out-parcels, in separate transactions, for an aggregate sales price of approximately $60.3 million. These sales resulted in an aggregate gain of approximately $18.3 million of which the Company’s share was approximately $3.7 million.

During 2005, KROP obtained ten-year individual non-recourse, non-crossed collateralized fixed-rate mortgages aggregating approximately $21.9 million on two of its previously unencumbered properties with rates ranging from 5.2% to 5.3%.

During 2005, KROP obtained two non-recourse, non-crossed collateralized variable rate mortgages for a total of $25.7 million on two properties with rates of LIBOR plus 1.30% and 1.65% with terms of two and three years, respectively.

As of December 31, 2006, the KROP portfolio was comprised of 25 operating properties aggregating approximately 3.6 million square feet of GLA located in 10 states.

During August 2006, the Company and GECRE agreed to market for sale the remaining properties within the KROP venture.

Kimco/UBS Joint Ventures (“KUBS”) -

The Company has joint venture investments with UBS Wealth Management North American Property Fund Limited (“UBS”) in which the Company has non-controlling interests ranging from 15% to 20%. These joint ventures, (collectively “KUBS”), were established to acquire high quality retail properties primarily financed through the use of individual non-recourse mortgages. Capital contributions are only required as suitable opportunities arise and are agreed to by the Company and UBS. The Company manages the properties.

During 2006, KUBS acquired 15 operating properties for an aggregate purchase price of approximately $447.8 million, which included approximately $136.8 million of non-recourse debt encumbering 13 properties, with maturities ranging from three to ten years and bear interest at rates ranging from 4.74% to 6.20%.

Additionally during 2006, KUBS acquired one operating property from the Company, and five operating properties from joint ventures in which the Company has 15% to 20% non-controlling interests, for an aggregate purchase price of approximately $297.0 million, including the assumption of approximately $93.2 million of non-recourse mortgage debt encumbering two of the properties, with maturities ranging from six to seven years with interest rates ranging from 5.64% to 5.88%.

During 2005, KUBS acquired two operating properties for an aggregate purchase price of approximately $30.5 million and purchased eight operating properties from the Company for an aggregate purchase price of approximately $213.1 million. KUBS obtained individual non-recourse mortgages on five of the properties acquired from the Company aggregating $56.9 million.

As of December 31, 2006, the KUBS portfolio was comprised of 31 operating properties aggregating approximately 5.0 million square feet of GLA located in 11 states.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

PL Retail -

The Company acquired the Price Legacy Corporation through a newly formed joint venture, PL Retail LLC (“PL Retail”), in which the Company has a 15% non-controlling interest and manages the portfolio. In connection with this transaction, PL Retail acquired 33 operating properties aggregating approximately 7.6 million square feet of GLA located in ten states. To partially fund the acquisition, the Company provided PL Retail approximately $30.6 million of secured mezzanine financing. This interest-only loan bore interest at a fixed rate of 7.5% and matured in December 2006. The Company also provided PL Retail a secured short-term promissory note of approximately $8.2 million. This interest only note bore interest at LIBOR plus 4.50% and was scheduled to mature in June 2005. During 2005, this note was amended to bear interest at LIBOR plus 6.0% and is now payable on demand. As of December 31, 2006, there was no outstanding balances due the Company on the mezzanine financing or promissory note.

During 2006, PL Retail sold one operating property for a sales price of approximately $42.1 million, which resulted in a gain of approximately $3.9 million of which the Company’s share was approximately $0.6 million.

Additionally during 2006, PL Retail sold one of its operating properties to a newly formed joint venture in which the Company has a 19% non-controlling interest for a sales price of approximately $109.0 million. As a result of the Company’s continued ownership no gain was recognized from this transaction. Proceeds of approximately $17.0 million from these sales were used by PL Retail to repay the remaining balance of mezzanine financing and the promissory note which were previously provided by the Company.

During 2005, PL Retail entered into a $39.5 million unsecured revolving credit facility, which bears interest at LIBOR plus 0.675% and was scheduled to mature in February 2007. During 2007, the loan was extended to February 2008 at a reduced rate of LIBOR plus 0.45%. This facility is guaranteed by the Company and the joint venture partner has guaranteed reimbursement to the Company of 85% of any guaranty payment the Company is obligated to make. As of December 31, 2006, there was $39.5 million outstanding under this facility.

During the year ended December 31, 2005, PL Retail disposed of nine operating properties, in separate transactions, for an aggregate sales price of approximately $81.4 million, which represented the approximate carrying values of the properties. Proceeds of approximately $22.0 million were used to partially repay the mezzanine financing and promissory note that were provided by the Company.

As of December 31, 2006, PL Retail consisted of 23 operating properties aggregating approximately 5.8 million square feet of GLA located in seven states.

Other Real Estate Joint Ventures –

The Company and its subsidiaries have investments in and advances to various other real estate joint ventures. These joint ventures are engaged primarily in the operation and development of shopping centers which are either owned or held under long-term operating leases.

During 2006, the Company acquired, in separate transactions, 36 operating properties and one ground lease, through joint ventures in which the Company has non-controlling interests. These properties were acquired for an aggregate purchase price of approximately $726.7 million, including approximately $419.5 million of non-recourse

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mortgage debt encumbering 20 of the properties. The Company’s aggregate investment in these joint ventures was approximately $90.4 million. Details of these transactions are as follows (in thousands):

			Purchase Price
Property Name	Location	Month Acquired	Cash	Debt	Total	GLA

Stabilus Building	Saltillo, Cahuila, Mexico	Jan-06	$2,600	$—	$2,600	63

American Industries(3 Locations)	Chihuahua & San Luis Postosi, Mexico	Feb-06	12,200	—	12,200	224

Crème de la Crème (2 Locations)	Allen & Colleyville, TX	Feb-06	2,409	7,229	9,638	41

Five free—standing locations	CO, OR, NM, NY	Mar-06	7,000	—	7,000	162

Edgewater Commons	Edgewater, NJ	Mar-06	44,104	74,250	118,354	424

Long Gate Shopping Ctr	Ellicot City, MD	Mar-06	36,330	40,200	76,530	433

Clackamas Promenade	Clakamas, OR	Mar-06	35,240	42,550	77,790	237

Westmont Portfolio(8 Locations)	Various, Canada	Mar-06	16,066	69,572	85,638	358

Crow Portfolio (3 Locations)	FL and TX	Apr-06	46,698	66,200	112,898	678

Great Northeast Plaza	Philadelphia, PA	Apr-06	36,500	—	36,500	290

Cessna Building	Chihuahua, Mexico	Apr-06	2,060	—	2,060	62

Crème de la Crème	Coppell, TX	Jun-06	1,325	4,275	5,600	20

Westmont Portfolio	Houston, TX	Jun-06	14,000	47,200	61,200	460

Werner II	Juarez, Mexico	Jun-06	1,800	—	1,800	200

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Cypress Towne Center	Cypress, TX	Aug-06	13,332	25,650	38,982	196

Bustleton Dunkin Donuts (ground lease)	Philadelphia, PA	Aug-06	1,000	—	1,000	2

American Industries	Juarez, Mexico	Aug-06	8,000	—	8,000	187

American Industries (ITT)	Chihuahua, Mexico	Nov-06	3,152	—	3,152	57

American Industries (Columbus)	Juarez, Mexico	Nov-06	2,174	—	2,174	39

American Industries (Zodiac)	Chihuahua, Mexico	Nov-06	3,100	—	3,100	80

Conroe Marketplace	Conroe, TX	Dec-06	18,150	42,350	60,500	244

			$307,240	$419,476	$726,716	4,457

During January 2006, the Company transferred 50% of its 60% interest in an operating property in Guadalajara, Mexico, to a joint venture partner for approximately $12.8 million, which approximated its carrying value. As a result of this transaction, the Company now holds a 30% non-controlling interest and continues to account for its investment under the equity method of accounting.

During June 2006, the Company transferred 50% of its 60% interest in a development property located in Tijuana, Baja California, Mexico, to a joint venture partner for approximately $6.4 million, which approximated its carrying value. As a result of this transaction, the Company now holds a 30% non-controlling interest and continues to account for its investment under the equity method of accounting.

During August 2006, the Company sold 50% of its 100% interest in a development property located in Monterrey, Mexico, to a joint venture partner for approximately $9.6 million, which approximated its carrying value. The Company accounts for its remaining 50% interest under the equity method of accounting.

During 2006, joint ventures in which the Company has non-controlling interests ranging from 10% to 50%, disposed of, in separate transactions, six properties for an aggregate sales price of approximately $62.4 million. These sales resulted in an aggregate gain of approximately $8.1 million, of which the Company’s share was approximately $2.0 million.

During 2005, the Company acquired, in separate transactions, 69 operating properties through joint ventures in which the Company has non-controlling interests. These properties were acquired for an aggregate purchase price of approximately $641.1 million, including approximately $317.0 million of non-recourse mortgage debt

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

encumbering 57 of the properties. The Company’s aggregate investment in these joint ventures was approximately $124.0 million. Details of these transactions are as follows (in thousands):

			Purchase Price
Property Name	Location	Month Acquired	Cash	Debt		Total	GLA

Kmart Building	Hillsborough, NJ	Apr-05	$2,100	$1,900	(a)	$4,000	56

Hyatt Regency Cancun	Cancun, Mexico	May-05	19,700	-		19,700	306

Fremont Hub	Freemont, CA	Jun-05(b)	80,654	42,500		123,154	503

One City Center	Houston, TX	Jul-05	14,600	76,500		91,100	593

The Grove at Lakeland	Lakeland, FL	Jul-05	8,000	-		8,000	105

North Quincy	Quincy, MA	Jul-05	7,204	7,796		15,000	81

Riverside Center	St. Augustine, FL	Aug-05	5,560	-		5,560	63

Greeley S.C.	Greeley, CO	Sept-05	21,000	-		21,000	139

American Industries Portfolio (57 properties)	Various, Mexico	Oct-05	110,500	167,037		277,537	5,608

Docstone Commons	Stafford, VA	Nov-05	17,525	-		17,525	101

MacArthur Towne Center	Whitehall, PA	Nov-05	17,150	-		17,150	151

The Center at East Northport	East Northport, NY	Nov-05	9,000	-		9,000	26

Cambridge Crossing	Troy, MI	Dec-05	11,108	21,257		32,365	223

			$324,101	$316,990		$641,091	7,955

(a) This loan is jointly and severally guaranteed by the joint venture partners,

including the Company.

(b) The Company acquired an additional 25% interest in this joint venture.

During March 2005, the Company transferred 50% of the Company’s 95% interest in a developed property located in Huehuetoca, Mexico, to a joint venture partner for approximately $5.3 million, which approximated its carrying value. As a result of this transaction, the Company now holds a 47.5% non-controlling interest and has deconsolidated the investment. The Company accounts for its investment under the equity method of accounting.

During July 2005, the Company transferred a developed property located in Reynosa, Mexico, to a newly formed joint venture in which the Company has a 50% non-controlling interest, for a price of approximately $6.9 million. The Company accounts for this investment under the equity method of accounting.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During September 2005, the Company transferred 45 operating properties, comprising approximately 0.3 million square feet of GLA, located in Virginia and Maryland to a newly formed unconsolidated joint venture in which the Company has a 15% non-controlling interest. The transfer price was approximately $85.3 million including the assignment of approximately $65.0 million of cross-collateralized non-recourse mortgage debt encumbering all of the properties.

During 2005, the Company transferred, in separate transactions, five operating properties comprising approximately 0.7 million square feet of GLA, to newly formed joint ventures in which the Company has 20% non-controlling interests, for an aggregate price of approximately $85.6 million, including the assignment of approximately $40.2 million of mortgage debt encumbering three of the properties.

Summarized financial information for these real estate joint ventures is as follows (in millions):

	December 31,
	2006	2005
Assets:
Real estate, net	$11,858.0	$6,470.4
Other assets	418.4	308.5

	$12,276.4	$6,778.9

Liabilities and Partners’ Capital:
Mortgages payable	$6,931.5	$4,443.6
Notes payable	1,388.5	58.7
Construction loans	24.2	69.6
Other liabilities	176.8	144.0
Minority interest	107.1	81.9
Partners’ capital	3,648.3	1,981.1

	$12,276.4	$6,778.9

	Year Ended December 31,
	2006	2005	2004
Revenues from rental property	$1,007.1	$759.0	$545.8

Operating expenses	(287.6)	(214.0)	(155.6)
Interest	(323.7)	(247.1)	(171.0)
Depreciation and amortization	(223.3)	(153.7)	(97.1)
Other, net	(13.1)	(8.4)	(5.8)
	(847.7)	(623.2)	(429.5)

Income from continuing operations	159.4	135.8	116.3

Discontinued Operations:
Income/(loss) from discontinued operations	8.1	(1.7)	1.8

Gain on dispositions of properties	134.6	52.5	20.2

Net income	$302.1	$186.6	$138.3

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Other liabilities in the accompanying Consolidated Balance Sheets include accounts with certain real estate joint ventures totaling approximately $13.5 million and $13.2 million at December 31, 2006 and 2005, respectively. The Company and its subsidiaries have varying equity interests in these real estate joint ventures, which may differ from their proportionate share of net income or loss recognized in accordance with GAAP.

The Company’s maximum exposure to losses associated with its unconsolidated joint ventures is primarily limited to its carrying value in these investments. As of December 31, 2006 and 2005, the Company’s carrying value in these investments approximated $1.1 billion and $735.6 million, respectively.

8. Other Real Estate Investments:

Preferred Equity Capital -

The Company maintains a Preferred Equity program, which provides capital to developers and owners of real estate properties. During 2006 the Company provided, in separate transactions, an aggregate of approximately $223.9 million in investment capital to developers and owners of 101 real estate properties. During 2005, the Company provided, in separate transactions, an aggregate of approximately $84.3 million in investment capital to developers and owners of 79 real estate properties. As of December 31, 2006, the Company’s net investment under the Preferred Equity program was approximately $400.4 million relating to 215 properties. For the years ended December 31, 2006, 2005 and 2004, the Company earned approximately $40.1 million, including $12.2 million of profit participation earned from 16 capital transactions, $32.8 million, including $12.6 million of profit participation earned from six capital transactions, and $11.4 million, including $3.9 million of profit participation earned from four capital transactions, respectively,from these investments.

Summarized financial information relating to the Company’s preferred equity investments is as follows (in millions):

	December 31,
	2006	2005
Assets:
Real estate, net	$1,683.8	$945.0
Other assets	113.4	65.5
	$1,797.2	$1,010.5

Liabilities and Partners’ Capital:
Notes and mortgages payable	$1,239.7	$703.3
Other liabilities	55.2	19.7
Partners’ capital	502.3	287.5
	$1,797.2	$1,010.5

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

	Year Ended December 31,
	2006	2005	2004
Revenues from Rental Property	$177.6	$118.5	$61.6

Operating expenses	(58.6)	(42.0)	(19.4)
Interest	(61.6)	(38.9)	(21.2)
Depreciation and amortization	(34.2)	(19.3)	(9.6)
Other, net	(4.4)	(1.2)	(0.3)
	(158.8)	(101.4)	(50.5)

	18.8	17.1	11.1

Gain on disposition of properties	49.4	49.8	4.4

Net income	$68.2	$66.9	$15.5

The Company’s maximum exposure to losses associated with its preferred equity investments is primarily limited to its invested capital. As of December 31, 2006 and 2005, the Company’s invested capital in its preferred equity investments approximated $400.4 million and $225.9 million, respectively.

Investment in Retail Store Leases -

The Company has interests in various retail store leases relating to the anchor store premises in neighborhood and community shopping centers. These premises have been sublet to retailers who lease the stores pursuant to net lease agreements. Income from the investment in these retail store leases during the years ended December 31, 2006, 2005 and 2004, was approximately $1.3 million, $9.1 million and $3.9 million, respectively. These amounts represent sublease revenues during the years ended December 31, 2006, 2005 and 2004, of approximately $8.2 million, $17.8 million and $13.3 million, respectively, less related expenses of $5.7 million, $7.4 million and $8.0 million, respectively, and an amount which, in management’s estimate, reasonably provides for the recovery of the investment over a period representing the expected remaining term of the retail store leases. The Company’s future minimum revenues under the terms of all non-cancelable tenant subleases and future minimum obligations through the remaining terms of its retail store leases, assuming no new or renegotiated leases are executed for such premises, for future years are as follows (in millions): 2007, $7.4 and $4.6; 2008, $6.6 and $4.0; 2009, $5.8 and $3.6; 2010, $5.0 and $3.2; 2011, $4.0 and $2.6; and thereafter, $2.8 and $2.2, respectively.

Leveraged Lease -

During June 2002, the Company acquired a 90% equity participation interest in an existing leveraged lease of 30 properties. The properties are leased under a long-term bond-type net lease whose primary term expires in 2016, with the lessee having certain renewal option rights. The Company’s cash equity investment was approximately $4.0 million. This equity investment is reported as a net investment in leveraged lease in accordance with SFAS No. 13, Accounting for Leases (as amended).

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

From 2002 to 2005, 14 of these properties were sold, whereby the proceeds from the sales were used to pay down the mortgage debt by approximately $27.1 million.

During 2006, an additional two properties were sold, whereby the proceeds from the sales were used to pay down the mortgage debt by approximately $1.2 million. As of December 31, 2006, the remaining 14 properties were encumbered by third-party non-recourse debt of approximately $48.4 million that is scheduled to fully amortize during the primary term of the lease from a portion of the periodic net rents receivable under the net lease.

As an equity participant in the leveraged lease, the Company has no recourse obligation for principal or interest payments on the debt, which is collateralized by a first mortgage lien on the properties and collateral assignment of the lease. Accordingly, this obligation has been offset against the related net rental receivable under the lease.

At December 31, 2006 and 2005, the Company’s net investment in the leveraged lease consisted of the following (in millions):

	2006	2005

Remaining net rentals	$62.3	$68.9
Estimated unguaranteed residual value	40.5	43.8
Non-recourse mortgage debt	(48.4)	(52.8)
Unearned and deferred income	(50.7)	(55.9)

Net investment in leveraged lease	$3.7	$4.0

9. Mortgages and Other Financing Receivables:

During January 2006, the Company provided approximately $16.0 million as its share of a $50.0 million junior participation in a $700.0 million first mortgage loan, in connection with a private investment firm’s acquisition of a retailer. This loan participation bore interest at LIBOR plus 7.75% per annum and had a two-year term with a one-year extension option and was collateralized by certain real estate interests of the retailer. During June 2006, the borrower elected to pre-pay the outstanding loan balance of approximately $16.0 million in full satisfaction of this loan.

Additionally, during January 2006, the Company provided approximately $5.2 million as its share of an $11.5 million term loan to a real estate developer for the acquisition of a 59 acre land parcel located in San Antonio, TX. This loan is interest only at a fixed rate of 11.0% for a term of two years payable monthly and collateralized by a first mortgage on the subject property. As of December 31, 2006, the outstanding balance on this loan was approximately $5.2 million.

During February 2006, the Company committed to provide a one year $17.2 million credit facility at a fixed rate of 8.0% for a term of nine months and 9.0% for the remaining term to a real estate investor for the recapitalization of a discount and entertainment mall that it currently owns. During 2006, this facility was fully paid and was terminated.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During April 2006, the Company provided two separate mortgages aggregating $14.5 million on a property owned by a real estate investor. Proceeds were used to payoff the existing first mortgage, buyout the existing partner and for redevelopment of the property. The mortgages bear interest at 8.0% per annum and mature in 2008 and 2013. These mortgages are collateralized by the subject property. As of December 31, 2006, the aggregate outstanding balance on these mortgages was approximately $15.0 million, including $0.5 million of accrued interest.

During May 2006, the Company provided a CAD $23.5 million collateralized credit facility at a fixed rate of 8.5% per annum for a term of two years to a real estate company for the execution of its property acquisitions program. The credit facility is guaranteed by the real estate company. The Company was issued 9,811 units, valued at approximately USD $0.1 million, and warrants to purchase up to 0.1 million shares of the real estate company as a loan origination fee. During August 2006, the Company increased the credit facility to CAD $45.0 million and received an additional 9,811 units, valued at approximately USD $0.1 million, and warrants to purchase up to 0.1 million shares of the real estate company. As of December 31, 2006, the outstanding balance on this credit facility was approximately CAD $3.6 million (approximately USD $3.1 million).

During September 2005, a newly formed joint venture, in which the Company had an 80% interest, acquired a 90% interest in a $48.4 million mortgage receivable for a purchase price of approximately $34.2 million. This loan bore interest at a rate of three-month LIBOR plus 2.75% per annum and was scheduled to mature on January 12, 2010. A 626-room hotel located in Lake Buena Vista, FL collateralized the loan. The Company had determined that this joint venture entity was a VIE and had further determined that the Company was the primary beneficiary of this VIE and had therefore consolidated it for financial reporting purposes. During March 2006, the joint venture acquired the remaining 10% of this mortgage receivable for a purchase price of approximately $3.8 million. During June 2006, the joint venture accepted a pre-payment of approximately $45.2 million from the borrower as full satisfaction of this loan.

During August 2006, the Company provided $8.8 million as its share of a $13.2 million 12-month term loan to a retailer for general corporate purposes. This loan bears interest at a fixed rate of 12.50% with interest payable monthly and a balloon payment for the principal balance at maturity. The loan is collateralized by the underlying real estate of the retailer. Additionally, the Company funded $13.3 million as its share of a $20.0 million revolving Debtor-in-Possession facility to this retailer. The facility bears interest at LIBOR plus 3.00% and has an unused line fee of 0.375%. This credit facility is collateralized by a first priority lien on all the retailer’s assets. As of December 31, 2006, the Company’s share of the outstanding balance on this loan and credit facility was approximately $7.6 million and $4.9 million, respectively.

During September 2006, the Company provided a MXP 57.3 million (approximately USD $5.3 million) loan to an owner of an operating property in Mexico. The loan, which is collateralized by the property, bears interest at 12.0% per annum and matures in 2016. The Company is entitled to a participation feature of 25% of annual cash flows after debt service and 20% of the gain on sale of the property. As of December 31, 2006, the outstanding balance on this loan was approximately MXP 57.8 million (approximately USD $5.3 million).

During November 2006, the Company committed to provide a MXP 124.8 million (approximately USD $11.5 million) loan to an owner of a land parcel in Acapulco, Mexico. The loan, which is collateralized with an operating property owned by the

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

borrower, bears interest at 10% per annum and matures in 2016. The Company is entitled to a participation feature of 20% of excess cash flows and gains on sale of the property. As of December 31, 2006, the outstanding balance on this loan was MXP 12.8 million (approximately USD $1.2 million).

During December 2006, the Company provided $5.0 million as its share of a one-year $27.5 million mortgage loan to a real estate developer. The proceeds were used to payoff the existing debt. The loan is collateralized by a parcel of land and bears interest at a fixed rate of 13%, which is payable monthly with any unpaid accrued interest and principal payable at maturity. As of December 31, 2006, the outstanding balance on this loan was $5.0 million.

During May 2002, the Company provided a secured $15 million three-year term loan and a secured $7.5 million revolving credit facility to Frank’s at an interest rate of 10.25% per annum collateralized by 40 real estate interests. Interest was payable quarterly in arrears. During 2003, the revolving credit facility was amended to increase the total borrowing capacity to $17.5 million. During January 2004, the revolving loan was further amended to provide up to $33.75 million of borrowings from the Company. During September 2004, Frank’s filed for protection under Chapter 11 of the U.S. Bankruptcy Code. The Company committed to provide an additional $27.0 million of Debtor-in-Possession financing with a term of one year at an interest rate of Prime plus 1.00% per annum. During July 2005, Frank’s emerged from bankruptcy as FNC and repaid all outstanding amounts owed to the Company under the revolving credit facility and Debtor-in-Possession financing (See Note 3 of the Notes to Consolidated Financial Statements included in this annual report on Form 10-K).

During April 2005, the Company provided a construction loan commitment of up to MXP 53.5 million (approximately USD $5.0 million) to a developer for the construction of a new retail center in Acapulco, Mexico. The loan bears interest at a fixed rate of 11.75% and provides for an additional 20% participation of property cash flow, as defined. This facility is collateralized by the related property and matures in May 2015. As of December 31, 2006, there was approximately MXP 53.5 million (USD $4.9 million) outstanding on this loan.

Additionally, during April 2005, a newly formed joint venture, in which the Company has a 50% non-controlling interest, provided a retailer with a three-year $28.0 million revolving line of credit at a floating interest rate of Prime plus 5.5% per annum. The facility also provides for a 3.0% unused line fee and a 2.50% origination fee. The facility is collateralized by certain real estate interests of the borrower. As of December 31, 2006, the outstanding balance on this facility was $25.5 million of which the Company’s share was $12.8 million.

During May 2005, a newly formed joint venture, in which the Company has a 44.38% Debtor-in-Possession financing to a healthcare facility that recently filed for protection under the bankruptcy code and is closing its operations. The term of this loan was two years and bore interest at prime plus 2.5%. The loan was collateralized by a hospital building, a six-story commercial building, a 12-story 133-unit apartment complex and various other building structures. During April 2006, the healthcare facility paid the outstanding balance on the loan and the loan was terminated.

Additionally, during May 2005, the Company acquired four mortgage loans collateralized by individual properties with an aggregate face value of approximately $16.6 million for approximately $14.3 million. These performing loans, which provide for monthly payments of principal and interest, bear interest at a fixed-rate of 7.57% and mature on June 1, 2019. As of December 31, 2006, there was an aggregate of approximately $13.8 million outstanding on these loans.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During October 2005, the Company provided a construction loan commitment of up to $38.1 million to a developer for acquisition and redevelopment of a retail center located in Richland Township, PA. The loan is interest only at a rate of LIBOR plus 2.20% and matures in October of 2007. As of December 31, 2006, the outstanding balance on this loan was approximately $12.6 million.

During March 2002, the Company provided a $50.0 million ten-year loan to Shopko Stores, Inc., at an interest rate of 11.0% per annum collateralized by 15 properties. The Company received principal and interest payments on a monthly basis. During January 2003, the Company sold a $37.0 million participation interest in this loan to an unaffiliated third party. The interest rate on the $37.0 million participation interest is a variable rate based on LIBOR plus 3.50%. The Company continued to act as the servicer for the full amount of the loan. During December 2005, Shopko elected to prepay the outstanding loan balance of approximately $46.7 million in full satisfaction of this loan. Shopko, also paid a prepayment penalty to the Company of $14.0 million.

During December 2005, the Company provided a construction loan commitment of up to MXP 39.9 million (approximately USD $3.7 million) to a developer for the construction of a new retail center in Magno Deco, Mexico. The loan bears interest at a fixed rate of 11.75% and provides for an additional 20% participation of property cash flow, as defined. This loan is collateralized by the related property and matures in May 2015. As of December 31, 2006, there was approximately MXP 30.3 million (USD $2.8 million) outstanding on this loan.

During July 2004, the Company provided an $11.0 million five-year term loan to a retailer at a floating interest rate of Prime plus 3.0% per annum or, at the borrower’s election, LIBOR plus 5.5% per annum. The facility was interest only, payable monthly in arrears and was collateralized by certain real estate interests of the borrower. During December 2005, the borrower elected to prepay the outstanding loan balance of $11.0 million in full satisfaction of this loan.

During September 2004, the Company acquired a $3.5 million mortgage receivable for $2.7 million. The interest rate on this mortgage loan was Prime plus 1.0% per annum with principal and interest paid monthly. This loan was scheduled to mature in February 2006 and was collateralized by a shopping center comprising 0.3 million square feet of GLA in Wilkes-Barre, PA. During May 2005, the borrower elected to prepay the outstanding loan balance in full satisfaction of this loan.

10. Marketable Securities:

The amortized cost and estimated fair values of securities available-for-sale and held-to-maturity at December 31, 2006 and 2005, are as follows (in thousands):

	December 31, 2006

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale:
Equity securities	$82,910	$38,718	$(1,775)	$119,853

Held-to-maturity:
Other debt securities	82,806	3,451	(639)	85,618

Total marketable securities	$165,716	$42,169	$(2,414)	$205,471

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

	December 31, 2005

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Available-for-sale:
Equity securities	$85,613	$63,466	$(56)	$149,023

Held-to-maturity:
Other debt securities	57,429	3,615	(1,953)	59,091

Total marketable securities	$143,042	$67,081	$(2,009)	$208,114

As of December 31, 2006, the contractual maturities of Other debt securities classified as held-to-maturity are as follows: within one year, $1.5 million; after one year through five years, $36.7 million; after five years through 10 years, $27.0 million and after 10 years, $17.6 million. Actual maturities may differ from contractual maturities as issuers may have the right to prepay debt obligations with or without prepayment penalties.

11. Notes Payable:

The Company has implemented a medium-term notes (“MTN”) program pursuant to which it may, from time to time, offer for sale its senior unsecured debt for any general corporate purposes, including (i) funding specific liquidity requirements in its business, including property acquisitions, development and redevelopment costs, and (ii) managing the Company’s debt maturities.

As of December 31, 2006, a total principal amount of approximately $1.4 billion in senior fixed-rate MTNs was outstanding. These fixed-rate notes had maturities ranging from five months to nine years as of December 31, 2006, and bear interest at rates ranging from 3.95% to 7.90%. Interest on these fixed-rate senior unsecured notes is payable semi-annually in arrears. Proceeds from these issuances were primarily used for the acquisition of neighborhood and community shopping centers, the expansion and improvement of properties in the Company’s portfolio and the repayment of certain debt obligations of the Company.

During March 2006, the Company issued $300.0 million of fixed rate unsecured senior notes under its MTN program. This fixed rate MTN matures March 15, 2016 and bears interest at 5.783% per annum. The proceeds from this MTN issuance were primarily used to repay a portion of the outstanding balance under the Company’s U.S. revolving credit facility and for general corporate purposes.

During June 2006, the Company entered into a third supplemental indenture, under the indenture governing its medium-term notes and senior notes, which amended the (i) total debt test and secured debt test by changing the asset value definition from undepreciated real estate assets to total assets, with total assets being defined as undepreciated real estate assets, plus other assets (but excluding goodwill and amortized debt costs) and (ii) maintenance of unencumbered total asset value covenant by increasing the requirement of the ratio of unencumbered total asset value to outstanding unsecured debt from 1 to 1 to 1.5 to 1. Additionally, the same amended covenants were adopted within the Canadian supplemental indenture, which governs the

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

4.45% Canadian Debentures due in 2010. In connection with the consent solicitation, the Company incurred costs aggregating approximately $5.8 million, of which $1.8 million was related to costs paid to third parties, which were expensed. The remaining $4.0 million was related to fees paid to note holders, which were capitalized and are being amortized over the remaining term of the notes.

During 2006, the Company repaid its (i) $30.0 million 6.93% fixed rate notes, which matured on July 20, 2006, (ii) $100.0 million floating rate notes, which matured August 1, 2006 and (iii) $55.0 million 7.50% fixed rate notes, which matured on November 5, 2006.

During August 2006, Kimco North Trust III, a wholly-owned entity of the Company, completed the issuance of $200.0 million Canadian denominated senior unsecured notes. The notes bear interest at 5.18% and mature on August 16, 2013. The proceeds were used by Kimco North Trust III, to pay down outstanding indebtedness under the existing Canadian credit facility and to fund long-term investments in Canadian real estate.

In connection with the October 31, 2006 Pan Pacific merger transaction, the Company assumed $650.0 million of unsecured notes payable, including $20.0 million of fair value debt premiums. These notes bear interest at fixed rates ranging from 4.70% to 7.95% per annum and have maturity dates ranging from June 29, 2007 to September 1, 2015.

During February 2005, the Company issued $100.0 million of fixed-rate unsecured senior notes under its MTN program. This fixed-rate MTN matures in February 2015 and bears interest at 4.904% per annum. The proceeds from this MTN issuance were primarily used for the repayment of all $20.0 million of the Company’s fixed-rate notes that matured in April 2005, which bore interest at 7.91%, all $10.25 million of the Company’s fixed-rate notes that matured in May 2005, which bore interest at 7.30%, and partial repayment of the Company’s $100.0 million fixed-rate notes which matured in June 2005, and bore interest at 6.73%.

During June 2005, the Company issued $200.0 million of fixed-rate unsecured senior notes under its MTN program. This fixed-rate MTN matures in June 2014 and bears interest at 4.82% per annum. The proceeds from this issuance were primarily used to repay a portion of the outstanding balance under the Company’s U.S. revolving credit facility and for general corporate purposes.

During November 2005, the Company issued an aggregate $250.0 million of fixed-rate unsecured senior notes under its MTN program. The Company issued a $150.0 million MTN which matures in November 2015 and bears interest at 5.584% per annum and a $100.0 million MTN which matures in February 2011 and bears interest at 5.304% per annum. Proceeds from these MTN issuances were used for general corporate purposes and to repay a portion of the outstanding balance under the Company’s U.S. revolving credit facility. A portion of the outstanding balance related to the repayment of the Company’s $50.0 million 7.68% fixed-rate notes, which matured on November 1, 2005 and repayment of the Company’s $20.0 million 6.83% fixed-rate notes, which matured on November 14, 2005.

During April 2005, Kimco North Trust III completed the issuance of $150.0 million Canadian denominated senior unsecured notes. The notes bear interest at 4.45% and mature on April 21, 2010. The Company has provided a full and unconditional guarantee of the notes. The proceeds were used by Kimco North Trust III to pay down outstanding indebtedness under existing credit facilities, to fund long-term investments in Canadian real estate and for general corporate purposes.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

As of December 31, 2006, the Company had a total principal amount of $1.3 billion in fixed-rate unsecured senior notes. These fixed-rate notes had maturities ranging from six months to nine years as of December 31, 2006, and bear interest at rates ranging from 4.45% to 7.95%. Interest on these fixed-rate senior unsecured notes is payable semi-annually in arrears.

The scheduled maturities of all unsecured notes payable as of December 31, 2006, were approximately as follows (in millions): 2007, $256.9; 2008, $125.7; 2009, $180.0; 2010, $205.1; 2011, $363.4 and thereafter, $1,617.2.

The Company has an $850.0 million unsecured revolving credit facility (the “Credit Facility”), which is scheduled to expire in July 2008. Under the Credit Facility funds may be borrowed for general corporate purposes, including the funding of (i) property acquisitions, (ii) development and redevelopment costs and (iii) any short-term working capital requirements. Interest on borrowings under the Credit Facility accrue at a spread (currently 0.45%) to LIBOR and fluctuates in accordance with changes in the Company’s senior debt ratings. As part of this Credit Facility, the Company has a competitive bid option whereby the Company may auction up to $425.0 million of its requested borrowings to the bank group. This competitive bid option provides the Company the opportunity to obtain pricing below the currently stated spread to LIBOR of 0.45%. A facility fee of 0.125% per annum is payable quarterly in arrears. In addition, the Company has a $200.0 million sub-limit which provides it the opportunity to borrow in alternative currencies such as Pounds Sterling, Japanese Yen or Euros. Pursuant to the terms of the Credit Facility, the Company, among other things, is (i) subject to maintaining certain maximum leverage ratios on both unsecured senior corporate debt and minimum unencumbered asset and equity levels and (ii) restricted from paying dividends in amounts that exceed 95% of funds from operations, as defined. As of December 31, 2006, there was no outstanding balance under the Credit Facility.

Additionally, the Company has a CAD $250.0 million unsecured revolving credit facility with a group of banks. This facility originally bore interest at the CDOR Rate, as defined, plus 0.50% and is scheduled to expire in March 2008. During January 2006, the facility was amended to reduce the borrowing spread to 0.45% and to modify the covenant package to conform to the Company’s $850.0 million U.S. credit facility. Proceeds from this facility are used for general corporate purposes including the funding of Canadian-denominated investments. As of December 31, 2006, there was no outstanding balance under this facility.

The Company also has a three-year MXP 500.0 million unsecured revolving credit facility. This facility bears interest at the TIIE Rate, as defined, plus 1.00% and is scheduled to expire in May 2008. Proceeds from this facility are used to fund peso-denominated investments. As of December 31, 2006, there was no outstanding balance under this facility.

In accordance with the terms of the Indenture, as amended, pursuant to which the Company’s senior unsecured notes have been issued, the Company is (a) subject to maintaining certain maximum leverage ratios on both unsecured senior corporate and secured debt, minimum debt service coverage ratios and minimum equity levels and (b) restricted from paying dividends in amounts that exceed by more than $26.0 million the funds from operations, as defined, generated through the end of the calendar quarter most recently completed prior to the declaration of such dividend; however, this dividend limitation does not apply to any distributions necessary to maintain the Company’s qualification as a REIT providing the Company is in compliance with its total leverage limitations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

12. Mortgages Payable:

During 2006, the Company (i) obtained an aggregate of approximately $52.7 million of individual non-recourse mortgage debt on five operating properties, (ii) assumed approximately $253.6 million of individual non-recourse mortgage debt relating to the acquisition of 19 operating properties, including approximately $2.9 million of fair value debt adjustments, (iii) consolidated approximately $27.1 million of non-recourse mortgage debt relating to the purchase of additional ownership interests in various entities, (iv) paid off approximately $61.9 million of individual non-recourse mortgage debt that encumbered 16 operating properties, and (v) assigned approximately $3.9 million of non-recourse mortgage debt relating to the sale of an operating property.

During 2005, the Company (i) obtained an aggregate of approximately $95.6 million of individual non-recourse mortgage debt on 53 operating properties, (ii) assumed approximately $79.7 million of individual non-recourse mortgage debt relating to the acquisition of 11 operating properties, including approximately $6.3 million of fair value debt adjustments, (iii) consolidated approximately $33.2 million of non-recourse mortgage debt relating to the purchase of additional ownership interest in various entities, (iv) assigned approximately $119.8 million of individual non-recourse mortgage debt relating to the transfer of 49 operating properties to various co-investment ventures in which the Company has non-controlling interests ranging from 10% to 30%, (v) paid off approximately $66.9 million of individual non-recourse mortgage debt that encumbered 11 operating properties, (vi) deconsolidated approximately $41.4 million of non-recourse mortgage debt relating to the reduction of the Company’s economic interest in a joint venture and (vii) assigned approximately $7.8 million of non-recourse mortgage debt relating to the sale of an operating property.

Mortgages payable, collateralized by certain shopping center properties and related tenants’ leases, are generally due in monthly installments of principal and/or interest which mature at various dates through 2035. Interest rates range from approximately 4.95% to 10.50% (weighted-average interest rate of 7.0% as of December 31, 2006). The scheduled principal payments of all mortgages payable, excluding unamortized fair value debt adjustments of approximately $14.3 million, as of December 31, 2006, were approximately as follows (in millions): 2007, $45.1; 2008, $95.3; 2009, $56.0; 2010, $29.3; 2011, $38.8 and thereafter, $289.1.

13. Construction Loans Payable:

During 2006, the Company obtained construction financing on three ground-up development projects for an aggregate original loan commitment amount of up to $83.8 million, of which approximately $36.0 million was outstanding at December 31, 2006. The Company assigned a $7.2 million construction loan, which bore interest at LIBOR plus 1.75% and was scheduled to mature in November 2006, in connection with the sale of its partnership interest in one project. As of December 31, 2006, the Company had a total of 13 construction loans with total commitments of up to $330.9 million, of which $271.0 million had been funded. These loans had maturities ranging from two to 31 months and variable interest rates ranging from 6.87% to 7.32% at December 31, 2006. These construction loans are collateralized by the respective projects and associated tenants’ leases. The scheduled maturities of all construction loans payable as of December 31, 2006, were approximately as follows (in millions): 2007, $164.3; 2008, $81.5 and 2009, $25.2.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During 2005, the Company obtained a term loan and construction financing on two ground-up development projects for an aggregate original loan commitment amount of up to $50.5 million, of which approximately $22.4 million was outstanding at December 31, 2005. As of December 31, 2005, the Company had a total of 15 construction loans with total commitments of up to $343.5 million, of which $228.5 million had been funded. These loans had maturities ranging from four to 31 months and variable interest rates ranging from 6.04% to 6.64% at December 31, 2005. These construction loans are collateralized by the respective projects and associated tenants’ leases. The scheduled maturities of all construction loans payable as of December 31, 2005, were approximately as follows (in millions): 2006, $87.7; 2007, $86.3 and 2008, $54.5.

14. Minority Interests:

Minority interests represent the portion of equity that the Company does not own in those entities it consolidates as a result of having a controlling interest or determined that the Company was the primary beneficiary of variable interest entity in accordance with the provisions and guidance of FIN 46(R).

Minority interests includes approximately $233.0 million of units, including premiums of approximately $13.5 million and a fair market value adjustment of approximately $15.1 million (the “Units”), related to interests acquired in seven shopping center properties located throughout Puerto Rico during 2006. The properties were acquired through the issuance of approximately $158.6 million of non-convertible units, approximately $45.8 million of convertible units, the assumption of approximately $131.2 million of non-recourse debt and $116.3 million in cash. The Company is restricted from disposing of these assets, other than through a tax free transaction until November 2015.

The Units consist of (i) approximately 81.8 million Preferred A Units par value $1.00 per unit, which pay the holder a return of 7.0% per annum on the Preferred A Par Value and are redeemable for cash by the holder at anytime after one year or callable by the Company any time after six months and contain a promote feature based upon an increase in net operating income of the properties capped at a 10.0% increase, (ii) 2,000 Class A Preferred Units, par value $10,000 per unit, which pay the holder a return equal to LIBOR plus 2.0% per annum on the Class A Preferred Par Value and are redeemable for cash by the holder at anytime after November 30, 2010, (iii) 2,627 Class B-1 Preferred Units, par value $10,000 per unit, which pay the holder a return equal to 7.0% per annum on the Class B-1 Preferred Par Value and are redeemable by the holder at anytime after November 30, 2010 for cash or at the Company’s option, shares of the Company’s common stock, equal to the Cash Redemption Amount, as defined, (iv) 5,673 Class B-2 Preferred Units, par value $10,000 per units, which pay the holder a return equal to 7.0% per annum on the Class B-2 Preferred par value and are redeemable for cash by the holder at anytime after November 30, 2010 and (v) 640,001 Class C DownReit Units, valued at an issuance price of $30.52 per unit which pay the holder a return at a rate equal to the Company’s common stock dividend and are redeemable by the holder at anytime after November 30, 2010, for cash or at the Company’s option, shares of the Company’s common stock equal to the Class C Cash Amount, as defined.

Also included in Minority interests are approximately $41.6 million, including a discount of $0.3 million and a fair market value adjustment of $3.8 million, in redeemable units (the “Redeemable Units”), issued by the Company related to the acquisition of two shopping center properties located in Bay Shore and Centereach, NY during 2006. The properties were acquired through the issuance of $24.2 million of Redeemable Units, which are redeemable at the option of the holder; approximately $14.0 million of fixed rate Redeemable Units and the assumption of approximately

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

$23.4 million of non-recourse debt. The Redeemable Units consist of (i) 13,963 Class A Units, par value $1,000 per unit, which pay the holder a return of 5% per annum of the Class A par value and are redeemable for cash by the holder at anytime after April 3, 2011 or callable by the Company anytime after April 3, 2016, and (ii) 647,758 Class B Units, valued at an issuance price of $37.24 per unit, which pay the holder a return at a rate equal to the Company’s common stock dividend and are redeemable by the holder at anytime after April 3, 2007 for cash or at the option of the Company for Common Stock at a ratio of 1:1, or callable by the Company anytime after April 3, 2026. The Company is restricted from disposing of these assets, other than through a tax free transaction, until April 2016 and April 2026 for the Centereach, NY, and Bay Shore, NY, assets, respectively.

Minority interests also includes 138,015 convertible units issued during 2006, by the Company, which are valued at approximately $5.3 million, including a fair market value adjustment of $0.3 million, related to an interest acquired in an office building located in Albany, NY. These units are redeemable at the option of the holder after one year for cash or at the option of the Company for the Company’s common stock at a ratio of 1:1. The holder is entitled to a distribution equal to the dividend rate of the Company’s common stock. The Company is restricted from disposing of these assets, other than through a tax free transaction, until January 2017.

Minority interests also includes approximately 4.8 million convertible units (the “Convertible Units”) issued by the Company valued at $80.0 million related to an interest acquired in a shopping center property located in Daly City, CA, in 2002. The Convertible Units are convertible at a ratio of 1:1 into Common Stock and are entitled to a distribution equal to the dividend rate of the Company’s common stock multiplied by 1.1057.

15. Fair Value Disclosure of Financial Instruments:

All financial instruments of the Company are reflected in the accompanying Consolidated Balance Sheets at amounts which, in management’s estimation based upon an interpretation of available market information and valuation methodologies, reasonably approximate their fair values except those listed below, for which fair values are reflected. The valuation method used to estimate fair value for fixed-rate debt and minority interests relating to mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries of the Company is based on discounted cash flow analyses. The fair values for marketable securities are based on published or securities dealers’ estimated market values. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition. The following are financial instruments for which the Company’s estimate of fair value differs from the carrying amounts (in thousands):

	December 31,
	2006		2005
	Carrying Amounts	Estimated Fair Value	Carrying Amounts	Estimated Fair Value

Marketable Securities	$202,659	$205,471	$206,452	$208,114

Notes Payable	$2,748,345	$2,762,751	$2,147,405	$2,172,031

Mortgages Payable	$567,917	$581,846	$315,336	$330,897

Mandatorily Redeemable Minority Interests (termination dates ranging from 2019 – 2027)	$1,263	$4,436	$1,782	$4,934

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

16. Financial Instruments - Derivatives and Hedging:

The Company is exposed to the effect of changes in interest rates, foreign currency exchange rate fluctuations and market value fluctuations of equity securities. The Company limits these risks by following established risk management policies and procedures including the use of derivatives.

The principal financial instruments generally used by the Company are interest rate swaps, foreign currency exchange forward contracts, cross currency swaps and equity warrant contracts. The Company, from time to time, hedges the future cash flows of its floating-rate debt instruments to reduce exposure to interest rate risk principally through interest rate swaps with major financial institutions.

During 2006, the Company entered into two interest rate swaps, with notional amounts of $21.5 million and $6.25 million, respectively. The interest rate swaps are designated as cash flow hedges and mature in 2016 and 2009, respectively. The change in fair value of the interest rate swaps representing unrealized losses recorded in OCI, as of December 31, 2006, was approximately $0.1 million.

As of December 31, 2005, the Company had foreign currency forward contracts designated as net investment hedges of its Canadian investments in real estate aggregating approximately CAD $5.2 million. During 2006, the Company settled its remaining CAD forward contracts. In addition, the Company had a cross currency interest rate swap with an aggregate notional amount of approximately MXP 82.4 million (approximately USD $7.6 million) designated as a hedge of its Mexican real estate investments at December 31, 2006 and 2005, respectively.

The Company has designated these foreign currency agreements as net investment hedges of the foreign currency exposure of its net investment in Canadian and Mexican real estate operations. These agreements are highly effective in reducing the exposure to fluctuations in exchange rates. As such, gains and losses on these net investment hedges were reported in the same manner as a translation adjustment in accordance with SFAS No. 52, Foreign Currency Translation. During 2006 and 2005, respectively, $0.2 million and $0.7 million of unrealized losses and $0.3 and $3.2 million of unrealized gains were included in the cumulative translation adjustment relating to the Company’s net investment hedges of its Canadian and Mexican investments.

During 2001, the Company acquired warrants to purchase 2.5 million shares of common stock of a Canadian REIT. The Company designated the warrants as a cash flow hedge of the variability in expected future cash outflows upon purchasing the common stock. The change in fair value of the warrants representing unrealized gains was recorded in OCI. The net unrealized gains, since inception recorded in OCI as of December 31, 2004, were approximately $12.5 million. The Company exercised its warrants in October of 2004. During 2006, the Company sold 0.53 million shares of common stock of the Canadian REIT (2005: 0.2 million) resulting in a reclassification of $2.1 million of OCI balance to earnings as Other income, net (2005: $0.7 million).

The following tables summarize the notional values and fair values of the Company’s derivative financial instruments as of December 31, 2006 and 2005:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

	As of December 31, 2006
Hedge Type	Notional Value		Rate		Maturity		Fair Value (in millions USD)

MXP cross currency swap– net investment	MXP 82.4 million		7.227%		10/07		$0.10

Interest rate swaps– cash flow	$6.25 million $21.5 million	—	6.455% 6.669%	—	3/09 3/16	—	($0.10)

Interest rate caps – marked to market	$53.8 million $150 million	—	6.500%		7/09 8/08	—	$0.03

	As of December 31, 2005
Hedge Type	Notional Value	Rate	Maturity	Fair Value (in millions USD)

Foreign currency forwards – net investment	CAD $5.2 million	1.4013%	7/06	($0.80)

MXP cross currency swap – net investment	MXP 82.4 million	7.227%	10/07	($0.20)

As of December 31, 2006 and 2005, respectively, these derivative instruments were reported at their fair value as other liabilities of ($0.1) million and ($1.0) million and other assets of $0.1 million and $0.0 million. The Company expects to reclassify to earnings less than $1.0 million of the current OCI balance during the next 12 months.

17. Preferred Stock, Common Stock and Convertible Unit Transactions:

During March 2006, the Company completed a primary public stock offering of 10,000,000 shares of the Company’s common stock. The net proceeds from this sale of Common Stock, totaling approximately $405.5 million (after related transaction costs of $2.5 million) were primarily used to repay the outstanding balance under the Company’s U.S. revolving credit facility, partial repayment of the outstanding balance under the Company’s Canadian denominated credit facility and for general corporate purposes.

During March 2006, the shareholders of Atlantic Realty Trust (“Atlantic Realty”) approved the proposed merger with the Company and the closing occurred on March 31, 2006. As consideration for this transaction, the Company issued Atlantic Realty shareholders 1,274,420 shares of Common Stock, excluding 748,510 shares of Common Stock that were to be received by the Company, at a price of $40.41 per share.

On September 25, 2006, Pan Pacific stockholders approved the proposed merger with the Company and the closing occurred on October 31, 2006. Under the terms of the merger agreement, the Company agreed to acquire all of the outstanding shares of Pan Pacific for total merger consideration of $70.00 per share. As permitted under the merger agreement, the Company elected to issue $10.00 per share of the total merger

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

consideration in the form of Common Stock. As such, the Company issued 9,185,847 shares of Common Stock valued at $407.7 million, which was based upon the average closing price of the Common Stock over the ten trading days immediately preceding the closing date.

During 2006, the Company acquired interests in seven shopping center properties located throughout Puerto Rico. The properties were acquired through the issuance of approximately $158.6 million of non-convertible units, approximately $45.8 million of convertible units, approximately $131.2 million of non-recourse debt and $116.3 million in cash.

The convertible units consist of (i) 2,627 Class B-1 Preferred Units, par value $10,000 per unit and 640,001 Class C DownREIT Units, valued at an issuance price of $30.52 per unit. Both the Class B-1 Units and the Class C DownREIT Units are redeemable by the holder at anytime after November 30, 2010 for cash or at the Company’s option, shares of the Company’s common stock.

The number of shares of Common Stock issued upon conversion of the Class B-1 Preferred Units would be equal to the Class B-1 Cash Redemption Amount, as defined, which ranges from $6,000 to $14,000 per Class B-1 Preferred Unit depending on the Common Stock’s Adjusted Current Trading Price, as defined, divided by the average daily market price for the 20 consecutive trading days immediately preceding the redemption date.

Prior to January 1, 2009, the number of shares of Common Stock issued upon conversion of the Class C DownREIT Units would be equal to the Class C Cash Amount which equals the number of Class C DownREIT Units being redeemed, multiplied by the Adjusted Current Trading Price, as defined. After January 1, 2009, if the Adjusted Current Trading Price is greater than $36.62 then the Class C Cash Amount shall be an amount equal to the Adjusted Current Trading Price per Class C DownREIT Unit. If the Adjusted Current Trading Price is greater than $24.41 but less than $36.62, then the Class C Cash Amount shall be an amount equal to $30.51 per Class C DownREIT Unit; or is less than $24.41, then the Class C Cash Amount shall be an amount per Class C DownREIT Unit equal to the Adjusted Current Trading Price Multiplied by 1.25.

During April 2006, the Company acquired interests in two shopping center properties, located in Bay Shore and Centereach, NY, valued at an aggregate $61.6 million. The properties were acquired through the issuance of units from a consolidated subsidiary and consist of approximately $24.2 million of Redeemable Units, which are redeemable at the option of the holder, approximately $14.0 million of fixed rate Redeemable Units and the assumption of approximately $23.4 million of non-recourse mortgage debt. The Company has the option to settle the redemption of the $24.2 million redeemable units with Common Stock, at a ratio of 1:1, or cash.

During June 2006, the Company acquired an interest in an office property, located in Albany, NY, valued at approximately $39.9 million. The property was acquired through the issuance of approximately $5.0 million of redeemable units from a consolidated subsidiary, which are redeemable at the option of the holder after one year, and the assumption of approximately $34.9 million of non-recourse mortgage debt. The Company has the option to settle the redemption with Common Stock, at a ratio of 1:1, or cash.

During June 2003, the Company issued 7,000,000 Depositary Shares (the “Class F Depositary Shares”), each such Class F Depositary Share representing a one-tenth fractional interest of a share of the Company’s 6.65% Class F Cumulative Redeemable Preferred Stock, par value $1.00 per share (the “Class F Preferred Stock”). Dividends

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

on the Class F Depositary Shares are cumulative and payable quarterly in arrears at the rate of 6.65% per annum based on the $25.00 per share initial offering price, or $1.6625 per annum. The Class F Depositary Shares are redeemable, in whole or part, for cash on or after June 5, 2008, at the option of the Company, at a redemption price of $25.00 per Depositary Share, plus any accrued and unpaid dividends thereon. The Class F Depositary Shares are not convertible or exchangeable for any other property or securities of the Company.

Voting Rights - As to any matter on which the Class F Preferred Stock, (“Preferred Stock”) may vote, including any action by written consent, each share of Preferred Stock shall be entitled to 10 votes, each of which 10 votes may be directed separately by the holder thereof. With respect to each share of Preferred Stock, the holder thereof may designate up to 10 proxies, with each such proxy having the right to vote a whole number of votes (totaling 10 votes per share of Preferred Stock). As a result, each Class F Depositary Share is entitled to one vote.

Liquidation Rights - In the event of any liquidation, dissolution or winding up of the affairs of the Company, the Preferred Stock holders are entitled to be paid, out of the assets of the Company legally available for distribution to its stockholders, a liquidation preference of $250.00 per share ($25.00 per Class F Depositary Share), plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of the Company’s common stock or any other capital stock that ranks junior to the Preferred Stock as to liquidation rights.

During October 2002, the Company acquired an interest in a shopping center property located in Daly City, CA, valued at $80.0 million, through the issuance of approximately 4.8 million Convertible Units which are convertible at a ratio of 1:1 into the Company’s common stock. The unit holder has the right to convert the Convertible Units at any time after one year. In addition, the Company has the right to mandatorily require a conversion after ten years. If at the time of conversion the common stock price for the 20 previous trading days is less than $16.785 per share, the unit holder would be entitled to additional shares; however, the maximum number of additional shares is limited to 503,932 based upon a floor Common Stock price of $15.180. The Company has the option to settle the conversion in cash. Dividends on the Convertible Units are paid quarterly at the rate of the Company’s common stock dividend multiplied by 1.1057.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

18. Supplemental Schedule of Non-Cash Investing/Financing Activities:

The following schedule summarizes the non-cash investing and financing activities of the Company for the years ended December 31, 2006, 2005 and 2004 (in thousands):

	2006	2005	2004
Acquisition of real estate interests by issuance of Common Stock and/or assumption of debt	$1,627,058	$73,400	$151,987

Acquisition of real estate interest by issuance of redeemable units	$247,475	$—	$28,349

Disposition/transfer of real estate interest by assignment of downREIT units	$—	$4,236	$24,114

Acquisition of real estate interests through proceeds held in escrow	$140,802	$—	$69,681

Disposition/transfer of real estate interests by assignment of mortgage debt	$293,254	$166,108	$320,120

Proceeds held in escrow through sale of real estate interest	$39,210	$19,217	$9,688

Acquisition of real estate through the issuance of an unsecured obligation	$10,586	$—	$—

Notes received upon disposition of real estate interests	$—	$—	$6,277

Declaration of dividends paid in succeeding period	$93,222	$78,169	$71,497

Consolidation of FNC:
Increase in real estate and other assets	$—	$57,812	$—
Increase in mortgage payable and other liabilities	$—	$57,812	$—

Consolidation of Kimsouth:
Increase in real estate and other assets	$28,377	$—	$—
Increase in mortgage payable and other liabilities	$28,377	$—	$—

19. Transactions with Related Parties:

The Company, along with its joint venture partner, provided KROP short-term interim financing for all acquisitions by KROP for which a mortgage was not in place at the time of closing. All such financing had maturities of less than one year and bore interest at rates ranging from LIBOR plus 2.0% to LIBOR plus 4.0%. As of December 31, 2006 and 2005, KROP had no outstanding short-term interim financing amounts due to GECRE or the Company. The Company earned approximately $61,000 and $24,000 during 2006 and 2005, respectively, related to such interim financing.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During 2006, the Company, along with its joint venture partner, provided Kimco Retail Opportunity Portfolio II (“KROP II”) short-term interim financing for all acquisitions by KROP II for which a mortgage was not in place at the time of closing. All such financing had maturities of less than one year and bore interest at a rate of LIBOR plus 2.0%. At December 31, 2006, KROP II had a total of approximately $22.2 million of outstanding short-term interim financing due to GECRE and the Company, of which the Company’s share is 50%. The Company earned approximately $248,000 during 2006, related to such interim financing.

The Company provides management services for shopping centers owned principally by affiliated entities and various real estate joint ventures in which certain stockholders of the Company have economic interests. Such services are performed pursuant to management agreements which provide for fees based upon a percentage of gross revenues from the properties and other direct costs incurred in connection with management of the centers.

In December 2004, in conjunction with the Price Legacy transaction, the Company, which holds a 15% non-controlling interest, provided the acquiring joint venture approximately $30.6 million of secured mezzanine financing. This interest-only loan bore interest at a fixed rate of 7.5% per annum payable monthly in arrears and was scheduled to mature in December 2006. The Company also provided PL Retail a secured short-term promissory note for approximately $8.2 million. This interest only note bore interest at LIBOR plus 4.5% and was scheduled to mature in June 2005. During 2005, this note was amended to bear interest at LIBOR plus 6.0% and is payable on demand. During 2006, PL Retail fully repaid the Company the mezzanine financing and the promissory note.

Reference is made to Note 7 for additional information regarding transactions with related parties.

20. Commitments and Contingencies:

The Company and its subsidiaries are primarily engaged in the operation of shopping centers which are either owned or held under long-term leases which expire at various dates through 2087. The Company and its subsidiaries, in turn, lease premises in these centers to tenants pursuant to lease agreements which provide for terms ranging generally from 5 to 25 years and for annual minimum rentals plus incremental rents based on operating expense levels and tenants’ sales volumes. Annual minimum rentals plus incremental rents based on operating expense levels comprised approximately 99% of total revenues from rental property for each of the three years ended December 31, 2006, 2005 and 2004.

The future minimum revenues from rental property under the terms of all non-cancellable tenant leases, assuming no new or renegotiated leases are executed for such premises, for future years are approximately as follows (in millions): 2007, $436.5; 2008, $401.7; 2009, $363.5; 2010, $321.3; 2011, $276.5 and thereafter, $1,461.5.

Minimum rental payments under the terms of all non-cancelable operating leases pertaining to the Company’s shopping center portfolio for future years are approximately as follows (in millions): 2007, $14.9; 2008, $14.8; 2009, $14.2; 2010, $12.4; 2011, $10.1 and thereafter, $175.8.

During October 2006, the Company completed the Pan Pacific merger, which had a total value of approximately $4.1 billion. Funding for this transaction was provided by approximately $1.3 billion of new individual non-recourse mortgage debt encumbering 51 properties, a $1.2 billion two year credit facility provided by a consortium of

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

banks and guaranteed by the joint venture partners described below and the Company, the issuance of 9,185,847 shares of Common Stock valued at approximately $407.7 million, which was based upon the average closing price of Common Stock over the ten trading days immediately preceding the closing date, the assumption of approximately $630.0 million of unsecured bonds and approximately $289.4 million of existing non-recourse mortgage debt encumbering 23 properties and approximately $300.0 million in cash. With respect to the $1.2 billion guarantee by the Company, PREI, as defined below, guaranteed reimbursement to the Company of 85% of any guaranty payment the Company is obligated to make. The Company evaluated this guarantee in connection with the provisions of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others and determined that the impact did not have a material effect on the Company’s financial position or results of operations.

Immediately following the merger, the Company commenced its joint venture agreements with Prudential Real Estate Investors (“PREI”) through three separate accounts managed by PREI. In accordance with the joint venture agreements, all Pan Pacific assets and the respective non-recourse mortgage debt and the $1.2 billion credit facility mentioned above were transferred to the separate accounts. PREI contributed approximately $1.1 billion on behalf of institutional investors in three of its portfolios. The Company holds 15% non-controlling ownership interests in each of these joint ventures, collectively KimPru, with a total aggregate investment of approximately $194.8 million, and will account for these investments under the equity method of accounting. In addition, the Company will manage the portfolios and earn acquisition fees, leasing commissions, property management fees and construction management fees.

During 2006, an entity in which the Company has a preferred equity investment, located in Montreal, Canada, obtained a non-recourse construction loan, which is collateralized by the respective land and project improvements. Additionally, the Company has provided a guaranty to the lender and the developer partner has provided an indemnity to the Company for 25% of all debt. As of December 31, 2006, there was CAD $40.0 million (approximately USD $35.8 million) outstanding on this construction loan.

Additionally, during 2006, KROP obtained a one-year $15.0 million unsecured term loan, which bears interest at LIBOR plus 0.5%. This loan is guaranteed by the Company and GECRE has guaranteed reimbursement to the Company of 80% of any guaranty payment the Company is obligated to make.

The Company has issued letters of credit in connection with completion and repayment guarantees for construction loans encumbering certain of the Company’s ground-up development projects and guaranty of payment related to the Company’s insurance program. These letters of credit aggregate approximately $34.9 million.

In connection with the construction of its development projects and related infrastructure, certain public agencies require performance and surety bonds be posted to guarantee that the Company’s obligations are satisfied. These bonds expire upon the completion of the improvements and infrastructure. As of December 31, 2006, there were approximately $92.5 million bonds outstanding.

Additionally, the RioCan Venture, an entity in which the Company holds a 50% non-controlling interest, has a CAD $7.0 million (approximately USD $6.0 million) letter of credit facility. This facility is jointly guaranteed by RioCan and the Company and had approximately CAD $3.9 million (approximately USD $3.4 million) outstanding as of December 31, 2006, relating to various development projects.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

During 2005, a joint venture entity in which the Company has a non-controlling interest obtained a CAD $22.5 million (approximately USD $19.3 million) credit facility to finance the construction of a 0.1 million square foot shopping center located in Kamloops, B.C. This facility bears interest at the Canadian Prime Rate plus 0.5% per annum and is scheduled to mature in May 2007. The Company and its partner in this entity each have a limited and several guarantee of CAD $7.5 million (approximately USD $6.4 million) related to this facility. As of December 31, 2006, there was CAD $21.0 million (approximately USD $18.0 million) outstanding on this facility.

Additionally, during 2005, the Company acquired three operating properties and one land parcel, through joint ventures in which the Company holds 50% non-controlling interests. Subsequent to these acquisitions, the joint ventures obtained four one year term loans aggregating $20.4 million with interest rates ranging from LIBOR plus 0.50% to LIBOR plus 0.55%. During 2006, these term loans were extended for an additional year. These loans are jointly and severally guaranteed by the Company and the joint venture partner.

During 2005, PL Retail entered into a $39.5 million unsecured revolving credit facility, which bears interest at LIBOR plus 0.675% and was scheduled to mature in February 2007. During 2007, the loan was extended to February 2008 at a reduced rate of LIBOR plus 0.45%. This facility is guaranteed by the Company and the joint venture partner has guaranteed reimbursement to the Company of 85% of any guaranty payment the Company is obligated to make. As of December 31, 2006, there was $39.5 million outstanding under this facility.

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

21. Incentive Plans:

The Company maintains a stock option plan (the “Plan”) pursuant to which a maximum of 42,000,000 shares of the Company’s common stock may be issued for qualified and non-qualified options. Options granted under the Plan generally vest ratably over a three or five-year term, expire ten years from the date of grant and are exercisable at the market price on the date of grant, unless otherwise determined by the Board at its sole discretion. In addition, the Plan provides for the granting of certain options to each of the Company’s non-employee directors (the “Independent Directors”) and permits such Independent Directors to elect to receive deferred stock awards in lieu of directors’ fees.

During December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”), which is a revision of Statement 123. SFAS No. 123(R) supersedes Opinion 25. Generally, the approach in SFAS No. 123(R) is similar to the approach described in Statement 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. Pro-forma disclosure is no longer an alternative under SFAS No. 123(R). SFAS No. 123(R) is effective for fiscal years beginning after December 31, 2005. The Company began expensing stock based employee compensation with its adoption of the prospective method provisions of SFAS No. 148, effective January 1, 2003, as a result, the adoption of SFAS No. 123(R) did not have a material impact on the Company’s financial position or results of operations.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing formula. The more significant assumptions underlying the determination of such fair values for options granted during 2006, 2005 and 2004 were as follows:

	Year Ended December 31,
	2006	2005	2004
Weighted average fair value of options granted	$5.55	$3.21	$2.14

Weighted average risk-free interest rates	4.72%	4.03%	3.30%

Weighted average expected option lives (in years)	6.50	4.80	3.72

Weighted average expected volatility	17.70%	18.01%	16.69%

Weighted average expected dividend yield	4.39%	5.30%	5.59%

Information with respect to stock options under the Plan for the years ended December 31, 2006, 2005 and 2004, is as follows:

	Shares	Weighted-Average Exercise Price Per Share
Options outstanding, January 1, 2004	15,111,610	$15.62
Exercised	(3,379,748)	$13.63
Granted	3,887,500	$27.72
Forfeited	(379,790)	$19.25
Options outstanding, December 31, 2004	15,239,572	$19.06
Exercised	(2,963,910)	$14.23
Granted	2,515,200	$31.15
Forfeited	(239,566)	$23.59
Options outstanding, December 31, 2005	14,551,296	$22.06
Exercised	(2,196,947)	$17.80
Granted	2,805,650	$39.91
Forfeited	(366,406)	$28.13
Options outstanding, December 31, 2006	14,793,593	$25.93
Options exercisable -
December 31, 2004	8,135,762	$14.95
December 31, 2005	8,167,681	$17.63
December 31, 2006	8,826,881	$20.37

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

The exercise prices for options outstanding as of December 31, 2006, range from $9.46 to $46.88 per share. The weighted-average remaining contractual life for options outstanding as of December 31, 2006, was approximately 7.3 years. Options to purchase 5,969,396, 3,817,066, and 6,332,266 shares of the Company’s common stock were available for issuance under the Plan at December 31, 2006, 2005 and 2004, respectively.

Cash received from options exercised under the Plan was approximately $39.1 million, $42.2 million and $46.1 million for the years ended December 31, 2006, 2005, and 2004, respectively. The total intrinsic value of options exercised during 2006, 2005 and 2004 was approximately $42.2 million, $46.2 million, and $36.2 million, respectively.

The Company recognized stock options expense of $10.2 million, $4.6 million and $1.7 million for the years ended December 31, 2006, 2005, and 2004, respectively. As of December 31, 2006, the Company had $25.6 million of total unrecognized compensation cost related to unvested stock compensation granted under the Company’s Plan. That cost is expected to be recognized over a weighted average period of approximately 2.7 years.

The Company maintains a 401(k) retirement plan covering substantially all officers and employees, which permits participants to defer up to the maximum allowable amount determined by the Internal Revenue Service of their eligible compensation. This deferred compensation, together with Company matching contributions, which generally equal employee deferrals up to a maximum of 5% of their eligible compensation (capped at $170,000), is fully vested and funded as of December 31, 2006. The Company contributions to the plan were approximately $1.3 million, $1.1 million and $1.0 million for the years ended December 31, 2006, 2005 and 2004, respectively.

22. Income Taxes:

The Company elected to qualify as a REIT in accordance with the Code commencing with its taxable year which began January 1, 1992. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its adjusted REIT taxable income to its stockholders. It is management’s intention to adhere to these requirements and maintain the Company’s REIT status. As a REIT, the Company generally will not be subject to corporate federal income tax, provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under the Code. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company is subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Reconciliation between GAAP Net Income and Federal Taxable Income:

The following table reconciles GAAP net income to taxable income for the years ended December 31, 2006, 2005 and 2004 (in thousands):

	2006 (Estimates)	2005 (Actual)	2004 (Actual)

GAAP net income	$427,000	$363,628	$297,137
Less: GAAP net income of taxable REIT subsidiaries	(33,795)	(21,666)	(19,396)
GAAP net income from REIT operations (a)	393,205	341,962	277,741
Net book depreciation in excess of tax depreciation	22,563	9,865	4,716
Deferred/prepaid/above and below market rents, net	(15,438)	(7,398)	(7,200)
Exercise of non-qualified stock options	(21,994)	(29,144)	(28,022)
Book/tax differences from investments in real estate joint ventures	(8,586)	(19,048)	(6,350)
Book/tax difference on sale of property	(50,164)	(14,181)	(18,799)
Valuation adjustment of foreign currency contracts	142	2,537	(21,697)
Book adjustment of property carrying values	650	—	7,116
Other book/tax differences, net	(11,586)	6,773	8,419
Adjusted taxable income subject to 90% dividend requirements	$308,792	$291,366	$215,924

Certain amounts in the prior periods have been reclassified to conform to the current year presentation.

(a) - All adjustments to “GAAP net income from REIT operations” are net of amounts attributable to minority interest and taxable REIT subsidiaries.

Reconciliation between Cash Dividends Paid and Dividends Paid Deductions (in thousands):

For the years ended December 31, 2006 and 2004 cash dividends paid exceeded the dividends paid deduction and amounted to $333,111 and $265,254, respectively. For the year ended December 31, 2005, cash dividends paid were equal to the dividend paid deduction and amounted to $293,345.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

Characterization of Distributions:

The following characterizes distributions paid for the years ended December 31, 2006, 2005 and 2004, (in thousands):

	2006		2005		2004
Preferred Dividends
Ordinary income	$8,200	70%	$10,009	86%	$11,638	100%
Capital gain	3,438	30%	1,629	14%	—	—
	$11,638	100%	$11,638	100%	$11,638	100%

Common Dividends
Ordinary income	$211,803	66%	$242,268	86%	$210,501	83%
Capital gain	89,856	28%	39,439	14%	—	—
Return of capital	19,255	6%	—	—	43,115	17%
	$320,914	100%	$281,707	100%	$253,616	100%
Total dividends distributed	$332,552		$293,345		$265,254

Taxable REIT Subsidiaries (“TRS”):

The Company is subject to federal, state and local income taxes on the income from its TRS activities, which include Kimco Realty Services (“KRS”), a wholly owned subsidiary of the Company and the consolidated entities of FNC, Kimsouth and Blue Ridge Real Estate Company/Big Boulder Corporation.

Income taxes have been provided for on the asset and liability method as required by SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting basis and the tax basis of the TRS assets and liabilities.

The Company’s taxable income for book purposes and provision for income taxes relating to the Company’s TRS and taxable entities which have been consolidated for accounting reporting purposes, for the years ended December 31, 2006, 2005 and 2004, are summarized as follows (in thousands):

	2006	2005	2004
Income before income taxes	$54,522	$32,920	$27,716
Less provision for income taxes:
Federal	17,581	9,446	6,939
State and local	3,146	1,808	1,381
Total tax provision	20,727	11,254	8,320

GAAP net income from taxable REIT subsidiaries	$33,795	$21,666	$19,396

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

The Company’s deferred tax assets and liabilities at December 31, 2006 and 2005, were as follows (in millions):

	2006	2005
Deferred tax assets:
Operating losses	$97.3	$59.4
Other	17.3	16.3
Valuation allowance	(68.0)	(33.8)
Total deferred tax assets	46.6	41.9

Deferred tax liabilities	(8.6)	(12.8)

Net deferred tax assets	$38.0	$29.1

Deferred tax assets and deferred tax liabilities are included in the caption Other assets and Other liabilities on the accompanying Consolidated Balance Sheets at December 31, 2006 and 2005. Operating losses and the valuation allowance are due to the Company’s consolidation of FNC and Kimsouth for accounting and reporting purposes. At December 31, 2006, FNC had approximately $138.4 million of net operating loss carry forwards that expire from 2022 through 2025, with a tax value of approximately $54.0 million. A valuation allowance of $33.8 million has been established for a portion of these deferred tax assets. At December 31, 2006, Kimsouth had approximately $111.1 million of net operating loss carrying forwards that expire from 2021 to 2023, with a tax value of approximately $43.3 million. A valuation allowance for $34.2 million has been established for a portion of these deferred tax assets. Other deferred tax assets and deferred tax liabilities relate primarily to differences in the timing of the recognition of income/(loss) between the GAAP and tax basis of accounting for (i) real estate joint ventures, (ii) other real estate investments and (iii) other deductible temporary differences. The Company believes that, based on its operating strategy and consistent history of profitability, it is more likely than not that the net deferred tax assets of $38.0 million will be realized on future tax returns, primarily from the generation of future taxable income.

The income tax provision differs from the amount computed by applying the statutory federal income tax rate to taxable income before income taxes as follows (in thousands):

	2006	2005	2004
Federal provision at statutory tax rate (35%)	$19,083	$11,522	$9,700

State and local taxes, net of federal benefit	3,544	2,140	1,801
Other	(1,900)	(2,408)	(3,181)

	$20,727	$11,254	$8,320

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

23. Supplemental Financial Information:

The following represents the results of operations, expressed in thousands except per share amounts, for each quarter during the years 2006 and 2005:

	2006 (Unaudited)
	Mar. 31	June 30	Sept. 30	Dec. 31

Revenues from rental property(1)	$137,156	$146,180	$149,252	$155,911

Net income	$96,195	$108,738	$91,427	$131,899

Net income per common share:
Basic	$.41	$.44	$.37	$.52
Diluted	$.40	$.43	$.36	$.51

	2005 (Unaudited)
	Mar. 31	June 30	Sept. 30	Dec. 31

Revenues from rental property(1)	$124,281	$121,799	$125,170	$131,789

Net income	$86,780	$83,837	$85,343	$107,668

Net income per common share:
Basic	$.37	$.36	$.36	$.46
Diluted	$.37	$.35	$.36	$.44

(1) All periods have been adjusted to reflect the impact of operating properties sold during the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005 and properties classified as held for sale as of March 31, 2007 and December 31, 2006, which are reflected in the caption Discontinued operations on the accompanying Consolidated Statements of Income.

Accounts and notes receivable in the accompanying Consolidated Balance Sheets net of estimated unrecoverable amounts, were approximately $8.5 million at December 31, 2006 and 2005.

24. Pro Forma Financial Information (Unaudited):

As discussed in Notes 3, 4 and 5, the Company and certain of its subsidiaries acquired and disposed of interests in certain operating properties during 2006. The pro forma financial information set forth below is based upon the Company’s historical Consolidated Statements of Income for the years ended December 31, 2006 and 2005, adjusted to give effect to these transactions at the beginning of each year.

KIMCO REALTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

The pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transactions occurred at the beginning of each year, nor does it purport to represent the results of operations for future periods. (Amounts presented in millions, except per share figures.)

	Year ended December 31,
	2006	2005

Revenues from rental property	$625.1	$598.5
Net income	$316.1	$247.6

Net income per common share:
Basic	$1.27	$1.04
Diluted	$1.24	$1.02

KIMCO REALTY CORPORATION AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

For Years Ended December 31, 2006, 2005 and 2004

(in thousands)

	Balance at beginning of period	Charged to expenses	Adjustments to valuation accounts	Deductions	Balance at end of period
Year Ended December 31, 2006

Allowance for uncollectable accounts	$ 8,500	$ 715	$ —	$ (715)	$ 8,500

Allowance for deferred tax asset	$ 33,783	$ —	$ 34,235	$ —	$ 68,018

Year Ended December 31, 2005
Allowance for uncollectible accounts	$ 8,650	$ 1,296	$ —	$ (1,446)	$ 8,500

Allowance for deferred tax asset	$ —	$ —	$ 33,783	$ —	$ 33,783

Year Ended December 31, 2004
Allowance for uncollectible accounts	$ 9,650	$ 1,335	$ —	$ (2,335)	$ 8,650

KIMCO REALTY CORPORATION AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2006

	INITIAL COST
PROPERTIES	LAND	BUILDING AND IMPROVEMENT	SUBSEQUENT TO ACQUISITION	LAND	BUILDINGS AND IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	TOTAL COST, NET OF ACCUMULATED DEPRECIATION	ENCUMBRANCES	DATE OF CONSTRUCTION (C) ACQUISITION (A)

KDI-GLENN SQUARE	3,306,779	-	14,117,647	3,306,779	14,117,647	17,424,426	-	17,424,426	-	2006(C)
HOOVER	279,106	7,735,873	-	279,106	7,735,873	8,014,979	1,388,649	6,626,330	-	1999(A)
KDI-MAIN STREET AT ANTHEM	7,305,430	-	(7,342,975)	-	(37,545)	(37,545)	-	(37,545)	-	2004(C)
KDI-CHANDLER AUTO MALLS	9,318,595	-	(1,353,674)	7,313,506	651,415	7,964,921	-	7,964,921	-	2004(C)
KDI-GILBERT, AZ	13,484,719	-	931,862	13,484,719	931,862	14,416,581	-	14,416,581	-	2006(C)
KIMCO MESA 679, INC. AZ	2,915,000	11,686,291	1,648,831	2,915,000	13,335,122	16,250,122	2,916,226	13,333,897	-	1998(A)
MESA RIVERVIEW	750,000	-	71,361,393	750,000	70,611,393	71,361,393	-	71,361,393	-	2005(C)
MESA RIVERVIEW (AUTO OFFICE)	14,250,000	-	10,147,324	6,896,360	3,250,964	10,147,324	-	10,147,324	-	2005(C)
KDI-ANA MARIANA POWER CENTER	30,043,645	-	457,016	30,043,645	457,016	30,500,661	-	30,500,661	-	2006(C)
METRO SQUARE	4,101,017	16,410,632	731,478	4,101,017	17,142,110	21,243,127	4,490,123	16,753,004	-	1998(A)
PEORIA CROSSING	7,212,588	-	(598,039)	161,583	1,320,131	1,481,714	-	1,481,714	-	2000(C)
HAYDEN PLAZA NORTH	2,015,726	4,126,509	5,442,501	2,015,726	9,569,010	11,584,736	1,680,898	9,903,838	-	1998(A)
PHOENIX, COSTCO	5,324,501	21,269,943	411,556	5,324,501	21,681,499	27,006,000	4,664,949	22,341,051	-	1998(A)
PHOENIX	2,450,341	9,802,046	626,141	2,450,341	10,428,187	12,878,528	2,504,979	10,373,549	-	1997(A)
KDI-ASANTE RETAIL CENTER	8,702,635	-	7,379,113	15,178,232	903,516	16,081,748	-	16,081,748	11,112,252	2004(C)
ALHAMBRA, COSTCO	4,995,639	19,982,557	23,838	4,995,639	20,006,395	25,002,034	4,417,658	20,584,376	-	1998(A)
MADISON PLAZA	5,874,396	23,476,190	121,916	5,874,396	23,598,106	29,472,502	5,194,196	24,278,306	-	1998(A)
CHULA VISTA, COSTCO	6,460,743	25,863,153	11,674,917	6,460,743	37,538,070	43,998,813	6,153,451	37,845,362	-	1998(A)
CORONA HILLS, COSTCO	13,360,965	53,373,453	938,162	13,360,965	54,311,615	67,672,580	11,973,725	55,698,855	-	1998(A)
EAST AVENUE MARKET PLACE	1,360,457	3,055,127	-	1,360,457	3,266,687	4,627,144	847,286	3,779,859	2,239,861	2006(A)
LABAND VILLAGE SC	5,600,000	11,709,367	52,368	5,600,000	13,554,533	19,154,533	791,416	18,363,117	9,421,689	2005(A)
CUPERTINO VILLAGE	19,886,099	46,534,919	-	19,886,099	50,777,287	70,663,386	4,307,483	66,355,903	37,673,530	2006(A)
ELK GROVE VILLAGE	1,770,000	7,470,136	-	1,770,000	8,037,998	9,807,997	1,843,427	7,964,570	2,360,180	2006(A)
WATERMAN PLAZA	784,851	1,762,508	-	784,851	1,884,558	2,669,409	958,332	1,711,076	1,610,823	2006(A)
GOLD COUNTRY CENTER	3,272,211	7,348,280	-	3,272,211	7,857,130	11,129,341	310,640	10,818,702	-	2006(A)
LA MIRADA THEATRE CENTER	8,816,741	35,259,965	(7,645,005)	6,888,679	29,543,022	36,431,701	6,121,139	30,310,562	-	1998(A)
YOSEMITE NORTH SHOPPING CTR	2,120,247	4,761,355	-	2,120,247	5,099,371	7,219,617	688,342	6,531,275	-	2006(A)
RALEY’S UNION SQUARE	1,185,909	2,663,149	-	1,185,909	2,847,566	4,033,476	502,090	3,531,386	-	2006(A)
SOUTH NAPA MARKET PLACE	1,100,000	22,159,086	-	1,100,000	28,912,086	30,012,086	1,496,202	28,515,883	-	2006(A)
PLAZA DI NORTHRIDGE	12,900,000	40,574,842	58,946	12,900,000	47,138,712	60,038,712	2,913,446	57,125,266	30,312,269	2005(A)
POWAY CITY CENTRE	5,854,585	13,792,470	5,848,839	7,247,814	19,794,075	27,041,889	1,248,919	25,792,969	-	2005(A)
NORTH POINT PLAZA	1,299,733	2,918,760	-	1,299,733	3,125,967	4,425,700	812,012	3,613,689	-	2006(A)
RED BLUFF SHOPPING CTR	1,410,936	3,168,485	-	1,410,936	3,393,421	4,804,358	599,204	4,205,153	-	2006(A)
TYLER STREET	3,039,565	7,098,219	-	3,039,565	7,746,660	10,786,226	353,766	10,432,460	-	2006(A)
THE CENTRE	3,403,724	13,625,899	229,311	3,403,724	14,487,961	17,891,685	2,518,036	15,373,649	7,188,887	1999(A)
SANTA ANA, HOME DEPOT	4,592,364	18,345,257	-	4,592,364	18,345,257	22,937,621	4,031,904	18,905,717	-	1998(A)
FULTON MARKET PLACE	2,966,018	6,920,710	13,991	2,966,018	6,934,701	9,900,719	471,956	9,428,763	-	2005(A)
MARIGOLD SC	15,300,000	25,563,978	69,179	15,300,000	29,374,319	44,674,319	2,315,579	42,358,740	18,863,389	2005(A)
TRUCKEE CROSSROADS	2,140,000	8,255,753	-	2,140,000	8,614,953	10,754,953	1,454,887	9,300,067	4,303,662	2006(A)
WESTLAKE SHOPPING CENTER	16,174,307	64,818,562	53,540,787	16,174,307	118,359,350	134,533,656	7,042,158	127,491,498	-	2002(A)
VILLAGE ON THE PARK	2,194,463	8,885,987	4,831,125	2,194,463	13,717,112	15,911,575	2,149,714	13,761,861	-	1998(A)
AURORA QUINCY	1,148,317	4,608,249	212,313	1,148,317	4,820,562	5,968,879	1,081,782	4,887,097	-	1998(A)
AURORA EAST BANK	1,500,568	6,180,103	160,719	1,500,568	6,340,822	7,841,390	1,440,236	6,401,154	-	1998(A)
SPRING CREEK COLORADO	1,423,260	5,718,813	26,244	1,423,260	5,745,057	7,168,317	1,323,412	5,844,906	-	1998(A)
DENVER WEST 38TH STREET	161,167	646,983	-	161,167	646,983	808,150	147,900	660,250	-	1998(A)
ENGLEWOOD PHAR MOR	805,837	3,232,650	137,553	805,837	3,370,203	4,176,040	749,509	3,426,532	-	1998(A)
FORT COLLINS	1,253,497	7,625,278	92,777	1,253,497	7,718,055	8,971,552	1,336,053	7,635,498	2,686,974	2000(A)
HERITAGE WEST	1,526,576	6,124,074	141,245	1,526,576	6,265,319	7,791,895	1,418,552	6,373,343	-	1998(A)
WEST FARM SHOPPING CENTER	5,805,969	23,348,024	415,114	5,805,969	23,763,138	29,569,107	5,097,758	24,471,349	-	1998(A)
FARMINGTON PLAZA	433,713	1,211,800	1,585,527	433,713	2,797,327	3,231,040	37,522	3,193,518	524,641	2005(A)
N.HAVEN, HOME DEPOT	7,704,968	30,797,640	319,211	7,704,968	31,116,851	38,821,819	6,784,715	32,037,104	-	1998(A)
SOUTHINGTON PLAZA	376,256	1,055,168	298,889	376,256	1,354,057	1,730,312	35,637	1,694,675	524,641	2005(A)
WATERBURY	2,253,078	9,017,012	288,016	2,253,078	9,305,028	11,558,106	3,097,639	8,460,466	-	1993(A)
DOVER	122,741	66,738	4,800,180	3,024,375	1,965,285	4,989,659	1,258	4,988,402	-	2003(A)
ELSMERE	-	3,185,642	-	-	3,185,642	3,185,642	3,185,641	0	-	1979(C)
ALTAMONTE SPRINGS	770,893	3,083,574	167,155	770,893	3,250,729	4,021,622	884,992	3,136,630	-	1995(A)
BOCA RATON	573,875	2,295,501	1,366,142	573,875	3,661,643	4,235,518	,379,695	2,855,823	-	1992(A)
BRADENTON	125,000	299,253	333,571	125,000	632,824	757,824	417,506	340,317	-	1968(C)
BAYSHORE GARDENS, BRADENTON FL	2,901,000	11,738,955	460,115	2,901,000	12,199,070	15,100,070	2,722,353	12,377,717	-	1998(A)
BRADENTON PLAZA	527,026	765,252	13,879	527,026	779,132	1,306,157	29,116	1,277,041	-	2005(A)
CORAL SPRINGS	710,000	2,842,907	3,245,002	710,000	6,087,909	6,797,909	1,642,801	5,155,108	-	1994(A)
CORAL SPRINGS	1,649,000	6,626,301	219,424	1,649,000	6,845,725	8,494,725	1,572,377	6,922,348	-	1997(A)
CURLEW CROSSING S.C.	5,315,955	12,529,467	30,000	5,315,955	13,693,537	19,009,492	829,780	18,179,712	-	2005(A)

KIMCO REALTY CORPORATION AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2006

	INITIAL COST
PROPERTIES	LAND	BUILDING AND IMPROVEMENT	SUBSEQUENT TO ACQUISITION	LAND	BUILDINGS AND IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	TOTAL COST, NET OF ACCUMULATED DEPRECIATION	ENCUMBRANCES	DATE OF CONSTRUCTION (C) ACQUISITION (A)

EAST ORLANDO	491,676	1,440,000	2,930,067	1,007,882	3,853,861	4,861,743	2,209,085	2,652,658	-	1971(C)
FERN PARK	225,000	902,000	3,025,821	225,000	3,927,821	4,152,821	2,102,649	2,050,172	-	1968(C)
REGENCY PLAZA	2,410,000	9,671,160	388,193	2,410,000	10,059,353	12,469,353	1,811,085	10,658,267	-	1999(A)
FLINT PLAZA	11,585,549	1,355,467	5,981,890	11,130,783	7,792,122	18,922,906	-	18,922,906	14,710,134	2005(C)
SHOPPES AT AMELIA CONCOURSE	7,600,000	-	7,053,650	1,566,552	13,087,098	14,653,650	-	14,653,650	-	2003(C)
AVENUES WALKS	26,984,546	-	5,625,805	33,895,717	507,842	34,403,559	-	34,403,559	-	2005(C)
KISSIMMEE	1,328,536	5,296,652	1,155,116	1,328,536	6,451,768	7,780,304	1,935,919	5,844,385	-	1996(A)
LAUDERDALE LAKES	342,420	2,416,645	3,331,150	342,420	5,747,795	6,090,215	3,732,030	2,358,184	-	1968(C)
MERCHANTS WALK	2,580,816	10,366,090	650,218	2,580,816	11,016,308	13,597,125	1,520,184	12,076,941	-	2001(A)
LARGO	293,686	792,119	1,226,846	293,686	2,018,965	2,312,651	1,760,590	552,062	-	1968(C)
LEESBURG	-	171,636	193,651	-	365,287	365,287	282,773	82,514	-	1969(C)
LARGO EAST BAY	2,832,296	11,329,185	1,312,083	2,832,296	12,641,268	15,473,564	5,305,674	10,167,891	-	1992(A)
LAUDERHILL	1,002,733	2,602,415	11,005,853	1,774,443	12,836,558	14,611,001	6,988,296	7,622,706	-	1974(C)
THE GROVES	2,606,246	5,989,072	-	2,606,246	6,533,981	9,140,227	262,838	8,877,390	-	2006(A)
MELBOURNE	-	1,754,000	3,071,347	-	4,825,347	4,825,347	2,338,349	2,486,999	-	1968(C)
GROVE GATE	365,893	1,049,172	1,207,100	365,893	2,256,272	2,622,165	1,735,989	886,176	-	1968(C)
NORTH MIAMI	732,914	4,080,460	10,758,731	732,914	14,839,191	15,572,105	6,157,482	9,414,622	-	1985(A)
MILLER ROAD	1,138,082	4,552,327	1,795,567	1,138,082	6,347,894	7,485,976	5,048,237	2,437,739	-	1986(A)
MARGATE	2,948,530	11,754,120	3,282,235	2,948,530	15,036,355	17,984,885	4,666,947	13,317,938	-	1993(A)
MT. DORA	1,011,000	4,062,890	139,971	1,011,000	4,202,861	5,213,861	991,026	4,222,835	-	1997(A)
PLANTATION CROSSING	7,524,800	-	6,723,720	7,312,496	8,312,082	15,624,578	-	15,624,578	-	2005(C)
ORLANDO	923,956	3,646,904	1,903,145	1,172,119	5,301,886	6,474,005	1,664,269	4,809,736	-	1995(A)
RENAISSANCE CENTER	9,104,379	36,540,873	4,646,372	9,104,379	41,187,245	50,291,624	10,346,020	39,945,603	-	1998(A)
SAND LAKE	3,092,706	12,370,824	1,652,055	3,092,706	14,022,879	17,115,585	4,375,027	12,740,559	-	1994(A)
ORLANDO	560,800	2,268,112	3,105,465	580,030	5,354,347	5,934,377	1,194,408	4,739,969	-	1996(A)
OCALA	1,980,000	7,927,484	3,646,930	1,980,000	11,574,414	13,554,414	2,597,629	10,956,785	-	1997(A)
POMPANO BEACH	97,169	874,442	1,447,922	97,169	2,322,364	2,419,533	1,431,352	988,181	-	1968(C)
ST. PETERSBURG	-	917,360	984,890	-	1,902,250	1,902,250	791,756	1,110,494	-	1968(C)
TUTTLE BEE SARASOTA	254,961	828,465	1,747,305	254,961	2,575,770	2,830,731	1,847,936	982,795	-	1970(C)
SOUTH EAST SARASOTA	1,283,400	5,133,544	3,448,652	1,440,264	8,425,332	9,865,596	3,372,812	6,492,785	-	1989(A)
SANFORD	1,832,732	9,523,261	5,792,853	1,832,732	15,316,114	17,148,846	6,512,738	10,636,107	-	1989(A)
STUART	2,109,677	8,415,323	512,225	2,109,677	8,927,548	11,037,225	2,818,396	8,218,829	-	1994(A)
SOUTH MIAMI	1,280,440	5,133,825	2,779,817	1,280,440	7,913,642	9,194,082	2,093,093	7,100,989	-	1995(A)
TAMPA	5,220,445	16,884,228	2,056,968	5,220,445	18,941,196	24,161,641	3,538,408	20,623,232	-	1997(A)
VILLAGE COMMONS S.C.	2,192,331	8,774,158	570,782	2,192,331	9,344,940	11,537,271	1,885,063	9,652,207	-	1998(A)
MISSION BELL SHOPPING CENTER	5,056,426	11,843,119	1,496,650	5,067,033	14,407,866	19,474,899	2,812,464	16,662,435	-	2004(A)
WEST PALM BEACH	550,896	2,298,964	875,172	550,896	3,174,136	3,725,032	818,773	2,906,258	-	1995(A)
THE SHOPS AT WEST MELBOURNE	2,200,000	8,829,541	3,712,903	2,200,000	12,542,444	14,742,444	2,451,766	12,290,677	-	1998(A)
AUGUSTA	1,482,564	5,928,122	2,135,086	1,482,564	8,063,208	9,545,772	1,894,670	7,651,101	-	1995(A)
SAVANNAH	2,052,270	8,232,978	1,224,027	2,052,270	9,457,005	11,509,275	3,149,729	8,359,546	-	1993(A)
SAVANNAH	652,255	2,616,522	481,673	652,255	3,098,195	3,750,450	839,018	2,911,431	-	1995(A)
KIHEI CENTER	3,406,707	7,663,360	-	3,406,707	8,206,468	11,613,175	2,128,350	9,484,825	-	2006(A)
CLIVE	500,525	2,002,101	-	500,525	2,002,101	2,502,626	560,418	1,942,208	-	1996(A)
KDI-METRO CROSSING	3,013,647	-	1,923,942	3,013,647	1,923,942	4,937,589	-	4,937,589	-	2006(C)
SOUTHDALE SHOPPING CENTER	1,720,330	6,916,294	2,709,610	1,720,330	9,625,904	11,346,234	1,536,471	9,809,764	3,675,843	1999(A)
DES MOINES	500,525	2,559,019	37,079	500,525	2,596,098	3,096,623	706,213	2,390,410	-	1996(A)
DUBUQUE	-	2,152,476	10,848	-	2,163,324	2,163,324	506,110	1,657,214	-	1997(A)
WATERLOO	500,525	2,002,101	2,869,100	500,525	4,871,201	5,371,726	1,008,709	4,363,017	-	1996(A)
TREASURE VALLEY MARKETPLACE	-	-	16,539,451	2,223,568	17,033,923	19,257,490	-	19,257,490	-	2005(C)
NAMPA (HORSHAM) FUTURE DEV.	6,501,240	-	5,092,116	11,553,014	187,852	11,740,866	-	11,740,866	-	2005(C)
ALTON, BELTLINE HWY	329,532	1,987,981	59,934	329,532	2,047,915	2,377,447	809,720	1,567,727	-	1998(A)
AURORA, N. LAKE	2,059,908	9,531,721	232,059	2,059,908	9,763,780	11,823,688	2,055,934	9,767,754	-	1998(A)
KRC ARLINGTON HEIGHT	1,983,517	9,178,272	(5,168,281)	1,983,517	4,009,991	5,993,508	1,665,573	4,327,935	-	1998(A)
BLOOMINGTON	805,521	2,222,353	5,163,864	805,521	7,386,217	8,191,738	4,254,545	3,937,193	-	1972(C)
BELLEVILLE, WESTFIELD PLAZA	-	5,372,253	-	-	5,372,253	5,372,253	1,159,275	4,212,978	-	1998(A)
BRADLEY	500,422	2,001,687	-	500,422	2,001,687	2,502,109	651,510	1,850,599	-	1996(A)
CALUMET CITY	1,479,217	8,815,760	13,376,133	1,479,217	22,191,893	23,671,110	2,322,081	21,349,030	-	1997(A)
COUNTRYSIDE	-	4,770,671	1,137,295	1,101,670	4,806,296	5,907,966	1,094,981	4,812,985	-	1997(A)
CARBONDALE	-	500,000	-	-	500,000	500,000	102,564	397,436	-	1997(A)
CHICAGO	-	2,687,046	633,471	-	3,320,517	3,320,517	701,916	2,618,602	-	1997(A)
CHAMPAIGN, NEIL ST.	230,519	1,285,460	82,606	230,519	1,368,066	1,598,585	269,928	1,328,657	-	1998(A)
ELSTON	1,010,375	5,692,211	-	1,010,375	5,692,211	6,702,586	1,216,069	5,486,517	-	1997(A)
S. CICERO	-	1,541,560	149,203	-	1,690,763	1,690,763	399,526	1,291,237	-	1997(A)
CRYSTAL LAKE, NW HWY	179,964	1,025,811	317,841	180,269	1,343,347	1,523,616	263,230	1,260,385	-	1998(A)
CRYSTAL LAKE PLAZA	353,768	-	156,133	353,768	1,340,821	1,694,589	21,572	1,673,016	-	2005(A)
BUTTERFIELD SQUARE	1,601,960	6,637,926	299,681	1,603,277	6,936,290	8,539,567	1,895,323	6,644,245	-	1998(A)
DOWNERS PARK PLAZA	2,510,455	10,164,494	613,196	2,510,455	10,777,690	13,288,145	2,218,478	11,069,667	-	1999(A)
DOWNER GROVE	811,778	4,322,956	1,716,868	811,778	6,039,824	6,851,602	1,134,099	5,717,503	-	1997(A)
ELGIN	842,555	2,108,674	2,153,483	842,555	4,262,157	5,104,712	2,900,791	2,203,921	-	1972(C)

KIMCO REALTY CORPORATION AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2006

	INITIAL COST
PROPERTIES	LAND	BUILDING AND IMPROVEMENT	SUBSEQUENT TO ACQUISITION	LAND	BUILDINGS AND IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	TOTAL COST, NET OF ACCUMULATED DEPRECIATION	ENCUMBRANCES	DATE OF CONSTRUCTION (C) ACQUISITION (A)

FOREST PARK	-	2,335,884	-	-	2,335,884	2,335,884	554,164	1,781,720	-	1997(A)
FAIRVIEW HTS, BELLVILLE RD.	-	11,866,880	1,856,567	-	13,723,447	13,723,447	2,748,135	10,975,312	-	1998(A)
GENEVA	500,422	12,917,712	64,567	500,422	12,982,279	13,482,701	2,919,208	10,563,493	9,127,530	1996(A)
LAKE ZURICH PLAZA	233,698	1,265,023	85,631	233,698	1,350,654	1,584,352	22,646	1,561,706	-	2005(A)
MATTERSON	950,515	6,292,319	10,513,842	950,515	16,806,161	17,756,676	2,603,909	15,152,766	-	1997(A)
MT. PROSPECT	1,017,345	6,572,176	3,557,866	1,017,345	10,130,042	11,147,387	2,016,348	9,131,039	-	1997(A)
MUNDELEIN, S. LAKE	1,127,720	5,826,129	42,333	1,129,634	5,866,548	6,996,182	1,259,516	5,736,666	-	1998(A)
NORRIDGE	-	2,918,315	-	-	2,918,315	2,918,315	686,670	2,231,645	-	1997(A)
NAPERVILLE	669,483	4,464,998	70,678	669,483	4,535,676	5,205,159	1,011,199	4,193,960	-	1997(A)
NAPERVILLE PLAZA	239,486	-	102,631	239,486	1,255,084	1,494,570	19,362	1,475,208	-	2005(A)
OTTAWA	137,775	784,269	506,179	137,775	1,290,448	1,428,223	967,991	460,231	-	1970(C)
ORLAND PARK, S. HARLEM	476,972	2,764,775	1,178,170	476,972	3,942,945	4,419,917	731,273	3,688,644	-	1998(A)
OAK LAWN	1,530,111	8,776,631	246,192	1,530,111	9,022,823	10,552,934	2,044,022	8,508,912	14,142,584	1997(A)
OAKBROOK TERRACE	1,527,188	8,679,108	2,972,827	1,527,188	11,651,935	13,179,123	2,251,462	10,927,661	-	1997(A)
PEORIA	-	5,081,290	2,372,084	-	7,453,374	7,453,374	1,425,092	6,028,282	-	1997(A)
FREESTATE BOWL	343,723	1,129,198	(311,854)	252,723	998,099	1,250,822	267,229	983,593	-	2003(A)
ROUND LAKE BEACH PLAZA	790,129	1,634,148	230,085	790,129	1,864,232	2,654,361	64,060	2,590,302	-	2005(A)
SKOKIE	-	2,276,360	9,488,383	2,628,440	9,136,303	11,764,743	1,344,855	10,419,888	7,653,438	1997(A)
KRC STREAMWOOD	181,962	1,057,740	181,885	181,962	1,239,625	1,421,587	246,599	1,174,988	-	1998(A)
WOODGROVE FESTIVAL	5,049,149	20,822,993	1,839,352	5,049,149	22,662,345	27,711,494	4,876,207	22,835,288	-	1998(A)
WAUKEGAN	203,427	1,161,847	37,012	203,772	1,198,514	1,402,286	240,147	1,162,139	-	1998(A)
WAUKEGAN PLAZA	349,409	883,975	137,657	349,409	1,021,632	1,371,041	12,609	1,358,431	-	2005(A)
PLAZA EAST	1,236,149	4,944,597	2,820,843	1,140,849	7,860,740	9,001,589	1,947,136	7,054,453	-	1995(A)
GREENWOOD	423,371	1,883,421	1,810,529	423,371	3,693,950	4,117,321	2,385,117	1,732,204	-	1970(C)
GRIFFITH	-	2,495,820	981,912	1,001,100	2,476,632	3,477,732	593,845	2,883,887	-	1997(A)
LAFAYETTE	230,402	1,305,943	158,525	230,402	1,464,468	1,694,870	1,493,542	201,328	-	1971(C)
LAFAYETTE	812,810	3,252,269	3,915,570	2,379,198	5,601,451	7,980,649	937,481	7,043,168	-	1997(A)
KIMCO LAFAYETTE MARKET PLACE	4,184,000	16,752,165	243,806	4,184,000	16,995,971	21,179,971	3,827,418	17,352,553	-	1998(A)
KRC MISHAWAKA 895	378,088	1,999,079	642	378,730	1,999,079	2,377,809	430,561	1,947,248	-	1998(A)
MERRILLVILLE PLAZA	197,415	765,630	105,180	197,415	870,810	1,068,225	13,444	1,054,781	-	2005(A)
SOUTH BEND, S. HIGH ST.	183,463	1,070,401	196,858	183,463	1,267,259	1,450,722	249,032	1,201,690	-	1998(A)
OVERLAND PARK	1,183,911	6,335,308	142,374	1,185,906	6,475,687	7,661,593	1,352,678	6,308,915	-	1998(A)
BELLEVUE	405,217	1,743,573	138,965	405,217	1,882,538	2,287,755	1,788,306	499,449	-	1976(A)
FLORENCE PLAZA	176,796	678,383	61,761	176,796	740,144	916,941	15,260	901,680	-	2005(A)
LEXINGTON	1,675,031	6,848,209	5,179,737	1,551,079	12,151,898	13,702,977	3,972,287	9,730,690	-	1993(A)
PADUCAH MALL, KY	-	1,047,281	(123,196)	-	924,085	924,085	287,189	636,896	-	1998(A)
HAMMOND AIR PLAZA	3,813,873	15,260,609	1,700,209	3,813,873	16,960,818	20,774,691	4,008,532	16,766,159	-	1997(A)
KIMCO HOUMA 274, LLC	1,980,000	7,945,784	146,784	1,980,000	8,092,568	10,072,568	1,483,146	8,589,422	-	1999(A)
LAFAYETTE	2,115,000	8,508,218	9,209,638	3,678,274	16,154,581	19,832,856	3,396,792	16,436,064	-	1997(A)
GREAT BARRINGTON	642,170	2,547,830	7,042,117	751,124	9,480,993	10,232,117	2,306,238	7,925,879	-	1994(A)
SHREWSBURY SHOPPING CENTER	1,284,168	5,284,853	4,506,918	1,284,168	9,791,771	11,075,939	1,426,249	9,649,690	-	2000(A)
CLUB CENTRE AT PIKESVILLE	1,630,003	5,354,041	(67,088)	1,626,003	5,716,588	7,342,591	963,013	6,379,578	4,925,190	2003(A)
WILDE LAKE	1,468,038	5,869,862	93,315	1,468,038	5,963,177	7,431,214	730,641	6,700,574	-	2002(A)
LYNX LANE	1,019,035	4,091,894	85,071	1,019,035	4,176,965	5,196,000	530,563	4,665,437	-	2002(A)
CLINTON BANK BUILDING	141,964	466,369	(200,070)	82,964	362,370	445,335	145,003	300,331	-	2003(A)
CLINTON BOWL	39,779	130,716	(6,141)	38,779	135,963	174,742	62,263	112,479	-	2003(A)
VILLAGES AT URBANA	3,190,074	6,067	8,562,954	4,828,774	6,930,322	11,759,096	-	11,759,096	-	2003(A)
GAITHERSBURG	244,890	6,787,534	264,386	244,890	7,051,920	7,296,810	1,263,721	6,033,089	-	1999(A)
HAGERSTOWN	541,389	2,165,555	2,064,346	541,389	4,229,901	4,771,290	2,310,698	2,460,592	-	1973(C)
SHAWAN PLAZA	4,500,000	21,859,285	(2,815,081)	4,466,000	20,764,459	25,230,459	3,111,073	22,119,386	12,783,946	2003(A)
LAUREL	349,562	1,398,250	1,017,085	349,562	2,415,335	2,764,897	829,917	1,934,980	-	1995(A)
LAUREL	274,580	1,100,968	283,421	274,580	1,384,389	1,658,969	1,238,294	420,675	-	1972(C)
SOUTHWEST MIXED USE PROPERTY	403,034	1,325,126	173,667	361,034	1,646,035	2,007,069	648,604	1,358,465	-	2003(A)
NORTH EAST STATION	-	-	869,385	869,385	-	869,385	-	869,385	-	2003(A)
OWINGS MILLS PLAZA	303,911	1,370,221	42,483	303,911	1,412,704	1,716,615	33,707	1,682,908	-	2005(A)
PERRY HALL	3,733,309	12,245,774	(843,035)	3,339,309	11,839,740	15,179,048	2,002,237	13,176,811	5,274,165	2003(A)
TIMONIUM SHOPPING CENTER	6,000,000	24,282,998	6,897,299	7,331,195	32,185,642	39,516,837	7,410,134	32,106,703	9,165,899	2003(A)
WALDORF BOWL	225,099	739,362	25,548	235,099	813,688	1,048,787	151,905	896,882	-	2003(A)
WALDORF FIRESTONE	73,127	240,625	(54,099)	57,127	221,621	278,748	42,958	235,791	-	2003(A)
BANGOR, ME	403,833	1,622,331	93,752	403,833	1,716,083	2,119,916	219,039	1,900,878	-	2001(A)
MALLSIDE PLAZA	6,930,996	16,172,325	-	6,930,996	17,650,938	24,581,935	476,784	24,105,150	-	2006(A)
CLAWSON	1,624,771	6,578,142	2,788,198	1,624,771	9,366,340	10,991,111	2,846,947	8,144,164	-	1993(A)
WHITE LAKE	2,300,050	9,249,607	1,684,082	2,300,050	10,933,689	13,233,739	2,915,470	10,318,269	-	1996(A)
CANTON TWP PLAZA	163,740	926,150	334,254	163,740	1,260,403	1,424,144	19,293	1,404,851	-	2005(A)
CLINTON TWP PLAZA	175,515	714,279	56,952	175,515	771,231	946,746	22,230	924,516	-	2005(A)
DEARBORN HEIGHTS PLAZA	162,319	497,791	(59,383)	135,889	464,839	600,728	12,450	588,278	-	2005(A)
FARMINGTON	1,098,426	4,525,723	2,889,118	1,098,426	7,414,841	8,513,267	2,090,319	6,422,948	-	1993(A)
GRAND RAPIDS PLAZA	74,898	429,076	34,050	74,898	463,126	538,025	30,959	507,065	-	2005(A)
LIVONIA	178,785	925,818	812,303	178,785	1,738,121	1,916,906	763,546	1,153,360	-	1968(C)

KIMCO REALTY CORPORATION AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2006

	INITIAL COST
PROPERTIES	LAND	BUILDING AND IMPROVEMENT	SUBSEQUENT TO ACQUISITION	LAND	BUILDINGS AND IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	TOTAL COST, NET OF ACCUMULATED DEPRECIATION	ENCUMBRANCES	DATE OF CONSTRUCTION (C) ACQUISITION (A)

LANSING PLAZA	245,014	406,349	102,534	245,014	508,883	753,897	11,032	742,865	-	2005(A)
MUSKEGON	391,500	958,500	825,035	391,500	1,783,535	2,175,035	1,488,281	686,754	-	1985(A)
OKEMOS PLAZA	166,706	591,193	134,569	166,706	725,762	892,468	10,032	882,436	1,094,978	2005(A)
TAYLOR	1,451,397	5,806,263	275,289	1,451,397	6,081,552	7,532,949	2,012,126	5,520,824	-	1993(A)
WALKER	3,682,478	14,730,060	1,919,480	3,682,478	16,649,540	20,332,018	5,297,052	15,034,966	-	1993(A)
EDEN PRAIRIE PLAZA	882,596	911,373	132,722	882,596	1,044,094	1,926,690	23,756	1,902,934	-	2005(A)
FOUNTAINS AT ARBOR LAKES	28,585,296	66,699,024	-	28,585,296	72,797,220	101,382,516	-	101,382,516	-	2006(A)
ROSEVILLE PLAZA	132,842	957,340	257,487	132,842	1,214,827	1,347,669	19,734	1,327,936	-	2005(A)
ST. PAUL PLAZA	699,916	623,966	149,427	699,916	773,393	1,473,310	12,469	1,460,841	-	2005(A)
BRIDGETON	-	2,196,834	-	-	2,196,834	2,196,834	521,075	1,675,759	-	1997(A)
CREVE COEUR, WOODCREST/OLIVE	1,044,598	5,475,623	615,905	960,813	6,175,312	7,136,126	1,306,574	5,829,551	-	1998(A)
CRYSTAL CITY, MI	-	234,378	-	-	234,378	234,378	49,199	185,179	-	1997(A)
INDEPENDENCE, NOLAND DR.	1,728,367	8,951,101	106,779	1,731,300	9,054,947	10,786,247	1,946,308	8,839,939	-	1998(A)
NORTH POINT SHOPPING CENTER	1,935,380	7,800,746	243,325	1,935,380	8,044,071	9,979,451	1,642,062	8,337,389	6,876,989	1998(A)
KIRKWOOD	-	9,704,005	10,644,466	-	20,348,471	20,348,471	4,499,026	15,849,445	-	1998(A)
KANSAS CITY	574,777	2,971,191	246,276	574,777	3,217,467	3,792,244	741,642	3,050,603	-	1997(A)
LEMAY	125,879	503,510	3,271,994	451,155	3,450,228	3,901,383	642,690	3,258,693	-	1974(C)
GRAVOIS	1,032,416	4,455,514	10,766,773	1,032,416	15,222,287	16,254,703	6,011,879	10,242,825	-	1972(C)
ST. CHARLES-UNDERDEVELOPED LAND, MO	431,960	-	1,190,814	863,920	758,855	1,622,774	112,813	1,509,961	-	1998(A)
SPRINGFIELD	2,745,595	10,985,778	5,020,854	2,904,022	15,848,205	18,752,227	4,258,397	14,493,830	-	1994(A)
KMART PARCEL	905,674	3,666,386	4,933,942	905,674	8,600,328	9,506,002	929,021	8,576,981	2,711,372	2002(A)
KRC ST. CHARLES	-	550,204	-	-	550,204	550,204	112,862	437,341	-	1998(A)
ST. LOUIS, CHRISTY BLVD.	809,087	4,430,514	1,574,193	809,087	6,004,707	6,813,794	1,067,753	5,746,041	-	1998(A)
OVERLAND	-	4,928,677	723,008	-	5,651,685	5,651,685	1,228,803	4,422,882	-	1997(A)
ST. LOUIS	-	5,756,736	509,242	-	6,265,978	6,265,978	1,431,399	4,834,579	-	1997(A)
ST. LOUIS	-	2,766,644	93,298	-	2,859,942	2,859,942	665,321	2,194,621	-	1997(A)
ST. PETERS	1,182,194	7,423,459	6,973,151	1,053,694	14,525,110	15,578,804	4,272,381	11,306,423	-	1997(A)
SPRINGFIELD,GLENSTONE AVE.	-	608,793	1,706,851	-	2,315,644	2,315,644	364,074	1,951,570	-	1998(A)
KDI-TURTLE CREEK	11,535,281	-	30,998,666	9,429,577	31,281,970	40,711,547	-	40,711,547	30,866,914	2004(C)
BURLINGTON COMMERCE PARK	1,330,894	-	(237,042)	1,093,852	-	1,093,852	-	1,093,852	-	2003(C)
CHARLOTTE	919,251	3,570,981	1,056,129	919,251	4,627,110	5,546,361	1,318,718	4,227,642	-	1995(A)
CHARLOTTE	1,783,400	7,139,131	738,843	1,783,400	7,877,974	9,661,374	2,562,894	7,098,480	-	1993(A)
TYVOLA RD.	-	4,736,345	5,357,991	-	10,094,336	10,094,336	5,526,506	4,567,831	-	1986(A)
CROSSROADS PLAZA	767,864	3,098,881	-	767,864	3,098,881	3,866,744	437,130	3,429,615	-	2000(A)
KIMCO CARY 696, INC.	2,180,000	8,756,865	405,993	2,256,799	9,086,059	11,342,858	2,005,422	9,337,436	-	1998(A)
DURHAM	1,882,800	7,551,576	1,318,543	1,882,800	8,870,119	10,752,919	2,338,380	8,414,539	-	1996(A)
LANDMARK STATION S.C.	1,200,000	4,808,785	264,027	1,200,000	5,072,812	6,272,812	928,968	5,343,844	-	1999(A)
HILLSBOROUGH CROSSING	2,750,820	-	(2,231,425)	519,395	-	519,395	-	519,395	-	2003(A)
SHOPPES AT MIDWAY PLANTATION	6,681,212	-	17,215,720	6,393,384	24,451,025	30,844,409	-	30,844,409	25,526,045	2005(C)
RALEIGH	5,208,885	20,885,792	9,177,798	5,208,885	30,063,590	35,272,475	7,509,272	27,763,203	-	1993(A)
WAKEFIELD COMMONS II	6,506,450	-	(3,237,167)	2,357,636	911,647	3,269,283	-	3,269,283	-	2001(C)
WAKEFIELD CROSSINGS	3,413,932	-	(2,655,215)	591,362	167,355	758,717	-	758,717	-	2001(C)
EDGEWATER PLACE	3,150,000	-	8,508,755	3,062,768	8,595,987	11,658,755	-	11,658,755	9,313,298	2003(C)
WINSTON-SALEM	540,667	719,655	5,064,520	540,667	5,784,175	6,324,842	2,330,546	3,994,295	-	1969(C)
SORENSON PARK PLAZA	5,104,294	-	21,186,765	4,484,739	32,665,176	37,149,915	-	37,149,915	-	2005(C)
NEW LONDON CENTER	4,323,827	10,088,930	85,815	4,323,827	11,097,161	15,420,988	443,828	14,977,160	-	2005(A)
ROCKINGHAM	2,660,915	10,643,660	10,368,382	2,660,915	21,012,042	23,672,957	5,569,404	18,103,553	-	1994(A)
BRIDGEWATER NJ	1,982,481	(3,666,959)	3,443,995	1,982,481	5,200,423	7,182,904	2,168,623	5,014,282	-	1998(C)
BAYONNE BROADWAY	1,434,737	3,347,719	-	1,434,737	6,149,103	7,583,839	383,994	7,199,846	-	2004(A)
BRICKTOWN PLAZA	344,884	1,008,941	-	344,884	1,008,941	1,353,826	29,050	1,324,775	-	2005(A)
BRIDGEWATER PLAZA	350,705	1,361,524	101,306	350,705	1,462,830	1,813,535	36,161	1,777,374	-	2005(A)
CHERRY HILL	2,417,583	6,364,094	1,315,749	2,417,583	7,679,843	10,097,426	4,628,717	5,468,709	-	1985(C)
MARLTON PIKE	-	4,318,534	-	-	4,318,534	4,318,534	1,144,227	3,174,307	-	1996(A)
CINNAMINSON	652,123	2,608,491	2,617,003	652,123	5,225,494	5,877,617	1,215,918	4,661,699	-	1996(A)
DEBTFORD PLAZA	221,316	962,891	3,809,954	930,785	4,063,377	4,994,162	20,590	4,973,572	-	2005(A)
HILLSBOROUGH	11,886,809	-	(6,880,755)	5,006,054	-	5,006,054	-	5,006,054	-	2001(C)
HOLMDEL TOWNE CENTER	10,824,624	43,301,494	920,225	10,824,624	44,221,719	55,046,343	4,509,215	50,537,128	-	2002(A)
HOLMDEL COMMONS	16,537,556	38,759,952	173,617	16,537,556	42,355,514	58,893,070	4,029,333	54,863,737	-	2004(A)
HOWELL PLAZA	311,384	1,143,159	372,545	311,384	1,515,704	1,827,088	32,321	1,794,767	-	2005(A)
KENVILLE PLAZA	385,907	1,209,864	913	385,907	1,210,777	1,596,684	47,324	1,549,360	-	2005(A)
STRAUSS DISCOUNT AUTO	1,225,294	91,203	1,528,655	1,228,794	1,616,358	2,845,153	138,195	2,706,957	-	2002(A)
NORTH BRUNSWICK	3,204,978	12,819,912	13,855,228	3,204,978	26,675,140	29,880,118	7,060,995	22,819,123	-	1994(A)
PISCATAWAY TOWN CENTER	3,851,839	15,410,851	304,718	3,851,839	15,715,569	19,567,408	3,426,430	16,140,978	-	1998(A)
RIDGEWOOD	450,000	2,106,566	991,591	450,000	3,098,157	3,548,157	821,885	2,726,272	-	1993(A)
SEA GIRT PLAZA	457,039	1,308,010	126,595	457,039	1,434,605	1,891,644	26,019	1,865,624	-	2005(A)
WESTMONT	601,655	2,404,604	9,714,226	601,655	12,118,830	12,720,485	2,895,750	9,824,735	-	1994(A)
WEST LONG BRANCH PLAZA	64,976	1,700,782	134,157	64,976	1,834,939	1,899,915	9,021	1,890,894	-	2005(A)
SYCAMORE PLAZA	1,404,443	5,613,270	258,749	1,404,443	5,872,019	7,276,462	1,391,821	5,884,641	-	1998(A)
PLAZA PASEO DEL-NORTE	4,653,197	18,633,584	408,760	4,653,197	19,042,344	23,695,541	4,193,272	19,502,268	-	1998(A)

KIMCO REALTY CORPORATION AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2006

	INITIAL COST
PROPERTIES	LAND	BUILDING AND IMPROVEMENT	SUBSEQUENT TO ACQUISITION	LAND	BUILDINGS AND IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	TOTAL COST, NET OF ACCUMULATED DEPRECIATION	ENCUMBRANCES	DATE OF CONSTRUCTION (C) ACQUISITION (A)

JUAN TABO, ALBUQUERQUE	1,141,200	4,566,817	293,273	1,141,200	4,860,090	6,001,290	1,033,782	4,967,508	-	1998(A)
COMP USA CENTER	2,581,908	5,798,092	-	2,581,908	6,199,596	8,781,504	1,093,128	7,688,376	3,625,367	2006(A)
DEL MONTE PLAZA	2,489,429	5,590,415	-	2,489,429	5,609,915	8,099,344	250,528	7,848,817	4,780,807	2006(A)
KEY BANK BUILDING	1,500,000	40,834,553	-	1,500,000	40,834,553	42,334,553	890,898	41,443,656	34,728,563	2006(A)
BRIDGEHAMPTON	1,811,752	3,107,232	23,212,279	1,811,752	26,319,511	28,131,263	10,736,369	17,394,893	-	1972(C)
TWO GUYS AUTO GLASS	105,497	436,714	-	105,497	436,714	542,211	41,964	500,247	-	2003(A)
GENOVESE DRUG STORE	564,097	2,268,768	-	564,097	2,268,768	2,832,865	218,446	2,614,419	-	2003(A)
KINGS HIGHWAY	2,743,820	6,811,268	91,934	2,743,820	7,681,681	10,425,501	639,118	9,786,383	2,995,114	2004(A)
HOMEPORT-RALPH AVENUE	4,414,466	11,339,857	29,407	4,414,466	14,416,868	18,831,334	910,281	17,921,053	6,423,450	2004(A)
BAYRIDGE	2,569,768	6,251,197	7,910	2,569,768	12,419,230	14,988,997	740,373	14,248,625	4,063,657	2004(A)
BELLMORE	1,272,269	3,183,547	-	1,272,269	3,565,350	4,837,619	268,517	4,569,102	994,679	2004(A)
STRAUSS CASTLE HILL PLAZA	310,864	725,350	0	310,864	967,178	1,278,042	38,435	1,239,607	-	2005(A)
STRAUSS UTICA AVENUE	347,633	811,144	-	347,633	1,081,575	1,429,208	42,982	1,386,226	-	2005(A)
MARKET AT BAY SHORE	12,359,621	30,707,802	-	12,359,621	33,344,521	45,704,142	1,228,332	44,475,810	15,743,692	2006(A)
KING KULLEN PLAZA	5,968,082	23,243,404	872,739	5,968,082	24,116,143	30,084,225	5,792,380	24,291,846	-	1998(A)
KDI-CENTRAL ISLIP TOWN CENTER	13,733,950	1,266,050	(4,055,273)	5,088,852	5,855,875	10,944,727	-	10,944,727	9,380,000	2004(C)
PATHMARK SC	6,714,664	17,359,161	-	6,714,664	18,791,623	25,506,287	426,342	25,079,945	7,556,933	2006(A)
ELMONT	3,011,658	7,606,066	12,500	3,011,658	9,791,389	12,803,047	711,448	12,091,599	3,674,675	2004(A)
ELMONT PLAZA	-	230,118	2,097,597	-	2,327,715	2,327,715	-	2,327,715	-	2005(A)
FRANKLIN SQUARE	1,078,541	2,516,581	-	1,078,541	5,148,300	6,226,841	317,098	5,909,742	-	2004(A)
HAMPTON BAYS	1,495,105	5,979,320	200,028	1,495,105	6,179,348	7,674,453	3,295,931	4,378,522	-	1989(A)
HICKSVILLE	3,542,739	8,266,375	-	3,542,739	9,346,754	12,889,493	689,168	12,200,325	-	2004(A)
STRAUSS LIBERTY AVENUE	305,969	713,927	-	305,969	952,623	1,258,592	37,112	1,221,479	-	2005(A)
DOUGLASTON SHOPPING CENTER	3,277,254	13,161,218	54,282	3,277,254	13,215,500	16,492,754	1,268,659	15,224,095	-	2003(A)
STRAUSS MERRICK BLVD	450,582	1,051,359	-	450,582	1,402,872	1,853,454	55,750	1,797,704	-	2005(A)
MANHASSET VENTURE LLC	4,567,003	19,165,808	25,643,839	4,421,939	44,954,711	49,376,650	6,967,831	42,408,819	-	1999(A)
MASPETH QUEENS-DUANE READE	1,872,013	4,827,940	-	1,872,013	5,759,126	7,631,139	395,421	7,235,718	2,919,604	2004(A)
MASSAPEQUA	1,880,816	4,388,549	10,400	1,880,816	5,340,410	7,221,226	430,160	6,791,066	-	2004(A)
STRAUSS EAST 14TH STREET	1,455,653	3,396,523	-	1,455,653	4,523,534	5,979,187	176,226	5,802,961	-	2005(A)
367-369 BLEEKER STREET	1,425,000	4,958,097	(1,015,820)	1,051,787	4,315,490	5,367,277	114,105	5,253,172	1,208,509	2004(A)
92 PERRY STREET	2,106,250	6,318,750	1,079,222	2,106,250	7,397,972	9,504,222	313,184	9,191,038	6,850,000	2005(A)
37 GREENWICH STREET	800,000	2,400,000	820,652	800,000	3,220,652	4,020,652	164,164	3,856,488	2,208,125	2005(A)
82 CHRISTOPHER STREET	972,813	2,974,676	262,894	972,813	3,237,570	4,210,382	88,521	4,121,861	3,080,995	2005(A)
625 BROADWAY	11,171,756	26,107,291	-	11,171,756	26,107,291	37,279,047	642,577	36,636,470	27,750,000	2006(A)
387 BLEEKER STREET	925,875	3,072,608	-	925,875	3,072,608	3,998,483	67,252	3,931,232	2,960,000	2006(A)
19 GREENWICH STREET	1,262,500	3,930,801	-	1,262,500	3,930,801	5,193,301	32,287	5,161,014	4,040,000	2006(A)
PREF. EQUITY 100 VANDAM	5,125,000	16,143,321	-	5,125,000	16,143,321	21,268,321	70,086	21,198,235	16,400,000	2006(A)
AMERICAN MUFFLER SHOP	76,056	325,567	-	76,056	325,567	401,624	31,216	370,408	-	2003(A)
PLAINVIEW	263,693	584,031	9,737,515	263,693	10,321,546	10,585,239	3,865,239	6,720,000	-	1969(C)
POUGHKEEPSIE	876,548	4,695,659	12,592,263	876,548	17,287,922	18,164,470	6,602,635	11,561,835	-	1972(C)
STRAUSS JAMAICA AVENUE	1,109,714	2,589,333	-	1,109,714	3,185,511	4,295,225	124,032	4,171,193	-	2005(A)
SYOSSET, NY	106,655	76,197	1,572,763	106,655	1,542,305	1,648,960	743,561	905,398	-	1990(C)
STATEN ISLAND	2,280,000	9,027,951	5,111,389	2,280,000	14,139,340	16,419,340	6,584,158	9,835,182	-	1989(A)
STATEN ISLAND	2,940,000	11,811,964	979,416	3,148,424	12,582,956	15,731,380	2,871,010	12,860,370	1,026,036	1997(A)
STATEN ISLAND PLAZA	5,600,744	6,788,460	206,870	5,600,744	6,995,330	12,596,073	63,076	12,532,997	-	2005(A)
HYLAN PLAZA	28,723,536	38,232,267	-	28,723,536	71,565,974	100,289,510	3,737,195	96,552,315	-	2006(A)
STOP N SHOP STATEN ISLAND	4,558,592	10,441,408	-	4,558,592	10,597,256	15,155,848	761,060	14,394,788	-	2005(A)
WEST GATES	1,784,718	9,721,970	(2,043,308)	1,784,718	7,678,662	9,463,380	3,151,151	6,312,228	-	1993(A)
WHITE PLAINS	1,777,775	4,453,894	92,200	1,777,775	6,461,999	8,239,774	556,070	7,683,704	3,660,577	2004(A)
YONKERS	871,977	3,487,909	-	871,977	3,487,909	4,359,886	1,028,858	3,331,028	-	1998(A)
STRAUSS ROMAINE AVENUE	782,459	1,825,737	-	782,459	2,436,158	3,218,617	96,813	3,121,804	-	2005(A)
AKRON WATERLOO	437,277	1,912,222	4,113,885	437,277	6,026,107	6,463,384	2,432,440	4,030,944	-	1975(C)
WEST MARKET ST.	560,255	3,909,430	230,155	560,255	4,139,585	4,699,840	2,289,775	2,410,065	-	1999(A)
BARBERTON	505,590	1,948,135	3,326,621	505,590	5,274,756	5,780,346	2,226,968	3,553,378	-	1972(C)
BRUNSWICK	771,765	6,058,560	852,717	771,765	6,911,277	7,683,042	5,734,804	1,948,238	-	1975(C)
BEAVERCREEK	635,228	3,024,722	3,082,832	635,228	6,107,554	6,742,782	4,121,534	2,621,249	-	1986(A)
CANTON	792,985	1,459,031	4,695,392	792,985	6,154,423	6,947,408	3,816,062	3,131,346	-	1972(C)
CAMBRIDGE	-	1,848,195	944,192	473,060	2,319,327	2,792,387	1,970,902	821,485	-	1973(C)
MORSE RD.	835,386	2,097,600	2,755,845	835,386	4,853,445	5,688,831	2,533,696	3,155,135	-	1988(A)
HAMILTON RD.	856,178	2,195,520	3,844,831	856,178	6,040,351	6,896,529	2,988,260	3,908,269	-	1988(A)
OLENTANGY RIVER RD.	764,517	1,833,600	2,340,830	764,517	4,174,430	4,938,947	2,607,867	2,331,080	-	1988(A)
W. BROAD ST.	982,464	3,929,856	3,177,920	969,804	7,120,436	8,090,240	3,472,437	4,617,803	-	1988(A)
RIDGE ROAD	1,285,213	4,712,358	10,596,361	1,285,213	15,308,719	16,593,932	3,704,743	12,889,189	-	1992(A)
GLENWAY AVE	530,243	3,788,189	527,010	530,243	4,315,198	4,845,441	2,400,385	2,445,056	-	1999(A)
SPRINGDALE	3,205,653	14,619,732	5,281,146	3,205,653	19,900,878	23,106,531	8,429,273	14,677,258	-	1992(A)
GLENWAY CROSSING	699,359	3,112,047	1,232,339	699,359	4,344,386	5,043,745	606,756	4,436,989	-	2000(A)
HIGHLAND RIDGE PLAZA	1,540,000	6,178,398	141,991	1,540,000	6,320,389	7,860,389	1,144,372	6,716,017	-	1999(A)
HIGHLAND PLAZA	702,074	667,463	62,771	702,074	730,234	1,432,308	16,045	1,416,263	-	2005(A)
MONTGOMERY PLAZA	530,893	1,302,656	101,300	530,893	1,403,956	1,934,849	37,625	1,897,224	-	2005(A)

KIMCO REALTY CORPORATION AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2006

	INITIAL COST
PROPERTIES	LAND	BUILDING AND IMPROVEMENT	SUBSEQUENT TO ACQUISITION	LAND	BUILDINGS AND IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	TOTAL COST, NET OF ACCUMULATED DEPRECIATION	ENCUMBRANCES	DATE OF CONSTRUCTION (C) ACQUISITION (A)

SHILOH SPRING RD.	-	1,735,836	2,115,145	-	3,850,981	3,850,981	2,471,209	1,379,772	-	1969(C)
OAKCREEK	1,245,870	4,339,637	4,247,233	1,245,870	8,586,870	9,832,740	4,835,711	4,997,029	-	1984(A)
SALEM AVE.	665,314	347,818	5,427,664	665,314	5,775,482	6,440,796	2,775,623	3,665,173	-	1988(A)
KETTERING	1,190,496	4,761,984	681,244	1,190,496	5,443,228	6,633,724	2,961,406	3,672,318	-	1988(A)
KENT, OH	6,254	3,028,914	-	6,254	3,028,914	3,035,168	1,382,403	1,652,766	-	1999(A)
KENT	2,261,530	-	-	2,261,530	-	2,261,530	-	2,261,530	-	1995(A)
MENTOR	503,981	2,455,926	2,141,841	480,945	4,620,804	5,101,748	2,115,976	2,985,773	-	1987(A)
MIDDLEBURG HEIGHTS	639,542	3,783,096	1,794,990	639,542	5,578,085	6,217,627	2,339,453	3,878,174	-	1999(A)
MENTOR ERIE COMMONS.	2,234,474	9,648,000	5,226,308	2,234,474	14,874,308	17,108,782	6,185,190	10,923,593	-	1988(A)
MALLWOODS CENTER	294,232	-	(496,786)	294,232	1,184,543	1,478,775	126,755	1,352,020	-	1999(C)
NORTH OLMSTED	626,818	3,712,045	35,000	626,818	3,747,045	4,373,862	1,941,540	2,432,323	-	1999(A)
ORANGE OHIO	3,783,875	-	(2,494,268)	921,704	367,904	1,289,608	-	1,289,608	-	2001(C)
UPPER ARLINGTON	504,256	2,198,476	8,858,290	1,255,544	10,305,478	11,561,022	6,069,265	5,491,757	-	1969(C)
WICKLIFFE	610,991	2,471,965	1,412,913	610,991	3,884,878	4,495,869	1,069,035	3,426,834	-	1995(A)
CHARDON ROAD	481,167	5,947,751	2,116,096	481,167	8,063,846	8,545,014	2,891,592	5,653,422	-	1999(A)
WESTERVILLE	1,050,431	4,201,616	7,674,134	1,050,431	11,875,750	12,926,181	4,357,398	8,568,783	-	1988(A)
EDMOND	477,036	3,591,493	8,900	477,036	3,600,393	4,077,429	819,267	3,258,162	-	1997(A)
CENTENNIAL PLAZA	4,650,634	18,604,307	1,195,555	4,650,634	19,799,862	24,450,496	4,473,623	19,976,873	-	1998(A)
TULSA	20,038	80,101	11,500	20,038	91,601	111,639	31,540	80,099	-	1996(A)
KDI-MCMINNVILLE	4,062,327	-	15,575	4,062,327	15,575	4,077,902	-	4,077,902	-	2006(C)
ALLEGHENY	-	30,061,177	59,094	-	30,120,271	30,120,271	1,787,030	28,333,241	-	2004(A)
CHIPPEWA	2,881,525	11,526,101	153,289	2,881,525	11,679,390	14,560,916	2,076,287	12,484,629	10,133,416	2000(A)
BROOKHAVEN PLAZA	254,694	973,318	95,158	254,694	1,068,476	1,323,170	20,978	1,302,192	-	2005(A)
CARNEGIE	-	3,298,908	17,747	-	3,316,655	3,316,655	595,297	2,721,358	-	1999(A)
CENTER SQUARE	731,888	2,927,551	1,105,299	731,888	4,032,850	4,764,738	1,103,925	3,660,813	-	1996(A)
CHAMBERSBURG CROSSING	9,090,288	-	12,228,092	9,090,288	12,228,092	21,318,381	-	21,318,381	-	2006(C)
WEST MIFFLIN	475,815	1,903,231	724,416	475,815	2,627,647	3,103,462	822,617	2,280,845	-	1993(A)
EAST STROUDSBURG	1,050,000	2,372,628	1,130,354	1,050,000	3,502,982	4,552,982	2,778,903	1,774,079	-	1973(C)
EXTON	176,666	4,895,360	-	176,666	4,895,360	5,072,026	878,655	4,193,372	-	1999(A)
EXTON	731,888	2,927,551	-	731,888	2,927,551	3,659,439	775,677	2,883,762	-	1996(A)
EASTWICK	889,001	2,762,888	3,074,728	889,001	6,228,275	7,117,276	1,485,463	5,631,813	4,424,640	1997(A)
EXTON PLAZA	294,378	1,404,778	543,604	294,378	1,948,382	2,242,761	22,247	2,220,513	-	2005(A)
FEASTERVILLE	520,521	2,082,083	38,692	520,521	2,120,775	2,641,296	549,352	2,091,944	-	1996(A)
GETTYSBURG	74,626	671,630	101,519	74,626	773,149	847,775	745,069	102,706	-	1986(A)
HARRISBURG, PA	452,888	6,665,238	3,929,363	452,888	10,594,600	11,047,488	4,940,524	6,106,964	-	2002(A)
HAMBURG	439,232	-	2,023,428	494,982	1,967,677	2,462,660	239,992	2,222,667	2,468,267	2000(C)
HAVERTOWN	731,888	2,927,551	73,609	731,888	3,001,160	3,733,048	775,677	2,957,371	-	1996(A)
NORRISTOWN	686,134	2,664,535	3,417,876	774,084	5,994,461	6,768,545	3,625,355	3,143,190	-	1984(A)
NEW KENSINGTON	521,945	2,548,322	676,040	521,945	3,224,362	3,746,307	2,800,815	945,492	-	1986(A)
PHILADELPHIA	731,888	2,927,551	-	731,888	2,927,551	3,659,439	775,677	2,883,762	-	1996(A)
GALLERY, PHILADELPHIA PA	-	-	258,931	-	258,931	258,931	9,154	249,777	-	1996(A)
PHILADELPHIA PLAZA	209,197	1,373,843	66,856	209,197	1,440,699	1,649,896	40,827	1,609,068	-	2005(A)
STRAUSS WASHINGTON AVENUE	424,659	990,872	-	424,659	1,459,693	1,884,352	58,068	1,826,285	-	2005(A)
RICHBORO	788,761	3,155,044	11,865,661	976,439	14,833,027	15,809,466	6,775,418	9,034,047	-	1986(A)
SPRINGFIELD	919,998	4,981,589	1,736,014	919,998	6,717,603	7,637,601	4,684,638	2,952,964	-	1983(A)
UPPER DARBY	231,821	927,286	4,859,638	231,821	5,715,674	5,947,495	1,344,901	4,602,594	3,476,502	1996(A)
WEST MIFFLIN	1,468,341	-	-	1,468,341	-	1,468,341	-	1,468,341	-	1986(A)
WHITEHALL	-	5,195,577	9,231	-	5,204,808	5,204,808	1,376,607	3,828,201	-	1996(A)
E. PROSPECT ST.	604,826	2,755,314	317,917	604,826	3,073,231	3,678,057	2,880,268	797,789	-	1986(A)
W. MARKET ST.	188,562	1,158,307	-	188,562	1,158,307	1,346,869	1,158,307	188,562	-	1986(A)
REXVILLE TOWN CENTER	24,872,982	48,688,161	-	24,872,982	53,998,328	78,871,310	377,877	78,493,433	42,451,136	2006(A)
PLAZA CENTRO - COSTCO	3,627,973	10,752,213	-	3,627,973	11,974,834	15,602,807	795,800	14,807,006	-	2006(A)
PLAZA CENTRO - MALL	3,627,973	58,719,179	-	19,873,263	65,414,868	85,288,131	4,358,182	80,929,949	-	2006(A)
PLAZA CENTRO - RETAIL	5,935,566	16,509,748	-	5,935,566	18,384,355	24,319,921	1,220,763	23,099,158	-	2006(A)
PLAZA CENTRO - SAM'S CLUB	6,643,224	20,224,758	-	6,643,224	20,224,758	26,867,982	1,262,925	25,605,057	-	2006(A)
LOS COLOBOS - BUILDERS SQUARE	4,404,593	9,627,903	-	4,404,593	9,627,903	14,032,497	363,367	13,669,130	7,304,699	2006(A)
LOS COLOBOS - KMART	4,594,943	10,120,147	-	4,594,944	12,644,125	17,239,069	379,270	16,859,799	7,315,466	2006(A)
LOS COLOBOS I	12,890,882	26,046,669	-	12,890,882	26,046,669	38,937,551	1,640,275	37,297,276	-	2006(A)
LOS COLOBOS II	14,893,698	30,680,556	-	14,893,698	33,704,508	48,598,206	2,204,131	46,394,075	-	2006(A)
WESTERN PLAZA - MAYAQUEZ ONE	10,857,773	12,252,522	-	10,857,773	12,252,522	23,110,295	338,166	22,772,129	9,678,724	2006(A)
WESTERN PLAZA - MAYAGUEZ TWO	16,874,344	19,911,045	-	16,874,345	19,911,045	36,785,390	945,733	35,839,657	18,953,139	2006(A)
MANATI VILLA MARIA SC	2,781,446	5,673,119	-	2,781,447	6,276,755	9,058,202	315,766	8,742,436	5,213,411	2006(A)
PONCE TOWN CENTER	14,432,778	28,448,754	-	14,432,778	31,550,757	45,983,535	257,627	45,725,908	24,760,654	2006(A)
TRUJILLO ALTO PLAZA	12,053,673	24,445,858	-	12,053,673	24,445,858	36,499,532	786,770	35,712,762	15,058,522	2006(A)
MARSHALL PLAZA, CRANSTON RI	1,886,600	7,575,302	1,159,684	1,886,600	8,734,986	10,621,586	1,952,235	8,669,351	-	1998(A)
CHARLESTON	730,164	3,132,092	5,200,440	730,164	8,332,532	9,062,696	3,238,723	5,823,973	-	1978(C)
CHARLESTON	1,744,430	6,986,094	4,200,489	1,744,430	11,186,583	12,931,013	2,832,039	10,098,974	-	1995(A)
FLORENCE	1,465,661	6,011,013	124,757	1,465,661	6,135,770	7,601,431	1,456,806	6,144,625	-	1997(A)
GREENVILLE	2,209,812	8,850,864	2,728,910	2,209,812	11,579,774	13,789,586	2,095,501	11,694,084	-	1997(A)

KIMCO REALTY CORPORATION AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2006

	INITIAL COST
PROPERTIES	LAND	BUILDING AND IMPROVEMENT	SUBSEQUENT TO ACQUISITION	LAND	BUILDINGS AND IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	TOTAL COST, NET OF ACCUMULATED DEPRECIATION	ENCUMBRANCES	DATE OF CONSTRUCTION (C) ACQUISITION (A)

NORTH CHARLESTON	744,093	2,974,990	96,365	744,093	3,071,355	3,815,448	508,558	3,306,890	1,805,315	2000(A)
N. CHARLESTON	2,965,748	11,895,294	1,106,031	2,965,748	13,001,325	15,967,073	2,771,980	13,195,093	-	1997(A)
KDI-HARPETH VILLAGE SC	4,119,997	-	7,854,978	4,119,997	7,854,978	11,974,975	-	11,974,975	10,822,492	2006(C)
MADISON	-	4,133,904	2,740,302	-	6,874,206	6,874,206	4,649,731	2,224,475	-	1978(C)
HICKORY RIDGE COMMONS	596,347	2,545,033	7,624	596,347	2,552,656	3,149,004	423,641	2,725,362	-	2000(A)
TROLLEY STATION	3,303,682	13,218,740	56,327	3,303,682	13,275,067	16,578,749	2,800,969	13,777,780	10,058,782	1998(A)
RIVERGATE STATION	7,135,070	19,091,078	479,413	7,135,070	21,086,144	28,221,214	2,952,468	25,268,746	15,763,373	2004(A)
MARKET PLACE AT RIVERGATE	2,574,635	10,339,449	723,016	2,574,635	11,062,465	13,637,100	2,404,392	11,232,708	-	1998(A)
RIVERGATE, TN	3,038,561	12,157,408	2,990,848	3,038,561	15,148,256	18,186,817	2,942,825	15,243,992	-	1998(A)
CENTER OF THE HILLS, TX	2,923,585	11,706,145	643,559	2,923,585	12,349,704	15,273,289	2,643,970	12,629,319	-	1998(A)
ARLINGTON	3,160,203	2,285,377	-	3,160,203	2,285,377	5,445,580	536,234	4,909,346	-	1997(A)
DOWLEN CENTER	2,244,581	-	(1,147,870)	484,828	611,883	1,096,711	-	1,096,711	1,000	2002(C)
BURLESON	9,974,390	810,314	1,202,906	4,035,540	7,952,071	11,987,611	-	11,987,611	-	2000(C)
BAYTOWN	500,422	2,431,651	437,342	500,422	2,868,993	3,369,415	689,091	2,680,323	-	1996(A)
LAS TIENDAS PLAZA	8,678,107	-	12,845,144	8,678,107	16,055,029	24,733,136	-	24,733,136	-	2005(C)
CORPUS CHRISTI, TX	-	944,562	3,207,999	-	4,152,561	4,152,561	574,225	3,578,336	-	1997(A)
DALLAS	1,299,632	5,168,727	6,458,500	1,299,632	11,627,227	12,926,859	9,177,177	3,749,682	-	1969(C)
MONTGOMERY PLAZA	6,203,205	-	55,352,474	6,203,205	55,352,474	61,555,679	-	61,555,679	46,617,703	2003(C)
PRESTON LEBANON CROSSING	13,552,180	-	1,248,546	13,552,180	1,248,546	14,800,726	-	14,800,726	-	2006(C)
KDI-LAKE PRAIRIE TOWN CROSSING	7,897,491	-	8,700,164	7,897,491	8,700,164	16,597,655	-	16,597,655	10,547,333	2006(C)
CENTER AT BAYBROOK	6,941,017	27,727,491	3,733,191	7,063,186	31,338,513	38,401,699	6,126,072	32,275,627	-	1998(A)
HARRIS COUNTY	1,843,000	7,372,420	986,803	2,003,260	8,198,963	10,202,223	1,914,254	8,287,969	-	1997(A)
SHARPSTOWN COURT	1,560,010	6,245,807	238,807	1,560,010	6,484,613	8,044,623	1,292,762	6,751,861	5,550,073	1999(A)
CYPRESS TOWNE CENTER	6,033,932	-	1,018,165	2,609,606	4,442,490	7,052,097	-	7,052,097	-	2003(C)
SHOPS AT VISTA RIDGE	3,257,199	13,029,416	145,900	3,257,199	13,175,316	16,432,515	2,904,274	13,528,241	17,050,406	1998(A)
VISTA RIDGE PLAZA	2,926,495	11,716,483	1,959,391	2,926,495	13,675,874	16,602,369	2,850,781	13,751,588	-	1998(A)
VISTA RIDGE PHASE II	2,276,575	9,106,300	55,435	2,276,575	9,161,735	11,438,310	1,911,471	9,526,839	-	1998(A)
SOUTH PLAINES PLAZA, TX	1,890,000	7,577,145	(34,040)	1,890,000	7,543,105	9,433,105	1,725,914	7,707,191	-	1998(A)
LAKE WORTH TOWNE CROSSING	8,000,000	-	(8,065,668)	200,000	(265,668)	(65,668)	-	(65,668)	-	2003(C)
MESQUITE	520,340	2,081,356	752,043	520,340	2,833,399	3,353,739	815,589	2,538,151	-	1995(A)
MESQUITE TOWN CENTER	3,757,324	15,061,644	1,510,446	3,757,324	16,572,090	20,329,414	3,580,098	16,749,315	-	1998(A)
NEW BRAUNSFELS	840,000	3,360,000	-	840,000	3,360,000	4,200,000	302,099	3,897,901	-	2003(A)
FORUM AT OLYMPIA PARKWAY-DEV	668,781	-	(8,488,052)	-	(195,000)	(195,000)	-	(195,000)	-	1999(C)
PARKER PLAZA	7,846,946	-	-	7,846,946	-	7,846,946	-	7,846,946	-	2005(C)
PLANO	500,414	2,830,835	-	500,414	2,830,835	3,331,249	738,437	2,592,812	-	1996(A)
WEST OAKS	500,422	2,001,687	26,291	500,422	2,027,978	2,528,400	562,435	1,965,966	-	1996(A)
MARKET STREET AT WOODLANDS	10,920,168	-	95,312,000	10,920,168	95,312,000	106,232,168	-	106,232,168	72,750,000	2002(C)
OGDEN	213,818	855,275	3,642,126	874,898	4,497,401	5,372,299	1,442,037	3,930,263	-	1967(C)
COLONIAL HEIGHTS	125,376	3,476,073	32,420	125,376	3,508,493	3,633,869	631,045	3,002,824	-	1999(A)
MANASSAS	1,788,750	7,162,661	328,193	1,788,750	7,490,854	9,279,604	1,770,537	7,509,067	-	1997(A)
RICHMOND	82,544	2,289,288	280,600	82,544	2,569,889	2,652,432	301,113	2,351,319	-	1999(A)
RICHMOND	670,500	2,751,375	-	670,500	2,751,375	3,421,875	634,132	2,787,743	-	1995(A)
VALLEY VIEW SHOPPING CENTER	3,440,018	8,054,004	-	3,440,018	8,787,875	12,227,893	652,215	11,575,678	-	2004(A)
MANCHESTER SHOPPING CENTER	2,722,461	6,403,866	(3,694)	2,722,461	6,980,964	9,703,425	948,172	8,755,253	-	2004(A)
HAZEL DELL TOWNE CENTER	9,340,819	-	31,982,471	9,248,310	32,074,981	41,323,290	-	41,323,290	28,851,573	2003(C)
CHARLES TOWN	602,000	3,725,871	10,528,897	602,000	14,254,768	14,856,768	6,591,442	8,265,325	-	1985(A)
MARTINSBURG	242,634	1,273,828	628,937	242,634	1,902,765	2,145,399	1,684,421	460,978	-	1986(A)
RIVERWALK PLAZA	2,708,290	10,841,674	132,299	2,708,290	10,973,973	13,682,263	2,217,703	11,464,560	-	1999(A)
BLUE RIDGE	12,346,900	71,529,796	(2,182,806)	8,722,990	72,970,900	81,693,890	10,022,052	71,671,838	15,099,760	2005(A)
MEXICO-MEXICALI-BAJA WALMART	12,332,348	-	295,722	12,332,348	295,722	12,628,069	-	12,628,069	-	2006(C)
MEXICO- MOTOROLA	47,272,528	-	948,703	47,272,528	948,703	48,221,231	-	48,221,231	-	2006(C)
MEXICO-WAL-MART JUAREZ II	8,895,242	-	-	8,895,242	-	8,895,242	-	8,895,242	-	2006(C)
MEXICO-LINDAVISTA	19,352,453	-	3,816,316	19,352,453	3,816,316	23,168,769	-	23,168,769	-	2006(C)
MEXICO- SAN PEDRO	3,309,654	13,238,616	-	3,309,654	13,238,616	16,548,270	-	16,548,270	-	2006(A)
MEXICO-CUAUTLA	7,570,049	-	-	7,570,049	-	7,570,049	-	7,570,049	-	2006(C)
MEXICO-NUEVO LAREDO	10,627,540	-	-	10,627,540	-	10,627,540	-	10,627,540	-	2006(C)
MEXICO - PACHUCA WAL-MART	3,621,985	-	6,727,594	3,870,291	6,479,288	10,349,579	256,057	10,093,522	-	2005(C)
MEXICO-SAN LUIS POTOSI	5,787,073	6,860,642	378,729	6,152,067	6,874,377	13,026,444	627,546	12,398,898	-	2004(A)
MEXICO- SALTILLO II	11,150,023	-	20,328,926	11,365,226	20,113,723	31,478,949	158,906	31,320,043	-	2005(C)
MEXICO-PLAZA SAN JUAN	9,631,035	-	859,123	9,631,035	859,123	10,490,158	-	10,490,158	-	2006(C)
MEXICO- TECAMAC II	9,472,195	-	743,765	9,472,195	743,765	10,215,960	-	10,215,960	-	2006(C)
BALANCE OF PORTFOLIO	99,452,005	4,492,127	84,271,579	101,652,305	58,819,925	160,472,230	18,994,560	141,477,670	-	VARIOUS

				$ 1,460,714,635	$ 4,540,604,390	$ 6,001,319,025	$ 806,670,237	$ 5,194,648,788	$838,898,291

Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets, as follows:

Buildings	15 to 50 years

Fixtures, building and leasehold improvements (including certain identified intangible assets)	Terms of leases or useful lives, whichever is shorter

The aggregate cost for Federal income tax purposes was approximately $ 5.3 billion at December 31, 2006.

The changes in total real estate assets for the years ended December 31, 2006, 2005, and 2004 are as follows:

	2006	2005	2004
Balance, beginning of period	$4,560,405,547	$4,092,222,479	$4,174,664,893
Acquisitions	2,719,840,791	490,125,913	672,421,546
Improvements	505,353,494	410,280,045	195,580,447
Transfers from (to) unconsolidated joint ventures	(1,358,078,215)	(103,573,817)	(748,974,957)
Sales	(421,493,264)	(299,944,373)	(193,948,762)
Assets held for sale	(4,709,328)	(28,704,700)	(4,555,688)
Adjustment of property carrying values	—	—	(2,965,000)
Balance, end of period	$6,001,319,025	$4,560,405,547	$4,092,222,479

The changes in accumulated depreciation for the years ended December 31, 2006, 2005, and 2004 are as follows:

	2006	2005	2004
Balance, beginning of period	$740,127,307	$634,641,781	$568,988,445
Depreciation for year	138,279,032	98,591,658	96,584,738
Transfers from (to) unconsolidated joint ventures	(331,447)	27,812,350	(14,133,515)
Sales	(69,627,527)	(19,903,904)	(15,909,487)
Assets held for sale	(1,777,128)	(1,014,578)	(888,400)
Balance, end of period	$806,670,237	$740,127,307	$634,641,781

Reclassifications:

Certain Amounts in the Prior Period Have Been Reclassified in Order to Conform with the Current Period's Presentation.